Exhibit 10.1

FACILITY AGREEMENT

FACILITY AGREEMENT, dated as of November 18, 2015 (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, this “Agreement”), between the Mohegan Tribal Gaming Authority (the “Issuer”), a governmental instrumentality of The Mohegan Tribe of Indians of Connecticut, UBS AG, London Branch (“UBS”; solely for purposes of Section 6, “UBS” shall also include any Affiliates of UBS AG, London Branch, and GIFS Capital Company LLC, in each case to the extent such entities are purchasers of Notes) and solely for purposes of Sections 4 (clauses (g), (h), (i) and (m)) and 7 (clauses (h) and (i)) hereof, The Mohegan Tribe of Indians of Connecticut, a sovereign tribe recognized by the United States of America pursuant to 25 C.F.R. § 83 (the “Tribe”).

The Issuer wishes to establish a facility pursuant to which the Issuer may issue, from time to time, to UBS or its designee, senior unsecured notes, in an aggregate principal amount not to exceed $200,000,000 (the “Notes”), and UBS is willing to purchase, or cause its affiliate(s) or designee(s) to purchase, such Notes, all on and subject to the terms and conditions set forth herein.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Issuer, UBS and, solely for purposes of Sections 4 (clauses (g), (h), (i) and (m)) and 7 (clauses (h) and (i)) hereof, the Tribe, agree as follows:

1. Definitions. Terms used herein without definition have the meanings assigned to them in the Note Purchase Agreement. In addition, as used herein, the following terms have the meanings given to them below:

“Breakage Costs” means any losses, costs or expenses sustained or incurred by UBS (including, without limitation, any loss (excluding loss of anticipated profits and punitive damages), cost or expense (net of any gains, provided that the Breakage Costs shall in no event be less than zero) sustained or incurred by reason of the liquidation or redeployment of deposits or other funds acquired to purchase or hold any Notes) as a consequence of an Issuance Failure.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

“Change in Law” means (a) the adoption of any Law after the date of this Agreement, (b) any change in any Law after the date of this Agreement or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by UBS (or any lending office of UBS or by UBS’ holding company) with any request, guideline or directive (in each case whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision

(or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commission” means the U.S. Securities and Exchange Commission.

“Constitution” means the Constitution of the Tribe adopted by the Tribe and ratified by the Tribe’s members by Tribal Referendum dated April 12, 1996, as amended August 10, 2002, as amended September 6, 2003, as amended May 2, 2004, as amended November 30, 2007, as amended June 16, 2010, as amended February 23, 2014, and as it may be further amended from time to time.

“Effective Date” means the date on which all of the conditions precedent set forth in Section 3(a) hereof have been satisfied by the Issuer or waived by UBS, in its sole and absolute discretion.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Act Reports” has the meaning given to such term in Section 4(b).

“FATCA” means Sections 1471 through 1474 of the Code, as amended, enacted on the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future Treasury Regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements between the United States and any other jurisdiction entered into in connection with the foregoing (including any treaty, law, regulation or other official guidance adopted pursuant to any such intergovernmental agreement).

“Facility Documents” means, collectively, this Agreement, each Note Purchase Agreement, each Note, the Fee Letter, each Note Purchase Proposal, each Note Purchase Confirmation and each other document executed and delivered in connection herewith or therewith.

“Fee Letter” means the Fee Letter between the Issuer and UBS dated as of November 18, 2015.

“Fixed Rate” means that the relevant Notes will bear interest (and be payable) in accordance with the fixed rate interest provisions set forth in the form of Note Purchase Agreement.

“Floating Rate” means that the relevant Notes will bear interest (and be payable) in accordance with the floating rate interest provisions set forth in the form of Note Purchase Agreement.

“Gaming Authority Ordinance” means Chapter 2, Article II of the Mohegan Tribe Code, also known as Ordinance No. 95-2 of the Tribe, as enacted on July 15, 1995.

“Gaming Board” means, collectively, (a) the Mohegan Tribal Gaming Commission, (b) the Connecticut Division of Special Revenue, (c) the National Indian Gaming Commission, and (d) any other Governmental Authority that holds licensing or permit authority over gambling, gaming or casino activities conducted by the Issuer within its jurisdiction.

“Gaming Ordinance” means Chapter 2, Article III of the Mohegan Tribe Code, also known as Ordinance 94-1 of the Tribe, as enacted on July 28, 1994.

“Governmental Authority” means any federal, state, local, municipal, tribal (or any political subdivision thereof) or foreign court or governmental agency, authority, instrumentality, regulatory body (including any board of insurance, insurance department or insurance commissioner), court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government. For the avoidance of doubt, “Governmental Authority” shall include the Gaming Board.

“Issuance Failure” has the meaning given to such term in Section 2(d).

“Issuer” has the meaning given to such term in the preamble.

“Issuance Period” means the period commencing on the Effective Date and ending on the first anniversary of the Effective Date.

“Laws” means, collectively, all international, foreign, federal, state, local and tribal statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law. For the avoidance of doubt, “Laws” shall include the federal Indian Gaming Regulatory Act of 1988, the Gaming Ordinance, the Gaming Authority Ordinance and all other Laws pursuant to which any Gaming Board possesses licensing or permit authority over gambling, gaming or casino activities conducted by the Issuer within its jurisdiction.

“Make-Whole Amount” means, in relation to any Issuance Failure for any Notes, an amount equal to the aggregate amount of losses or costs (net of any gains, provided that the Make-Whole Amount shall in no event be less than zero other than to the extent offset against Breakage Costs in connection with any Issuance Failure) incurred by UBS as a result of its terminating, liquidating, or obtaining or re-establishing any offsetting hedge or related trading position relating to such Notes in connection with such Issuance Failure.

“Management Activities” has the meaning given to such term in Section 7(k).

“Maturity Date” has the meaning given to such term in the applicable Note Purchase Agreement, subject to the limitations set forth in Section 2(a)(iv).

“Mohegan Sun” means the casino property and related transportation, retail, dining and entertainment facilities and Sky Hotel Tower (including any future expansions thereof) owned by Issuer commonly known as “Mohegan Sun” and located in Uncasville, Connecticut.

“Mohegan Tribe Code” means the Mohegan Tribe of Indians of Connecticut Code of Ordinances codified through Ordinance No. 2006-2, enacted September 8, 2006, as in effect from time to time.

“Notes” has the meaning given to such term in the introductory paragraph.

“Note Documents” has the meaning given to such term in the Note Purchase Agreement.

“Note Purchase” means a purchase of one or more Notes under the applicable Note Purchase Agreement pursuant to, and in accordance with, the terms and conditions set forth herein.

“Note Purchase Agreement” means, in relation to any Notes issued hereunder, a Note Purchase Agreement to be dated as of the related Note Purchase Date between the Issuer and UBS (or its designee, as applicable) in the form attached hereto as Exhibit A, duly completed and executed by each of the Issuer and UBS (or its designee, as applicable), or in such other form as may be agreed by the Issuer and UBS from time to time in connection with any Note Purchase.

“Note Purchase Confirmation” means a notice from the Issuer to UBS in substantially the form of Exhibit B-2 hereto, duly completed and executed by the Issuer.

“Note Purchase Confirmation Deadline” means, in relation to a Note Purchase Proposal, 2:00 p.m. (New York time) on the date on which such Note Purchase Proposal is delivered by UBS to the Issuer; provided that, if such Note Purchase Proposal is delivered by UBS to the Issuer (a) after 12:00 p.m. (New York time) on a Business Day or (b) at any time on a date that is not a Business Day, then in each case, the Note Purchase Confirmation Deadline for such Note Purchase Proposal shall be 2:00 p.m. (New York time) on the next succeeding Business Day.

“Note Purchase Date” means, in relation to a Note Purchase, the date on which such Note Purchase shall be consummated by UBS or any of its designee.

“Note Purchase Proposal” means a notice from UBS to the Issuer in substantially the form of Exhibit B-1 hereto, duly completed and executed by UBS.

“Other Connection Taxes” means, with respect to UBS or its designee, any Taxes imposed as a result of a present or former connection between UBS or such designee and the jurisdiction imposing such Taxes (other than a connection solely arising from UBS’s or such designee’s execution of, the delivery of, the enforcement of, becoming a party to, performing obligations under, receiving payments under, having received or perfected in a security interest under, having engaged in any other transaction required pursuant to, or having sold or assigned rights or obligations under this Agreement).

“Person” means any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, governmental authority, tribe or other entity.

“Proceeding” has the meaning given to such term in Section 7(g).

“Related Parties” means, with respect to any Person, such Person’s affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s affiliates.

“Relevant Instruments” has the meaning given to such term in Section 4(c)(i).

“Securities Act” means the United States Securities Act of 1933, as amended.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tribal Court” means any tribal court of the Tribe.

“Tribe” has the meaning given to such term in the preamble.

2. Procedures for Notes Purchases Generally.

(a) Note Purchase Proposal. At any time and from time to time during the Issuance Period, UBS may deliver Note Purchase Proposals to the Issuer, specifying in each such Note Purchase Proposal:

(1) the proposed Note Purchase Date for the Notes to be purchased by UBS (or its designee, as applicable) from the Issuer in connection therewith;

(2) the aggregate principal amount of such Notes;

(3) the Maturity Date for such Notes;

(4) whether the interest rate for such Notes shall be a Fixed Rate or Floating Rate;

(5) the fixed interest rate, or margin over LIBOR, as applicable, proposed by UBS for such Notes; and

(6) if the Note Purchase Agreement for such Notes would be other than in the form of Exhibit A, a copy of the Note Purchase Agreement;

provided that:

(i) the proposed Note Purchase Date for such Notes shall be not less than one Business Day after the date on which such Note Purchase Proposal is delivered to the Issuer and shall fall within the Issuance Period;

(ii) the aggregate principal amount of such Notes shall be $25,000,000 or a whole multiple of $5,000,000 in excess thereof;

(iii) the aggregate principal amount of all Notes theretofore made hereunder, together with the principal amount of the Notes proposed to be made, shall not exceed $200,000,000; and

(iv) the Maturity Date for such Notes shall be no later than two years after the Note Purchase Date for such Notes.

(b) Issuer Confirmations. If, after receiving a Note Purchase Proposal, the Issuer wishes to enter into a Note Purchase Agreement and issue the Notes in the amounts and having the terms set forth in such Note Purchase Proposal, then the Issuer must deliver to UBS a Note Purchase Confirmation by no later than the applicable Note Purchase Confirmation Deadline. If such Note Purchase Confirmation is not timely delivered to UBS, then no such Notes will be purchased by UBS (or its designee, as applicable) pursuant to such Note Purchase Proposal. Notwithstanding the foregoing, if the Issuer has placed an order with UBS for UBS (or its designee, as applicable) to purchase Notes under this Agreement and UBS has responded to such order within the time specified therein by providing a Note Purchase Proposal that corresponds to such order, then the Issuer shall be deemed to have consented to such Note Purchase and to have timely delivered its Note Purchase Confirmation in respect of such Note Purchase Proposal.

(c) Note Purchase. If, in response to any Note Purchase Proposal, the Issuer has timely delivered its Note Purchase Confirmation to UBS as provided above, then (1) prior to the proposed Note Purchase Date, UBS shall prepare and deliver to the Issuer the final form of Note Purchase Agreement to be entered into and the form of Note to be issued, and the Issuer shall execute and deliver such Note Purchase Agreement to UBS (whereupon UBS will execute and deliver (or cause its designee, selected as set forth in clause (2) below, to execute and deliver) the same), and (2) on the Note Purchase Date set forth in such Note Purchase Proposal, the Issuer shall execute, authenticate, issue and deliver, and UBS shall purchase (or cause an affiliate or GIFS Capital Company LLC or, with Issuer’s consent, not to be unreasonably withheld, another designee, to purchase), the Note described in such Note Purchase Proposal, in accordance with such Note Purchase Agreement, all on and subject to the other terms and conditions set forth herein (including the terms set forth in Section 3 below).

(d) Failure to Issue. If for any reason the Issuer fails to issue the Notes to be purchased by UBS (or its designee, as applicable) on the Note Purchase Date for such Notes as provided in Section 2(c) above, or any of the conditions specified in Section 3(b) below shall not have been fulfilled by the time required on such Note Purchase Date, then such occurrence shall constitute an “Issuance Failure” for purposes hereof; provided, in no event shall an Issuance

Failure be deemed to have occurred as a result of the failure of the condition set forth in Section 3(b)(3). Upon the occurrence of an Issuance Failure, the Issuer shall pay to UBS, promptly upon demand, in immediately available funds, an amount (not less than zero) equal to the sum of all Breakage Costs and all Make-Whole Amounts owing with respect to the Notes that were to be purchased on such Note Purchase Date. A certificate of UBS setting forth a reasonable calculation of the Breakage Costs and Make-Whole Amounts, as the case may be, shall be delivered to the Issuer and shall be conclusive absent manifest error.

(e) No Commitment by UBS. Notwithstanding anything to the contrary contained herein or any oral representations or assurances previously or subsequently made by the parties hereto, this Agreement is not intended to be and does not constitute a commitment or obligation by UBS or any of its affiliates to purchase any Notes or to otherwise provide financing or to act in any capacity (other than as expressly contemplated herein), and no liability or obligation on the part of UBS or any of its affiliates to proceed with or participate in any Note Purchase shall be created or exist unless or until UBS has delivered a Note Purchase Proposal which has been accepted by the Issuer pursuant to clause (b) above, and then only in accordance with the respective terms and conditions set forth therein and in the related Note Purchase Agreement and Notes, and subject to the conditions set forth herein (including, for the avoidance of doubt, satisfaction of each of the conditions set forth in Section 3 below).

3. Conditions Precedent.

(a) Conditions to Effective Date. This Agreement shall become effective on the first date on which each of the following conditions shall be satisfied (provided that, notwithstanding the foregoing, the conditions set forth in clauses (1)(ii)-(iv), clause (1)(vii), and clause (4) below in this Section 3(a), at Issuer’s election, may, in lieu of being satisfied as a condition to the effectiveness of this Agreement, be satisfied on or prior to the earlier of (x) the initial Note Purchase Date hereunder and (y) five (5) Business Days after the date hereof (such earlier date, the “FA Deliverables Deadline”), and in such event such requirements shall not constitute conditions precedent to the effectiveness of this Agreement and the Issuer covenants to satisfy all such requirements by the FA Deliverables Deadline):

(1) Certain Documents. UBS shall have received the following (each in form and substance satisfactory to it):

(i) duly executed counterparts of this Agreement and the Fee Letter from each party hereto and thereto;

(ii) a favorable opinion of Wachtell, Lipton, Rosen & Katz, special counsel to the Issuer, Rome McGuigan, P.C., special Connecticut counsel to the Issuer and Faegre Baker Daniels LLP, special Indian law counsel to the Issuer;

(iii) an Officer’s Certificate of the Issuer certifying compliance with Section 3(a)(2);

(iv) a certificate of the Issuer certifying the incumbency of the Persons executing this Agreement and the Fee Letter and attaching copies of the Issuer’s constitutive documents, a good standing certificate (to the extent available under applicable law) and the resolutions authorizing its execution of and entry into this Agreement and the Fee Letter, and certifying as to such other matters as are set forth herein and as UBS may reasonably request;

(v) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(vi) evidence that all necessary gaming law and other consents have been received;

(vii) such documentation as UBS may reasonably require to confirm the existence of the Tribe as a federally recognized Indian Tribe, including a certificate of the Tribe certifying the incumbency of the Persons executing any Facility Document and attaching copies of the Tribe’s Constitution, the Gaming Ordinance and the Gaming Authority Ordinance and resolutions authorizing its execution of and entry into the Facility Documents; and

(viii) such additional documents or certificates with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as may be reasonably requested by UBS.

(2) Representations and Warranties; Covenants and Obligations; No Default. The representations and warranties of the Issuer and, as applicable, the Tribe contained in Section 4 shall be true and correct in all material respects on and as of the date hereof after giving effect to the transactions contemplated hereby.

(3) [Reserved.]

(4) Closing Expenses. UBS shall have received all fees, expenses, disbursements and other amounts (including the fees of counsel to UBS) as are required to be paid by the Issuer pursuant to the terms of this Agreement and the terms of the Fee Letter.

(5) Litigation. There shall not be any pending or threatened litigation or other proceedings (private or governmental) with respect to any of the transactions contemplated hereby or the other Facility Documents.

(b) Conditions to Each Note Purchase. The obligation of UBS to purchase (or cause its designee to purchase) Notes in connection with each Note Purchase pursuant to the terms hereof and of the other Facility Documents is subject to the satisfaction, on or before the applicable Note Purchase Date for such Notes, of the following conditions:

(1) Facility Documents. (x) UBS shall have received duly executed counterparts of the applicable Note Purchase Agreement and each Note Document from each of the parties thereto, (y) the applicable Note shall have been duly executed, issued and delivered to UBS and (z) each of this Agreement, the applicable Note Purchase Agreement, the applicable Note Documents, the applicable Note and the Fee Letter shall be in full force and effect as of such Note Purchase Date.

(2) Fees and Expenses. UBS shall have received all fees, expenses, disbursements and other amounts (including the fees of counsel to UBS) as are required to be paid by the Issuer pursuant to the terms of this Agreement and the terms of the Fee Letter.

(3) Hedging of Exposure. UBS has hedged its exposure to the Issuer in respect of such Notes in the manner and to the extent that UBS has determined satisfactory, in its sole and absolute discretion.

(4) Certain Documents. UBS shall have received the following (each in form and substance reasonably satisfactory to it):

(i) a favorable opinion or opinions of legal counsel, Connecticut counsel, Pennsylvania counsel and Indian law counsel for the Issuer addressing such matters as UBS shall reasonably request;

(ii) an Officer’s Certificate of the Issuer certifying compliance with Section 3(b)(5);

(iii) a certificate, from each of the Issuer and each Subsidiary of the Issuer executing the applicable Note Purchase Agreement or any Note Document, attaching copies of the Issuer’s or such other Person’s respective constitutive documents, a good standing certificate of the Issuer (to the extent available under applicable law) or such other Person and the resolutions authorizing its execution of and entry into the applicable Note Purchase Agreement and each Note Document to which it is a party;

(iv) such documentation as UBS may reasonably require to confirm the existence of the Tribe as a federally recognized Indian Tribe and the authorization of the Tribe to enter into the applicable Note Purchase Agreement; and

(v) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act requested not fewer than five (5) Business Days prior to the applicable Note Purchase Date.

(5) Representations and Warranties; Covenants and Obligations; No Default. The representations and warranties of the Issuer and, as applicable, the Tribe contained in Section 4 and, with respect to any Note Purchase, in the other applicable Facility Documents (including the applicable Note Purchase Confirmation) shall be true and correct on and as of the date of the Issuer’s delivery (or deemed delivery) of the applicable Note Purchase Confirmation and on and as of such Note Purchase Date after giving effect to such Note Purchase and no Default or Event of Default shall have occurred and be continuing on and as of such Note Purchase Date after giving effect to such Note Purchase.

(6) Permitted by Applicable Law. The issuance of the Notes by the Issuer and the purchase of the Notes by UBS (or its designee, as applicable), in each case on the terms and conditions herein provided (including the use of the proceeds received the Issuer) shall not violate any applicable Law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation T, U or X of the Board of Governors of the Federal Reserve System), and UBS shall have received such certificates, opinions of counsel and other evidence as it may request to establish compliance with this condition.

(7) Other Conditions. All necessary gaming law and other consents shall have been received.

(8) Initial Interest Payment. The Issuer shall have paid in advance the interest for the period from the Note Purchase Date to but excluding the first Interest Payment Date after the Note Purchase Date as provided in Section 8 of the Note Purchase Agreement for such Notes.

(9) Disclosure. Not less than one Business Day shall have elapsed after the date on which the Issuer shall have complied with its obligations under Section 7(d) of this Agreement, with respect to the existence of this Agreement or the relevant Note Purchase, as applicable.

(10) Use of Proceeds. The proceeds of such Note Purchase shall be used (i) to refinance existing indebtedness of the Issuer, (ii) in the case of up to $100,000,000 principal amount of Notes in the aggregate, to fund costs in respect of the Issuer’s casino-resort project at Incheon International Airport in South Korea (or provide deposits against related obligations), (iii) for payment of fees and expenses in connection with any Note Purchase or the Facility Documents and/or (iii) for other purposes only if and as agreed by UBS at the time of the Note Purchase.

(11) FA Deliverables. In the case of the initial Note Purchase hereunder, any items listed as conditions to the effectiveness of the Agreement in Section 3(a) hereof which were not satisfied on the date of the Facility Agreement as permitted by the parenthetical clause in the lead-in language in Section 3(a) shall have been satisfied on or prior to such Note Purchase Date.

4. Representations, Warranties, Certifications and Covenants. The Issuer hereby represents (for itself) to UBS (which representation will be deemed made (i) except for clauses (q), (r), (s) and (u), as of the date hereof and (ii) as of the date of the Issuer’s delivery (or deemed delivery) of each Note Purchase Confirmation) as follows, and the Tribe hereby represents (with respect to itself only) to UBS as of the date hereof as set forth in clauses (g), (h), (i) and (m), (with capitalized terms contained in this Section 4 and not defined in this Agreement to have the meanings assigned to such terms in the form of Note Purchase Agreement attached hereto.):

(a) Issuer’s Existence, Qualification and Power. The Issuer is an unincorporated governmental instrumentality of the Tribe. The Issuer is duly organized or formed, validly existing and a nontaxable entity for purposes of U.S. federal income taxation under the Code and the gaming and other revenues of the Issuer are exempt from U.S. federal income taxation. To the extent required by Law, the Issuer is qualified to do business and is in good standing under the laws of each jurisdiction in which it is required to be qualified by reason of the location or the conduct of its business, except where failure to so qualify would not have a material adverse effect on (i) the business, property, operations or financial condition of the Issuer, (ii) the validity or enforceability of this Agreement or the rights and remedies of UBS or (iii) the ability of Issuer to perform its obligations hereunder (a “Material Adverse Effect”). The Issuer has all requisite power and authority to conduct its business, to own and lease its Properties, to execute and deliver this Agreement and the Fee Letter and to perform its obligations thereunder. The Issuer is in material compliance with the terms of the Compact, the Tribal Gaming Ordinance, the Gaming Authority Ordinance and with all Laws and other legal requirements applicable to its existence and business (including, without limitation, the Indian Gaming Regulatory Act of 1988 and all Gaming Laws), has obtained all authorizations, consents, approvals, orders, licenses and permits from, and have accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Authority that are necessary for the transaction of their business, except, in each case, where the failure so to comply, to obtain such authority, consents, approvals, orders, licenses and permits, or to file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.

(b) Authorization, No Contravention; Binding Effect.

(1) The execution, delivery and performance by the Issuer of this Agreement and the Fee Letter have been duly authorized by all necessary Management Board and other action, and do not: (i) require any consent or approval not heretofore obtained of any enrolled tribal member, Management Board member, security holder or creditor; (ii) violate or conflict with any provision of the Constitution or other governing documents of the Tribe or the Issuer; (iii) result in or require the creation or imposition of any Lien upon or with respect to any of the Issuer’s Property now owned or leased or hereafter acquired; (iv) violate any Law or Requirement of Law, including any Gaming Law, applicable to the Tribe or the Issuer; (v) result in a material breach of or default under, or would, with the giving of notice or the lapse of time or both, constitute a material breach of or default under, or cause or permit the acceleration of any obligation owed under, any mortgage, indenture or loan or credit agreement or any other material Contractual Obligation to which the Issuer is a party or by which the Issuer or any of its Property is bound.

(2) This Agreement and the Fee Letter have been executed and delivered by the Issuer. This Agreement and the Fee Letter constitute the legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The limited waivers of sovereign immunity by the Issuer contained in this Agreement and the Fee Letter are legal, valid, binding and irrevocable.

(c) Exchange Act Reports. The Issuer is subject to the reporting requirements of Section 15(d) of the Exchange Act and has filed all reports required to be filed with the Commission thereunder (such reports filed on or prior to the time as of which representations are made by the Issuer hereunder, the “Exchange Act Reports”). The Exchange Act Reports, at the time they were filed with the Commission, conformed in all material respects to the requirements of the Exchange Act, and the Exchange Act Reports do not, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Issuer is not in possession of any material nonpublic information with respect to the Issuer that would be required to be, but has not been, disclosed in the Exchange Act Reports or otherwise publicly disclosed by the Issuer, in connection with any purchase or sale of the Notes, in accordance with the Securities Act, Exchange Act and the rules and regulations of the SEC.

(d) Compliance with Laws. The Issuer is in material compliance with all applicable Gaming Laws. The Issuer is in compliance with all other Laws, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(e) Governmental Authorizations; Other Consents. No authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Authority is required to authorize or permit under applicable Laws the execution, delivery and performance by the Issuer of this Agreement and the Fee Letter other than such as have been obtained. No party to this Agreement is required to register with, give notice to any Person or receive any permit or license from any Gaming Board or other Governmental Authority by reason of any Laws of the Tribe or Gaming Laws in connection with its entering into this Agreement, in each case except as such registration has been obtained, such notice has been given or such permit or license has been received (provided that, for the avoidance of doubt, the representation in this sentence as it relates to any Purchaser with respect to requirements under Gaming Laws is limited to any such requirement for permit or license arising solely as a result of such Purchaser’s entry into this Agreement and the transactions contemplated hereby, without regard to any other transaction or activities of such Purchaser or its Affiliates or other related parties).

(g) Tribe’s Existence and Qualification; Power; Compliance with Laws. The Tribe is a federally recognized Indian tribe, with authority to enter into this Agreement and perform its agreements hereunder. The Constitution of the Tribe, amended and restated in its entirety and approved on April 12, 1996, and as further amended through the date hereof was validly adopted by the Tribe, is effective according to its terms and is the law of the Tribe.

(h) Tribe’s Binding Obligation and Compliance with Other Agreements. The execution, delivery and performance by the Tribe of its limited obligations under this Agreement have been duly authorized by all necessary Tribal Council and other action of the Tribe, and do not: (a) require any consent or approval not heretofore obtained of any enrolled tribal member, Tribal Council member, security holder or creditor; or (b) violate or conflict with any provision of the Constitution or other governing documents of the Tribe.

(i) No Governmental Approvals Required for Tribe. No authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Authority is required to authorize or permit under applicable Laws the execution, delivery and performance by the Tribe of this Agreement, other than such as have been obtained on or prior to the Effective Date.

(k) No Management Contract. This Agreement does not constitute a “management contract” or “management agreement” within the meaning of Section 12 of IGRA and related regulations, or deprive the Tribe and the Issuer of the sole proprietary interest and responsibility of the conduct of gaming activity at Mohegan Sun.

(m) Tribe’s Binding Obligations. This Agreement has been executed and delivered by the Tribe, and constitutes the valid and legally binding obligations of the Tribe, enforceable against the Tribe in accordance with is terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law), provided however that no representation is made as to choice of law. The limited waiver of sovereign immunity by the Tribe in Section 7(i) below is irrevocable.

(n) No Pending Referendum. No Tribal law permits any tribal member to challenge by referendum or initiative any action of the Tribal Council or the Management Board of the Issuer authorizing and approving the execution and delivery of any Facility Document (“Referendum Action”). No Referendum Action is, to the Issuer’s knowledge, threatened or pending which would reduce the obligations of the Tribe or the Issuer under the Facility Documents or impair the enforceability of the Facility Documents or the rights of UBS or the purchasers thereunder or cause a Material Adverse Effect.

(p) Tribal Withholding Taxes. The Issuer is not required to withhold any amounts in respect of Taxes from a payment to UBS (or, to the extent notified to the Issuer prior to the date this representation is made or deemed made, its designee, as applicable) of interest or principal on Notes issued pursuant to this Agreement under any Laws of the Tribe as in the effect on the date hereof.

(q) Private Offering by the Issuer. Neither the Issuer nor anyone acting on its behalf has offered the Notes, or any substantially similar security which is or would be integrated with the sale of the Notes pursuant to this Agreement and the other Facility Documents, for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than UBS, which has been offered the Notes at a private sale for investment. Neither the Issuer nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act.

(r) Registration Requirements. Assuming the accuracy of the representations and warranties of UBS and each Purchaser (as defined therein) party to any applicable Note Purchase Agreement, and the compliance by UBS and each such Purchaser with their applicable agreements set forth herein and therein, the offer and sale of the Notes in the manner contemplated by this Agreement and the other Facility Documents will be exempt from the registration requirements of the Securities Act by reason of Section 4(a)(2) thereof; and it is not necessary to qualify this Agreement, any Note Purchase Agreement or an indenture in respect of the Notes under the Trust Indenture Act.

(s) Hedging Transactions. The Issuer has not entered into any hedging transactions relating to any Relevant Instruments.

(t) Limited Waiver of Sovereign Immunity. The limited waiver of sovereign immunity by the Issuer in Section 7(i) below is legal, valid, binding and irrevocable.

(u) Notes Issuance. As of the date of the Issuer’s delivery (or deemed delivery) of each Note Purchase Confirmation, the Issuer has submitted such Note Purchase Confirmation in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act or any other anti-fraud or anti-manipulation Laws or to create actual or apparent trading activity in any Notes and/or credit default swaps referencing the Issuer as the reference entity (collectively with the Notes, the “Relevant Instruments”) or to raise or depress or otherwise manipulate the price of any Relevant Instruments in violation of applicable Law.

The submission by the Issuer to UBS or its counsel of any Note Purchase Confirmation shall be deemed to be a representation and warranty by the Issuer or, if applicable, the Tribe that each of the statements set forth above in this Section 4 is true and correct as of the date of such Note Purchase Confirmation.

5. Indemnity.

(a) The Issuer shall indemnify UBS and its Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any party hereto or any third party arising out of, in connection with, or as a result of any actual or prospective claim, litigation, investigation or proceeding relating to, this Agreement or any of the other Facility Documents or the use of proceeds by the Issuer from the issuance of any Notes, or any of the transactions contemplated hereby or by any of the other documents referred to herein (including without limitation any hedging arrangements entered into by such Indemnitee in connection therewith), whether based on contract, tort or any other theory, whether brought by a third party or by the Issuer, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (y) result from a claim brought by the Issuer against an Indemnitee for breach of such Indemnitee’s obligations hereunder, if the Issuer has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(b) The Issuer shall indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any party hereto or any third party arising out of, in connection with, or as a result of any actual or prospective claim, litigation, investigation or proceeding (including with respect to any violation or alleged violation of any state or federal securities laws) relating to any transaction in any credit default swap referencing the Issuer as reference entity purchased by UBS or any of its affiliates in respect of any Note Purchase Confirmation delivered by the Issuer pursuant to this Agreement or any Note purchased by UBS (or its designee, as applicable) under this Agreement to the extent such claim, litigation, investigation or proceeding is attributable to a failure of any of the certifications or representations made (or deemed made) by the Issuer or the Tribe to UBS from time to time pursuant to this Agreement or in any related notice, certificate or other instrument delivered by the Issuer to UBS pursuant to this Agreement to be true and correct in all material respects when made, whether based on contract, tort or any other theory, whether brought by a third party or by the Issuer, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Issuer against an Indemnitee for breach of such Indemnitee’s obligations hereunder, if the Issuer has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. If the indemnification provided for in this paragraph (b) is unavailable to an Indemnitee or insufficient in respect of any losses, claims, damages, liabilities or related expenses referred to herein, then the Issuer, in lieu of indemnifying such Indemnitee thereunder, shall contribute to the amount paid or payable by such Indemnitee as a result of such losses, claims, damages, liabilities or related expenses, in such proportion as is appropriate to reflect the relative faults of the Issuer on the one hand and UBS or its affiliates on the other, in relation to the transaction to which such loss, claim, damage, liability or related expense relates. The remedies provided for in this paragraph (b) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnitee at law or in equity.

6. Increased Cost; Reduced Return.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, deposit insurance charge or similar requirement against assets of, deposits with or for account of, or credit extended by, UBS;

(ii) impose on UBS any other condition, cost or expense (other than Taxes) affecting this Agreement or any other Facility Document or any Notes purchased by UBS;

(iii) subject to any withholding Taxes any amount payable on the Notes purchased by UBS or otherwise payable to UBS hereunder and under the other Facility Documents, or subject UBS to any additional Taxes with respect to its deposits, reserves, other liabilities or capital attributable to the Notes, other than, in each case, (A) any Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits or similar Taxes, in each case, (1) imposed as a result of UBS being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (2) that are Other Connection Taxes, (B) any U.S. Federal withholding Taxes imposed under FATCA and (C) any Taxes attributable to the failure of UBS to comply with its obligations under clauses (x) or (y) of the proviso below;

and the result of any of the foregoing shall be to increase the cost to UBS of purchasing or maintaining any Notes (or of maintaining its obligation to purchase any Notes) or to reduce the amount of any sum received or receivable by UBS hereunder or under any other Facility Document, then the Issuer will pay to UBS such additional amount or amounts as will fully compensate UBS for such additional costs incurred or reduction suffered, including any Taxes, deductions or withholdings applicable to additional sums payable under this Section; provided that (x) no additional amount shall be payable to the extent such additional amounts are paid as a result of a change in the tax residency of UBS or a change of the branch or lending office to which payments are made, and (y) (1) UBS shall deliver such other documentation reasonably requested by the Issuer as will enable the Issuer to determine whether or not UBS is subject to or is eligible for any reduction of or exemption from (and the applicable rate of) backup withholding or other withholding Taxes (including under FATCA) or information reporting requirements, and (2) in the event that UBS is entitled to an exemption from, or reduction of, such increased tax, cost or reduction, UBS shall deliver to the Issuer, at the time or times prescribed by Law or as reasonably requested by the Issuer (and in any event prior to the making of the first payment to UBS hereunder or any other Facility Document), such properly completed and executed documentation as will permit such payments to be made without such increased tax, cost or reduction, unless such Law prevents UBS from legally being able to complete, execute or deliver such form, and UBS shall promptly notify the Issuer in writing of any change in circumstances which would modify or render invalid any claimed exemption or reduction or if any documentation previously delivered pursuant to this clause (2) becomes inaccurate and obsolete (and UBS shall promptly deliver to Issuer corrected and/or updated documentation).

If UBS determines, in its sole and absolute discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the Issuer an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of UBS and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Issuer, upon the request of UBS, shall repay to UBS the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that UBS is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will UBS be required to pay any amount to the Issuer pursuant to this paragraph if such payment would place UBS in a less favorable net after-Tax position than UBS would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require UBS to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Issuer or any other Person.

(b) Capital Requirements. If UBS determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on UBS’s capital or on the capital of UBS’s holding company as a consequence of this Agreement or any other Facility Document or the Notes purchased by UBS thereunder to a level below that which UBS or UBS’s holding company could have achieved but for such Change in Law (taking into consideration UBS’s policies and the policies of UBS’s holding company with respect to capital adequacy), then from time to time the Issuer will pay to UBS such additional amount or amounts as will fully compensate UBS or UBS’s holding company for any such reduction suffered.

(c) Certificates from UBS. A certificate of UBS setting forth a reasonable calculation of the amount or amounts necessary to compensate UBS or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Issuer and shall be conclusive absent manifest error. The Issuer shall pay UBS the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of UBS to demand compensation pursuant to this Section shall not constitute a waiver of UBS’s right to demand such compensation; provided that (A) the Issuer shall not be required to compensate UBS pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that UBS notifies the Issuer of the Change in Law giving rise to such increased costs or reductions and of UBS’s intention to claim compensation therefor; and (B) if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

7. Miscellaneous.

(a) Binding Effect. All agreements contained in this Agreement shall bind the successors, assigns, receivers, trustees and representatives of UBS and the Issuer.

(b) Amendments. This Agreement may be amended only in a written agreement signed by each party hereto.

(c) Assignment. The Issuer may not assign its rights or obligations under this Agreement to any other Person. UBS and its successors may at any time and from time to time assign its rights under this Agreement (i) to any of its affiliates or (ii) in the case of its rights under Section 6, to any permitted transferee of a Note, to the extent of such transfer. Any purported assignment in violation of this Section 7(c) shall be void.

(d) Public Disclosure. The Issuer shall publicly disclose the existence of this Agreement and the amounts and terms of each series of Notes that it has issued hereunder and the related Note Purchase Agreement, in each case in a manner reasonably acceptable to UBS.

(e) Notices. Any notice, request or other communication required or permitted to be given hereunder shall be given in writing (unless telephonic notice is expressly permitted hereunder) by delivering the same against receipt therefor in person, by electronic mail, by registered or certified mail or by nationally recognized overnight courier, addressed as follows:

If to the Issuer at:

Mohegan Tribal Gaming Authority

One Mohegan Sun Boulevard

Uncasville, CT 06382

Attention: Chief Executive Officer

With a copy to:

Wachtell, Lipton Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Joshua Feltman, Esq.

If to the Tribe at:

The Mohegan Tribe of Indians of Connecticut

One Mohegan Sun Boulevard

Uncasville, CT 06382

Attention: Chairman

Attention: Attorney General

If to UBS at:

UBS AG, London Branch

1 Finsbury Avenue

EC2M 2PP London

United Kingdom

Email: Hitesh.Kumar@ubs.com, Stephen.Santora@ubs.com, andrew.bisset@ubs.com, OL-CCS+-Structured-FinancingGroup@ubs.com

Tel: +1 203 719 1686 / +1 203 719-2023

With a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: Darius Mehraban

Any such notice shall be effective upon delivery, if delivered in person; upon delivery, if delivered by electronic mail; on the fifth day after deposited in the mail, postage prepaid, if delivered by registered or certified mail; and on the day after deposit with a nationally recognized overnight courier, if delivered by overnight courier.

(f) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles that would result in the application of any Law other than the Laws of the State of New York. Issuer and each other party hereto each hereby consents to the application of New York civil law to the construction, interpretation and enforcement of this Agreement, and to the application of New York civil law to the procedural aspects of any suit, action or proceeding relating thereto, including but not limited to legal process, execution of judgments and other legal remedies. This Agreement is a “Contract of the Tribal Gaming Authority” within the meaning of Section 1 of Article XIII (entitled “Tribal Gaming Authority Amendment”) of the Constitution.

(g) Jurisdiction. Each of the parties hereto agrees that any legal suit, action or proceeding arising out of or in connection with or based upon this Agreement, including any action for the entry of judgment on and/or enforcement of an arbitration award or court order or judgment shall be in accordance with Subsection 7(i) hereof.

(h) Waiver of Jury Trial. Each of UBS, the Tribe and the Issuer hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto, for itself, (1) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (2) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

(i) Dispute Resolution; Limited Waiver of Sovereign Immunity. (1) The Tribe does not consent to the enforcement, levy, or other execution of any judgment for money or other damages against any assets, real or personal, of the Tribe, except that the Tribe and the Issuer consent to the enforcement, levy and other execution of any judgment for money or other damages, whether obtained as a result of a judicial, administrative, or arbitral proceeding, against any assets, real or personal (other than any property held in trust or subject to a restriction on alienation by the United States and property of which the encumbrance or transfer is not permitted under any applicable federal or state law or regulation (the “Excluded Property”)), of the Issuer, but only to the extent set forth in the remainder of this paragraph. Subject to the foregoing, the Tribe and the Issuer expressly and irrevocably waive their respective sovereign immunity (and any defenses based thereon) from unconsented suit, whether such suit be brought in law or in equity, or in administrative proceedings or proceedings in arbitration, to permit the commencement, maintenance, and enforcement of any action, by UBS (or any of its successors or permitted assigns) to interpret or enforce the terms of this Agreement and to enforce and execute any judgment resulting therefrom against the Issuer or the assets of the Issuer (other than the Excluded Property). Without limiting the generality of the foregoing, the Tribe and the Issuer each waive its immunity from unconsented suit to permit the maintenance of the following actions in respect of this Agreement.

(i) Courts. The Tribe and the Issuer each waive its immunity from unconsented suit to permit any court of competent jurisdiction to (A) enforce and interpret the terms of this Agreement and award and enforce the award of damages against the Issuer owing as a consequence of a breach thereof, whether such award is the product of litigation, administrative proceedings or arbitration; (B) determine whether any consent or approval of the Tribe or the Issuer has been improperly granted or unreasonably withheld; (C) enforce any judgment prohibiting the Tribe or the Issuer from taking any action, or mandating or obligating the Tribe or the Issuer to take any action, including a judgment compelling the Tribe or the Issuer to submit to binding arbitration; and (D) adjudicate any claim under the Indian Civil Rights Act of 1968, 25 U.S.C. § 1302 (or any successor statute).

(ii) Arbitration. The Tribe and the Issuer each waive its immunity from unconsented suit to permit arbitrators, appointed and acting under the commercial arbitration rules of the American Arbitration Association, to (1) enforce and interpret the terms of this Agreement and to award and enforce the award of any damages against the Issuer owing as a consequence thereof; (2) determine whether any consent or approval of the Tribe or the Issuer has been improperly granted or unreasonably withheld; and (3) enforce any judgment prohibiting the Tribe or the Issuer from taking any action, or mandating or obligating the Tribe or the Issuer to take any action, including a judgment compelling the Tribe or the Issuer to submit to binding arbitration.

(2) Each of the Tribe and the Issuer hereby irrevocably and unconditionally submits, for itself and, as to the Issuer, its property, to the following courts, jurisdictions and venues (i) for any action or proceeding arising out of or relating to this Agreement: (A) the United States District Court for the Southern District of New York, and all courts to which any appeal therefrom may be available; (B) or if those courts lack or decline jurisdiction over the action, then the courts of the State of New York sitting in the City of New York, County of New York, and all courts to which any appeal therefrom may be available; (C) or if none of the foregoing courts shall have or accept jurisdiction, then the Mohegan Gaming Disputes Court; and (D) or if none of the foregoing courts shall have or accept jurisdiction, then to arbitration under the commercial arbitration rules of the American Arbitration Association or (ii) for recognition or enforcement of any judgment: (A) the courts identified in clause (i) above, (B) courts of the State of Connecticut, and any appellate court from which any appeals therefrom are available, as necessary to recognize or enforce such judgments as it applies to any assets of the Issuer, real or personal, located in the State of Connecticut. Each of the parties hereto agrees that a final judgment in any such action or proceeding may be enforced by any court of competent jurisdiction.

(3) Each of the Tribe and the Issuer hereby unconditionally and irrevocably waives the jurisdiction of any court of the Tribe now or hereafter existing or created with respect to any claim, except as otherwise specifically provided in this Agreement. Each of the Tribe and the Issuer unconditionally and irrevocably waives, to the fullest extent it may legally and effectively do so, the application of any rule or doctrine relating to exhaustion of tribal remedies or comity or abstention that might otherwise require a claim be heard in a court of the Tribe. Each of the Tribe and the Issuer expressly and irrevocably agrees that it shall not institute any action in its own Tribal Court system in respect of any claim under this Agreement, but shall instead resort to the courts set forth, and in the order set forth in Subsection (2) hereof.

(4) Each of the Tribe and the Issuer hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Subsection (2) hereof. Each of the Tribe and the Issuer hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(5) Each party hereto irrevocably consents to service of process in the manner provided for notices in Subsection (e) above. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(j) No Management Activities. Notwithstanding any provision in this Agreement or any Facility Documents, UBS shall not engage in any of the following: planning, organizing, directing, coordinating, controlling or managing all or any portion of the Tribe’s or Issuer’s gaming operations that are regulated by Indian Gaming Regulatory Act of 1988 (collectively, “Management Activities”), including (but not limited to) with respect to the following:

(i) the training, supervision, direction, hiring, firing, retention, or compensation (including benefits) of any employee (whether or not a management employee) or contractor;

(ii) any employment policies or practices;

(iii) the hours or days of operation;

(iv) any accounting systems or procedures;

(v) any advertising, promotions or other marketing activities;

(vi) the purchase, lease, or substitution of any gaming device or related equipment or software, including player tracking equipment;

(vii) the vendor, type, theme, percentage of payout, display or placement of any gaming device or equipment; or

(viii) budgeting, allocating, or conditioning payments of the Issuer’s operating expenses;

provided, however, that UBS will not be in violation of the foregoing restriction solely because UBS enforces compliance with any term in this Agreement or any Facility Document that does not require the gaming operation to be subject to any third party decision-making as to any Management Activities.

(k) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

(l) Non-reliance. Each of UBS and the Issuer confirms to the other that it (i) possesses such knowledge and experience in financial and business matters that it is capable, without reliance on the other party, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of entering into this Agreement and the other Facility Documents and taking or not taking actions hereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and the other Facility Documents is suitable and appropriate for it.

Each of UBS and the Issuer acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Facility Documents, (ii) it has, independently and without reliance on the other party, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement and the other Facility Documents based on such documents and information as it has deemed appropriate and (iii) it will, independently and without reliance on the other party, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Facility Documents based on such documents and information as it shall from time to time deem appropriate.; provided that notwithstanding clauses (ii) and (iii) above, UBS is relying on the representations and warranties in Section 4, and the Issuer acknowledges such reliance.

(m) Costs and Expenses. The Issuer shall pay (i) all reasonable out-of-pocket expenses incurred by UBS and its affiliates (including the reasonable fees and expenses of Gibson, Dunn & Crutcher LLP, special New York counsel to UBS), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Facility Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by UBS (including the fees, charges and disbursements of any counsel for UBS) in connection with the enforcement or, during the continuance of an Event of Default, protection of its rights in connection with this Agreement and the other Facility Documents, including its rights under this Section.

(n) Reference Entity. Any transaction in credit default swaps referencing the Notes and the Issuer as reference entity entered into by UBS or any of its affiliates to hedge UBS’ or its affiliates’ exposure in respect of such Notes shall be made at UBS’s sole and absolute discretion and for UBS’s own account; including how, when, whether or at what price to effect such transactions, including the price paid or received under credit default swaps, and the Issuer does not have, and shall not attempt to exercise, any influence over such matters.

(o) Interpretations. Unless the context otherwise requires, in this Agreement:

(i) any reference to this Agreement or any other agreement or document shall be construed as a reference to this Agreement or such other agreement or document, as applicable, as the same may have been, or may from time to time be, amended, varied, novated or supplemented in accordance with its terms;

(ii) any reference to a statute or regulation shall be construed as a reference to such statute or regulation as the same may have been, or may from time to time be, amended, varied, novated or supplemented in accordance with its terms;

(iii) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, clause or other subdivision, and references to “Articles”, “Sections” and “Annexes” refer to Articles or Sections of, or Annexes to, this Agreement except as otherwise expressly provided;

(iv) the word “including” shall be deemed to be followed by the words “without limitation”;

(v) any definition shall be equally applicable to both the singular and plural forms of the defined term;

(vi) headings contained in this Agreement are inserted for convenience of reference only and do not affect the interpretation of this Agreement or any provision hereof;

(vii) whenever in this Agreement any Person is named or referred to, the successors and assigns of such Persons shall be deemed to be included; and

(viii) if the date any amount is required to be paid pursuant to this Agreement or the Fee Letter would fall on a day that is not a Business Day, then such date shall be adjusted to the next following Business Day.

(p) For the avoidance of any doubt, it is acknowledged that this agreement is not intended to grant a lien or created an encumbrance on any real property owned by the Tribe or the Issuer. Notwithstanding any other provision herein, any requirement or restriction imposed on the Issuer, the Tribe or their respective assets, and any right of UBS, a Purchaser or a successor or assign of either that is set forth in or arises out of this Agreement, and which “encumbers Indian land” within the meaning of 25 U.S.C. § 81, shall not be effective for longer than six years, 364 days.

[remainder of page intentionally blank]

IN WITNESS WHEREOF, the undersigned have signed this Agreement as of the date first written above.

UBS AG, LONDON BRANCH

By:	/s/ Simon Dumesnil
Name:	Simon Dumesnil
Title:	Authorized Signatory

By:	/s/ Trevor Spencer
Name:	Trevor Spencer
Title:	Authorized Signatory

MOHEGAN TRIBAL GAMING AUTHORITY

By:	/s/ Robert J. Soper
Name:	Robert J. Soper
Title:	President and Chief Executive Officer

SOLELY FOR PURPOSES OF SECTIONS 4 (CLAUSES (g), (h), (i) and (m)) AND 7 (CLAUSES (h) and (i)) HEREOF:

THE MOHEGAN TRIBE OF INDIANS OF CONNECTICUT

By:	/s/ Kevin P. Brown
Name:	Kevin P. Brown
Title:	Chairman

Exhibit A

[Form of Note Purchase Agreement]

MOHEGAN TRIBAL GAMING AUTHORITY

$__________

[Floating Rate][__%] Senior Notes due ________, 20__

NOTE PURCHASE AGREEMENT

Dated _________, ____

i

(continued)

(continued)

(continued)

SCHEDULE A	—	DEFINED TERMS

SCHEDULE A-1	—	FORM OF NOTE GUARANTEE

SCHEDULE 1	—	FORM OF [FLOATING RATE][[___]%] SENIOR NOTE DUE [______, __]

SCHEDULE 5.4	—	SUBSIDIARIES OF THE AUTHORITY AND OWNERSHIP OF SUBSIDIARY STOCK

SCHEDULE 5.8	—	EXISTING LITIGATION

SCHEDULE 5.18	—	ENVIRONMENTAL MATTERS

SCHEDULE 5.21	—	TAXPAYER IDENTIFICATION NUMBER

SCHEDULE B	—	INFORMATION RELATING TO PURCHASERS

[__]% Senior Notes due [___________, ____]

[Date of Agreement]

TO EACH OF THE PURCHASERS LISTED IN

SCHEDULE B HERETO:

Ladies and Gentlemen:

The Mohegan Tribal Gaming Authority (the “Authority”), a governmental instrumentality of The Mohegan Tribe of Indians of Connecticut, a sovereign tribe recognized by the United States of America pursuant to 25 C.F.R. § 83 (the “Tribe”), agrees with each of the Purchasers as follows:

SECTION 1. AUTHORIZATION OF NOTES.

The Authority has authorized or will authorize the issue and sale of $[                    ] aggregate principal amount of its [Floating Rate][[    ]%] Senior Notes due [__________, ____] (as amended, restated or otherwise modified from time to time pursuant to Section 19 and including any such notes issued in substitution therefor pursuant to Section 15, the “Notes”). The Notes shall be substantially in the form set out in Schedule 1. Certain capitalized and other terms used in this Agreement are defined in Schedule A. References to a “Schedule” are references to a Schedule attached to this Agreement unless otherwise specified. References to a “Section” are references to a Section of this Agreement unless otherwise specified.

SECTION 2. SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Authority will issue and sell to each Purchaser and each Purchaser will purchase from the Authority, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in Schedule B at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

SECTION 3. CLOSING.

The sale and purchase of the Notes to be purchased by each Purchaser shall occur at a closing (the “Closing”) on [November 20], 20[15] or on such other Business Day thereafter as may be agreed upon by the Authority and the Purchasers. At the Closing the Authority will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $1,000,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Authority or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds to the account of the Authority previously identified to the Purchaser in writing. If at the Closing the Authority shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions referred to in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of any of the conditions referred to in Section 4 not having been fulfilled to such Purchaser’s satisfaction or such failure by the Authority to tender such Notes.

SECTION 4. CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject only to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the conditions separately agreed between such Purchaser and the Authority.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE AUTHORITY.

The Authority represents and warrants to each Purchaser that:

Section 5.1 Existence, Qualification and Power. The Authority is an unincorporated governmental instrumentality of the Tribe. Each of the Authority and each of its Restricted Subsidiaries is duly organized or formed, validly existing and a nontaxable entity for purposes of U.S. federal income taxation under the Code and the gaming and other revenues of each of the Authority and each of its Restricted Subsidiaries are exempt from U.S. federal income taxation. To the extent required by Law, each of the Authority and each of its Restricted Subsidiaries is qualified to do business and is in good standing under the laws of each jurisdiction in which it is required to be qualified by reason of the location or the conduct of its business, except where failure to so qualify would not have a Material Adverse Effect. Each of the Authority and each of its Restricted Subsidiaries has all requisite power and authority to conduct its respective business, to own and lease its respective Properties, to execute and deliver each Note Document to which it is a party and to perform its respective Obligations. The Authority and its Restricted Subsidiaries are in material compliance with the terms of the Compact, the Tribal Gaming Ordinance, the Gaming Authority Ordinance and with all Laws and other legal requirements applicable to their existence and business (including, without limitation, IGRA and all Gaming Laws), have obtained all authorizations, consents, approvals, orders, licenses and permits from, and have accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Authority that are necessary for the transaction of their business, except, in each case, where the failure so to comply, to obtain such authority, consents, approvals, orders, licenses and permits, or to file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.

Section 5.2 Authorization, No Contravention; Binding Effect.

(a) The execution, delivery and performance by the Note Parties of the Note Documents have been duly authorized by all necessary Tribal Council, Management Board and other action, and do not: (i) require any consent or approval not heretofore obtained of any enrolled tribal member or Tribal Council member, Management Board member, security holder or creditor; (ii) violate or conflict with any provision of the Constitution, charter, bylaws or other governing documents of the Tribe, the Authority or its Restricted Subsidiaries; (iii) result in or require the creation or imposition of any Lien upon or with respect to any of the Authority’s Property now owned or leased or hereafter acquired; (iv) violate any Law or Requirement of Law, including any Gaming Law, applicable to the Tribe, the Authority or its Restricted Subsidiaries; (v) [reserved]; (vi) result in a material breach of or default under, or would, with the giving of notice or the lapse of time or both, constitute a material breach of or default under, or cause or permit the acceleration of any obligation owed under, any mortgage, indenture or loan or credit agreement or any other Contractual Obligation to which the Tribe, the Authority or any of its Restricted Subsidiaries is a party or by which the Tribe, the Authority, its Restricted Subsidiaries or any of their Property is bound or affected; or (vii) require any consent or approval of any Governmental Authority, or any notice to, registration or qualification with any Governmental Authority, not heretofore obtained or obtained concurrently with the Closing. The Authority and its Restricted Subsidiaries are not in violation of, or default under, any Requirement of Law or Contractual Obligation, or any mortgage, indenture, loan or credit agreement described in clause (vi) of the preceding sentence, in any respect that constitutes a Material Adverse Effect.

(b) The Note Documents to which the Note Parties are party have been executed and delivered by the Note Parties, as applicable. The Note Documents executed by the Note Parties constitute the legal, valid and binding obligations of the Note Parties, as applicable, enforceable against the Note Parties, as applicable, in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The waivers of sovereign immunity by the Note Parties contained in the Note Documents are legal, valid, binding and irrevocable.

Section 5.3 Exchange Act Reports, Projections.

(a) The Authority is subject to the reporting requirements of Section 15(d) of the Exchange Act. The reports required to be filed by the Authority with the SEC under the Exchange Act (such reports filed on or prior to the time as of which representations are made by the Authority hereunder, the “Exchange Act Reports”) do not, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading. The Authority is not in possession of any material nonpublic information with respect to the Authority that would be required to be, but has not been, disclosed in the Exchange Act Reports or otherwise publicly disclosed by the Authority, in connection with any purchase or sale of the Notes, in accordance with the Securities Act, Exchange Act and the rules and regulations of the SEC.

(b) The reports, financial statements, certificates and other written information furnished by the Authority or on its behalf to any Purchaser in connection with the transactions contemplated hereby and the negotiation of this Agreement, taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Authority represents only that such in-formation was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 5.4 [Reserved].

Section 5.5 Financial Statements; Material Events; No Internal Control Event.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present the financial condition of the Authority and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The unaudited consolidated balance sheet of the Authority and its Subsidiaries dated [                    ], and the related consolidated statements of income or operations, changes in capital and cash flows for the Fiscal Quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Authority and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) [reserved].

(d) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(e) To the knowledge of each Responsible Officer of the Authority, no Internal Control Event exists or has occurred since the date of the Audited Financial Statements that has resulted in or could reasonably be expected to result in a misstatement, in any material respect, in any financial information delivered or to be delivered to the Purchasers, of (i) covenant compliance calculations provided hereunder or (ii) the assets, liabilities, financial condition or results of operations of the Authority and its Restricted Subsidiaries on a consolidated basis.

Section 5.6 Compliance with Laws. The Authority and its Restricted Subsidiaries are in material compliance with all applicable Gaming Laws. The Authority and its Restricted Subsidiaries are in compliance with all other Laws, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.7 Governmental Authorizations; Other Consents. No authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Authority is required to authorize or permit under applicable Laws the execution, delivery and performance by the Authority and its Restricted Subsidiaries of the Note Documents to which they are parties, other than such as have been obtained on or prior to the Closing. No party to this Agreement is required to register with, give notice to any Person or receive any permit or license from any Gaming Board or other Governmental Authority by reason of any Laws of the

Tribe or Gaming Law in connection with its entering into any Note Document, receipt of any Note, performance or observance of any obligation of such party under any Note Document, in each case except as such registration has been obtained, such notice has been given or such permit or license has been received on or prior to the Closing (provided that, for the avoidance of doubt, the representation in this sentence as it relates to any Purchaser with respect to requirements under Gaming Laws is limited to any such requirement for permit or license arising solely as a result of such Purchaser’s entry into this Agreement and the transactions contemplated hereby, without regard to any other transaction or activities of such Purchaser or its Affiliates or other related parties).

Section 5.8 Litigation; Observance of Agreements, Statutes and Orders.

(a) Except for (i) any matter fully covered (subject to applicable deductibles and retentions) by insurance and with respect to which the insurance carrier has not denied coverage, nor issued any denial of claim, nor any other statement that the claim is in excess of coverage, (ii) any matter, or series of related matters, not fully covered by insurance (subject to applicable deductibles and retentions) involving a claim against the Authority or its Restricted Subsidiaries which is not reasonably likely to be adversely determined or, if adversely determined, would not reasonably be expected to result in a Material Adverse Effect, and (iii) matters set forth in Schedule 5.8, there are no actions, suits, proceedings or investigations pending as to which the Authority or any of its Restricted Subsidiaries has been served or has received notice or, to the knowledge of each Responsible Officer of the Authority, threatened against or affecting the Authority, its Restricted Subsidiaries or any of their Property before any Governmental Authority.

(b) Neither the Authority nor any Restricted Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Note Document.

Section 5.9 Taxes. The Authority and its Subsidiaries have filed all federal, state and other material tax returns and reports which are required to be filed, and have paid, or made provision for the payment of, all Taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by the Authority or its Subsidiaries, except (a) such Taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained in accordance with GAAP or (b) as would not reasonably be expected to result in a Material Adverse Effect. There is no proposed tax assessment against the Authority or any Subsidiary that would, if made, have a Material Adverse Effect.

Section 5.10 Title to Property. Each of the Authority and each Restricted Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Authority and its Restricted Subsidiaries is subject to no Liens, other than Liens permitted by Section 10.9. The Lease is in full force and effect and creates a valid lease-hold estate on the terms of such lease, and neither the Authority nor the Tribe is in default or breach of any material provision thereof.

Section 5.11 Intangible Assets. The Authority and its Restricted Subsidiaries own, or possess the right to use to the extent necessary in their business, all trademarks, trade names, copyrights, patents, patent rights, computer software, licenses and other Intangible Assets that are used in the conduct of the business of the Authority and its Restricted Subsidiaries as now operated and which are material to the condition (financial or otherwise), business or operations of the Authority and its Restricted Subsidiaries, and no such Intangible Asset conflicts with the valid trademark, trade name, copyright, patent, patent right or Intangible Asset of any other Person to the extent that such conflict constitutes a Material Adverse Effect.

Section 5.12 Compliance with ERISA. Neither the Authority nor any ERISA Affiliate maintains, contributes to or is required to contribute to any “employee pension benefit plan” that is subject to Title IV of ERISA. Except as would not reasonably be expected to result in a Material Adverse Effect, the Authority and each ERISA Affiliate are in compliance with the applicable provisions of ERISA and the Code, have not incurred any material liability to the PBGC or any Plan and no Reportable Event or transaction prohibited by Section 4975 of the Code or Section 406 of ERISA has occurred.

Section 5.13 Private Offering by the Authority.

(a) Neither the Authority nor anyone acting on its behalf has offered the Notes, or any substantially similar security which is or would be integrated with the sale of the Notes pursuant to this Agreement and the other Note Documents, for sale to, or solicited any offer to buy and of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than UBS, which has been offered the Notes at a private sale for investment. Neither the Authority nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act

(b) Assuming the accuracy of the representations and warranties of UBS and each Purchaser contained herein, and the compliance by UBS and each such Purchaser with their agreements set forth herein, the offer and sale of the Notes in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act by reason of Section 4(a)(2) thereof; and it is not necessary to qualify this Agreement or any other Note Document in respect of the Notes under the Trust Indenture Act.

Section 5.14 Use of Proceeds. The Authority will apply the proceeds of the sale of the Notes hereunder [specify use of proceeds, which shall be a permitted use pursuant to the terms of the Facility Agreement], in a manner not in contravention of any Law or of any Note Document. Neither the Authority, nor any Guarantor nor any of their respective Subsidiaries has taken, and none of them will take, any action that might cause this Agreement or the issuance of the Notes to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

Section 5.15 Anti-Terrorism and Anti-Money Laundering Laws.

(a) None of the Authority, its Subsidiaries and, to the knowledge of the Authority, the Tribe, the respective officers, directors, brokers or agents of the Authority and its Subsidiaries (i) has violated, or is in violation in any material respect of, any Anti-Terrorism Laws or Anti-Money Laundering Laws or (ii) has been convicted of, has been charged with, or is under investigation by, a Governmental Authority for violations of, or has been assessed civil penalties or has had any of its funds seized or forfeited in an action under, any Anti-Terrorism Laws or Anti-Money Laundering Laws. The Authority has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable Law) to ensure that the Authority and its Subsidiaries are and will continue to be in compliance with all applicable Anti-Terrorism Laws and Anti-Money Laundering Laws.

(b) The funds used by the Authority to make payments hereunder to the holders of the Notes will not be derived from activities by the Authority that violate any Anti-Terrorism Laws or Anti-Money Laundering Laws.

(c) No part of the proceeds from the issuance and sale of the Notes constitutes or will constitute funds obtained on behalf of any Embargoed Person or will otherwise be used by the Authority or any of its Subsidiaries (i) in connection with any investment in, or any transactions or dealings with, any Embargoed Person, (ii) for any purpose that would cause any holder of the Notes to be in violation of any Anti-Terrorism Laws or Anti-Money Laundering Laws or (iii) otherwise in violation of any Anti-Terrorism Laws or Anti-Money Laundering Laws.

(d) None of the Authority, its Subsidiaries and, to the knowledge of the Authority, the Tribe and the respective officers, directors, brokers or agents of the Authority and its Subsidiaries acting or benefiting in any capacity in connection with the issuance and sale of the Notes is an Embargoed Person, is a shell bank or is subject to special measures because of money laundering concerns under Section 311 of the USA PATRIOT Act and its implementing regulations.

(e) None of the Authority, its Subsidiaries and, to the knowledge of the Authority, the Tribe and the respective officers, directors, brokers or agents of the Authority and its Subsidiaries acting or benefiting in any capacity in connection with the issuance and sale of the Notes (i) directly conducts any business or engages in making or receiving any contribution of funds, goods or services to any Embargoed Person, (ii) deals in, or otherwise engages in any transaction involving, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any Anti-Terrorism Law.

Section 5.16 Foreign Corrupt Practices. (i) Neither the Authority nor any of its Subsidiaries, nor any member of the Management Board, officer or employee, nor, to the Authority’s knowledge, any agent or representative of the Authority or any of its Subsidiaries, has taken or will take any action with the proceeds of the Notes in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any Governmental Official to influence official action or secure an improper advantage in each case in material violation of applicable Laws and (ii) the Authority and its Subsidiaries have conducted their businesses in material compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such Laws and with the representation and warranty contained herein.

Section 5.17 Investment Company Act. None of the Authority, any Person controlling the Authority, or any Subsidiary of the Authority is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

Section 5.18 Environmental Matters. Except as described in Schedule 5.18, neither the Authority nor any of its Restricted Subsidiaries nor, to the knowledge of each Responsible Officer of the Authority or any of its Restricted Subsidiaries, any predecessor in title or any third person at any time occupying or present on the Real Property at any time has disposed of, discharged, released or threatened the release of any material amount of Hazardous Materials on, from or under such real property in any manner that violates any Hazardous Materials Law except for such violations that would not, individually or in the aggregate, have a Material Adverse Effect. Except as described in Schedule 5.18, no condition exists that violates any Hazardous Material Law affecting the Real Property except for such violations that would not, individually or in the aggregate, have a Material Adverse Effect. Except as described in Schedule 5.18, the Real Property and each portion thereof is not and has not been utilized by the Authority or any of its Subsidiaries as a site for the manufacture of any Hazardous Materials, except as may not reasonably be expected to result in a Material Adverse Effect. The Real Property is in compliance with all Hazardous Materials Law, except as may not reasonably be expected to result in a Material Adverse Effect. Except as described in Schedule 5.18, to the extent that any Hazardous Materials have been, or are, used, generated or stored by the Authority or any of its Restricted Subsidiaries on any Real Property, or transported to or from such Real Property by the Authority or any of its Restricted Subsidiaries, such use, generation, storage and transportation have been and are in compliance with all Hazardous Materials Laws except to the extent that any such noncompliance could not reasonably be expected to have a Material Adverse Effect.

Section 5.19 Solvency. Immediately after the sale of the Notes hereunder and after giving effect to the application of the proceeds of the Notes, (a) the fair value of the properties of the Authority and its Restricted Subsidiaries, on a consolidated basis, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Authority and its Restricted Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Authority and its Restricted Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Authority and its Restricted Subsidiaries, on a consolidated basis, will not have unreasonably small capital with which to conduct their business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing.

Section 5.20 [Reserved].

Section 5.21 Designated Senior Indebtedness. The Obligations have been duly designated as and constitute “Designated Senior Indebtedness” (or a similar designation) in respect of all applicable Subordinated Indebtedness of the Note Parties (including the Existing Senior Subordinated Notes).

Section 5.22 Arbitration. To the extent that any dispute among the parties to the Note Documents is initiated in or referred to the Tribal Court, (i) such court lacks discretion to refuse to compel arbitration among the parties to the dispute, and (ii) such court is obligated to honor and enforce any award by the arbitrator, without review of any nature by such court.

Section 5.23 No Management Contract. This Agreement does not constitute a “management contract” or “management agreement” within the meaning of Section 12 of IGRA and related regulations, or deprive the Authority of the sole proprietary interest and responsibility of the conduct of gaming activity at Mohegan Sun.

Section 5.24 No Pending Referendum. No Tribal law permits any tribal member to challenge by referendum or initiative any action of the Tribal Council or the Management Board of the Authority authorizing and approving the execution and delivery of any Note Document (“Referendum Action”). No Referendum Action is, to the Authority’s knowledge, threatened or pending which would reduce the obligations of the Tribe or the Authority under the Note Documents or impair the enforceability of the Note Documents or the rights of the purchasers thereunder or cause a Material Adverse Effect.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF THE TRIBE.

In order to induce the Purchasers to enter into this Agreement, the Tribe represents and warrants to the Purchasers that, as of the Closing (but not as of any date subsequent thereto):

Section 6.1 Existence and Qualification; Power; Compliance with Laws. The Tribe is a federally recognized Indian tribe, with authority to enter into this Agreement and perform its agreements hereunder. The Constitution of the Tribe, amended and restated in its entirety and approved on April 12, 1996, and as further amended through the date hereof was validly adopted by the Tribe, is effective according to its terms and is the law of the Tribe.

Section 6.2 Compliance with Other Agreements and Instruments and Government Regulations. The execution, delivery and performance by the Tribe of its limited obligations under this Agreement have been duly authorized by all necessary Tribal Council and other action of the Tribe, and do not: (a) require any consent or approval not heretofore obtained of any enrolled tribal member, Tribal Council member, security holder or creditor; or (b) violate or conflict with any provision of the Constitution or other governing documents of the Tribe.

Section 6.3 No Governmental Approvals Required. No authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Authority is required to authorize or permit under applicable Laws the execution, delivery and performance by the Tribe of this Agreement, other than such as have been obtained on or prior to the Closing.

Section 6.4 Binding Obligations. This Agreement has been executed and delivered by the Tribe, and constitutes the valid and legally binding obligations of the Tribe, enforceable against the Tribe in accordance with is terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law), provided however that no representation is made as to choice of law. The limited waiver of sovereign immunity by the Tribe in Section 24.7 below is irrevocable.

SECTION 7. REPRESENTATIONS AND AGREEMENTS OF THE PURCHASERS.

Section 7.1 Purchase for Investment. Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Authority is not required to register the Notes. Each Purchaser severally represents that it is an “accredited investor” (as defined in Rule 501(a)[(1), (2), (3) or (7)] of Regulation D under the Securities Act) acting for its own account (and not for the account of others) or as a fiduciary or agent for others (which others are also “accredited investors”).

Section 7.2 Source of Funds. Each Purchaser purchasing Notes at the Closing severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Authority in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, as of the last day of its most recent calendar quarter, the QPAM does not own a 10% or more interest in the Authority and no person controlling or controlled by the QPAM (applying the definition of “control” in section V(e) of the QPAM Exemption) owns a 20% or more interest in the Authority (or less than 20% but greater than 10%, if such person exercises control over the management or policies of the Authority by reason of its ownership interest) and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Authority in writing pursuant to this clause (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Authority and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Authority in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Authority in writing pursuant to this clause (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 7.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 8. INFORMATION AS TO THE AUTHORITY.

Section 8.1 Reports.

(a) Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Authority will file a copy of each of the following reports with the SEC for public availability (unless the SEC will not accept such a filing, in which case the

Authority will otherwise publicly post such reports) and will furnish to each Purchaser and each holder of a Note that is an Institutional Investor (which may be deemed to be made by electronic transmission via the SEC’s EDGAR system or any successor system thereto, subject to the proviso at the end of Section 8.3), within 15 days after the end of the time periods specified in the SEC’s rules and regulations for filings of current, quarterly and annual reports:

(i) all quarterly and annual reports, including financial information, that would be required to be contained in a filing with the SEC on Forms 10-Q (the “Form 10-Q”) and 10-K (the “Form 10-K”) if the Authority were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Authority and its consolidated subsidiaries (showing in reasonable detail, either on the face of the consolidated financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Authority and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Authority, to the extent that would be required by the rules, regulations or interpretive positions of the SEC) and, with respect to the annual information only, a report thereon by the Authority’s independent registered public accounting firm; and

(ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Authority were required to file such reports.

(b) So long as any Notes remain outstanding, if, at any time the Authority is no longer subject to Section 13 or 15(d) of the Exchange Act, the Authority will furnish to the Purchaser and each holder of a Note and to securities analysts and prospective purchasers of the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(c) The Authority shall provide to the Purchasers and each holder of a Note (which may be deemed to be made by electronic transmission via the SEC’s EDGAR system or any successor system thereto), within 15 days after it files them with the NIGC, copies of all reports which the Authority is required to file with the NIGC pursuant to 25 C.F.R. Part 514.

(d) The Authority shall, so long as any of the Notes are outstanding, deliver to each Purchaser and each holder of a Note that is an Institutional Investor, forthwith upon any Responsible Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Authority is taking or proposes to take with respect thereto.

Section 8.2 Officer’s Certificate.

(a) The Authority shall deliver to each Purchaser (and each Purchaser may deliver to each holder of a Note that is an Institutional Investor and permit them to rely thereupon as if an addressee thereof), within 90 days after the end of each Fiscal Year, an Officers’ Certificate stating that a review of the activities of the Authority and its Subsidiaries during the preceding Fiscal

Year has been made under the supervision of the signing officers with a view to determining whether the Authority has kept, observed, performed and fulfilled its obligations under this Agreement and further stating, as to each such officer signing such certificate, that to the best of his or her knowledge the Authority has kept, observed, performed and fulfilled each and every covenant contained in this Agreement and is not in default in the performance or observance of any of the terms, provisions and conditions of this Agreement (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Authority is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Authority is taking or proposes to take with respect thereto.

(b) So long as not contrary to the then-current recommendations of the American Institute of Certified Public Accountants, the year end financial statements delivered pursuant to Section 8.1(a) above shall be accompanied by a written statement of the Authority’s independent public accountants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Authority has violated any provisions of this Agreement hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

Section 8.3 Electronic Delivery. Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be furnished or delivered by the Authority to any Purchaser or holder of a Note pursuant to Sections 8.1 and 8.2 shall be deemed to have been delivered if the Authority satisfies any of the following requirements with respect thereto (for the avoidance of doubt, without limitation of any requirement in such Sections to publicly file or post any such information):

(i) such financial statements, opinions, other information and/or Officer’s Certificates, as applicable, satisfying the requirements of Section 8.1 or 8.2, as applicable, are delivered to each holder of a Note by e-mail;

(ii) the Authority shall have timely filed a Form 10–Q, Form 10–K or Form 8-K, satisfying the requirements of Section 8.1(a), or shall have otherwise filed the applicable information, with the SEC on EDGAR or shall have made any applicable financial statement, report, certificate or other information available on its home page on the internet, which is located at http://www.mtga.com as of the date of this Agreement; or

(iii) such financial statements and other information satisfying the requirements of Section 8.1 and related Officer’s Certificate(s) satisfying the requirements of Section 8.2 are timely posted by or on behalf of the Authority on IntraLinks or on any other similar website to which each holder of Notes has free access;

provided, however, that upon request of any holder to receive paper copies of such forms, financial statements and Officer’s Certificates or to receive them by e-mail, the Authority will promptly e-mail them or deliver such paper copies, as the case may be, to such holder.

SECTION 9. PAYMENT AND PREPAYMENT OF THE NOTES.

Section 9.1 Maturity. As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the Maturity Date thereof, together with any accrued unpaid interest on such principal amount.

Section 9.2 Optional Prepayments with Premium and Make-Whole Amount. The Authority may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than [    ]% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus an amount (not less than zero) equal to the sum of (i) the Applicable Premium, if any, (ii) [Breakage Costs, if any,]1 and (iii) the Make-Whole Amount, if any, each determined for the prepayment date with respect to such principal amount prepaid. The Authority will give each holder of Notes written notice of each optional prepayment under this Section 9.2 not fewer than ten days and not more than 60 days prior to the date fixed for such prepayment unless the Authority and the Required Holders (on behalf of all holders) agree to another time period pursuant to Section 19. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and such notice shall be irrevocable; provided, that any such notice may be conditioned on the consummation of a refinancing or other transaction and may be rescinded or postponed on or prior to the proposed prepayment date if such refinancing or other transaction is not consummated or is delayed. In connection with such prepayment, each holder of Notes shall notify the Authority the amount of any Make-Whole Amount [or Breakage Costs] resulting from such prepayment. The Authority shall prepay on the specified date such specified principal amount of the Notes, together with any unpaid interest on such principal amount then being prepaid accrued to such date and any other amounts required to be paid in connection therewith pursuant to this Section 9.2, and such amount shall be due and payable as of such date.

Section 9.3 Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Sections 9.2, 9.8 or 9.9, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment. In the case of each partial prepayment of the Notes pursuant to Section 9.10, the applicable holder’s Notes shall be prepaid in full without the requirement to prepay any other holder’s Notes.

Section 9.4 Maturity; Surrender, Etc. In the case of each optional or required prepayment of Notes pursuant to this Section 9, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with any unpaid interest on such principal amount accrued to such date, and an amount (not less than zero) equal

[1]	Breakage Cost provisions to be applicable only in an NPA for any Floating Rate Note.

to the sum of (i) the Applicable Premium, if any, (ii) [Breakage Costs, if any,] and (iii) the Make-Whole Amount, if any, each determined as of such date for such principal amount and to the extent applicable. From and after such date, unless the Authority shall fail to pay such principal amount when so due and payable, together with the interest and any other amounts required to be paid pursuant to the foregoing sentence, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Authority and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 9.5 Purchase of Notes. The Authority will promptly cancel all Notes acquired by it or any Subsidiary and no Notes may be issued in substitution or exchange for any such Notes. In determining whether the holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Authority, any Subsidiary or any of their Affiliates will be considered as though not outstanding, except that for the purposes of determining whether UBS and each Purchaser will be protected in relying on any such direction, waiver or consent, only Notes that UBS or such Purchaser knows are so owned will be so disregarded.

Section 9.6 Make-Whole Amount; Applicable Premium[; Breakage Costs].

(a) Upon the occurrence of any acceleration of the Notes in accordance with Section 14.1 or any event in the course of a proceeding under Bankruptcy Law or other reorganization activities which results in any holder of a Note receiving any amount on account of the principal amount of its portion of such Note prior to the scheduled payment date therefor, the Authority shall owe any such affected holder an amount (not less than zero) equal to the sum of the Make-Whole Amount and the Applicable Premium with respect to such portion.

(b) [In the event of the payment or prepayment, whether optional or mandatory, of any principal of the Notes other than on the last day of an Interest Period applicable thereto, then, in any such event, the Authority shall compensate each holder of a Note for the loss, cost and expense attributable to such event. Such loss, cost or expense to any holder shall be deemed to be an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such holder’s Note had such event not occurred, at the LIBOR Rate (as defined in the Note) that would have been applicable to such holder’s Note, for the period from the date of such event to the last day of the then-current Interest Period (as defined in the Note) therefor over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such holder would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. The amounts described to in this paragraph shall be referred to herein collectively as “Breakage Costs.” A certificate of any holder of a Note setting forth in reasonable detail any Breakage Costs that such holder is entitled to receive pursuant to this Section 9.6 shall be delivered to the Authority and shall be conclusive and binding absent manifest error. The Authority shall pay such holder of a Note the amount shown as due on any such certificate within five Business Days after receipt thereof.]2

[2]	Applicable solely in the case of floating rate notes

Section 9.7 Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest, Make-Whole Amount[, Breakage Costs,] or Applicable Premium on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day.

Section 9.8 Prepayment in Connection with Asset Disposition. If the Authority makes an offer to prepay the Notes in accordance with Section 10.5(c), the Authority will give written notice thereof to the holders of all outstanding Notes, which notice shall (a) refer specifically to this Section 9.8 and describe in reasonable detail the Asset Sale giving rise to such offer to prepay the Notes, (b) specify the ratable portion of each Note being offered to be prepaid, (c) specify a prepayment date not less than 15 days and not more than 60 days after the date of such notice (the “Disposition Prepayment Date”) and (d) offer to prepay on the Disposition Prepayment Date such ratable portion of each Note at par, together with any unpaid interest accrued thereon to the Disposition Prepayment Date, and an amount (not less than zero) equal to the sum of the [Breakage Costs, if any,] and the Make-Whole Amount, each determined as of the Disposition Prepayment Date for such principal amount (which offer is, for the avoidance of doubt, the Prepayment Offer specified in Section 10.5(c)). If the Disposition Prepayment Date is not specified in such notice, the Disposition Prepayment Date shall be the 45th day after the date of such notice. A holder of Notes may accept or reject such offer to prepay by causing a notice of such acceptance or rejection to be delivered to the Authority at least two Business Days prior to the Disposition Prepayment Date specified by the Authority in such offer. If a holder of Notes has not responded to such offer by a date which is at least two Business Days prior to such specified Disposition Prepayment Date, such holder shall be deemed to have declined such offer of prepayment. The Authority shall prepay on the Disposition Prepayment Date such ratable portion of each Note held by the holders who have accepted such offer in accordance with this Section 9.8, together with any unpaid interest on such principal amount then being prepaid accrued to the Disposition Prepayment Date and any other amounts required to be paid in connection therewith pursuant to this Section 9.8, and such amount shall be due and payable as of such Disposition Prepayment Date.

Section 9.9 Prepayment in Connection with Change of Control.

(a) Within 20 Business Days following any Change of Control, the Authority will give written notice thereof to the holders of all outstanding Notes, which notice (such notice, a “Change of Control Offer”) shall (A) refer specifically to this Section 9.9 and describe in reasonable detail the Change of Control giving rise to such offer to prepay the Notes, (B) specify that the entire outstanding principal amount of each Note is being offered to be prepaid, (C) specify a prepayment date not less than 15 days and not more than 60 days after the date of such notice (the “Change of Control Payment Date”) and (D) offer to prepay on the Change of Control Payment Date the entire outstanding principal amount of each Note at a price equal to par, together with any unpaid interest accrued thereon to the Change of Control Payment Date, and an amount (not less than zero) equal to the sum of (i) 1% of the principal amount thereof, (ii) the [Breakage Costs, if any,] and (iii) the Make-Whole Amount, each determined as of the Disposition Prepayment Date for such principal amount. If the Change of Control Payment Date is not specified in such notice, the Change of Control Payment Date shall be the 45th day after the date of such notice. A holder of Notes may accept (in whole or in part, provided that acceptance in part shall be in a principal amount equal to $2,000 or an integral multiple of $1,000 in excess thereof) or reject such offer to prepay by causing a notice of such acceptance or rejection to be delivered to the Authority at least two Business Days prior to the Change of Control Payment Date specified by the Authority in such offer. If a holder of Notes has not responded to such offer by a date which is at least two Business Days prior to such specified Change of Control Payment Date, such holder shall be deemed to have declined such offer of prepayment in full. The Authority shall prepay on the Change of Control Payment Date such portion of each Note held by the holders who have accepted such offer as has been so accepted in accordance with this Section 9.9, together with any unpaid interest on such principal amount then being prepaid accrued to the Change of Control Payment Date, and any other amounts required to be paid in connection therewith pursuant to this Section 9.9, and such amount shall be due and payable as of such Change of Control Payment Date.

(b) Notwithstanding anything to the contrary in this Section 9.9, the Authority shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in this Section 9.9 applicable to a Change of Control Offer made by the Authority and such third party prepays all amounts of all Notes in respect of which such Change of Control Offer has been accepted and not withdrawn by the holders thereof.

Section 9.10 Redemption Pursuant to Gaming Law. If any Gaming Board requires that a holder of a Note must be licensed, qualified or found suitable under applicable Gaming Laws in order for the Authority to obtain or maintain any gaming license or franchise and such holder does not obtain such license, qualification or finding of suitability within 30 days after being requested to do so by such Gaming Board (or such lesser period that may be required by such Gaming Board) or if such holder is not so licensed, qualified or found suitable, then at the Authority’s option, (a) such holder shall be obligated, at the request of the Authority to dispose of such holder’s Notes within 30 days of receipt of such finding by the applicable Gaming Board (or such earlier date as may be required by the applicable Gaming Board), provided that such holder shall receive payment in connection with such disposition of any amount at least equal to the principal amount of the Notes disposed or (b) the Authority shall have the right to prepay the Notes of such holder at a prepayment price equal to the lesser of (1) the principal amount thereof and (2) the price at which such holder acquired the Notes, together with, in each case, accrued and unpaid interest to the date of prepayment, [Breakage Costs, if any,] and the Make-Whole Amount, each determined on the date of such disposition for such principal amount. The Authority is not required to pay or reimburse any holder of a Note who is required to apply for such license, qualification or finding of suitability for the costs of the licensure or investigation for such qualification or finding of suitability. Such expenses shall be the obligation of such holder of a Note.

Section 9.11 Prepayment in Connection with Credit Event or Succession Event Determinations. At any time when UBS AG, London Branch or any of its Affiliates or GIFS Capital Company LLC (any such person, a “Designated Holder”) is a holder of any Notes, if any Designated Holder notifies the Authority in writing of (i) any Credit Event Determination or (ii) any Succession Event Determination (which notice shall also provide a description as published by ISDA or otherwise in reasonable detail of such Credit Event Determination or Succession Event Determination) and requests in writing such prepayment in accordance with this Section 9.11, which written request shall specify a prepayment date not earlier than five (5) Business Days after the date of effectiveness of such notice (the “Event Determination Prepayment Date”), the Authority shall be required to prepay the entire outstanding principal amount of any Note held by such Designated Holder on the Event Determination Prepayment Date together with any unpaid interest accrued thereon, the Applicable Premium, if any, [Breakage Costs, if any,] and the Make-Whole Amount, each determined as of the Event Determination Prepayment Date for such principal amount, and in such case, such amount in respect of such Notes (and not any Notes held by any other holder) shall be due and payable as of such Event Determination Prepayment Date.

SECTION 10. COVENANTS.

Section 10.1 Stay, Extension and Usury Laws. The Authority covenants (to the extent that it may lawfully do so) that it shall not, and shall not permit any other Note Party to, at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Agreement and the other Note Documents; and the Authority (to the extent that it may lawfully do so) hereby expressly waives, on behalf of itself and each other Note Party, all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the holders of the Notes, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 10.2 Restricted Payments.

(a) The Authority will not, and the Authority will not permit any of its Restricted Subsidiaries, directly or indirectly, to: (i) make any payment on or with respect to any of the Authority’s or any of its Restricted Subsidiaries’ Equity Interests; (ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interest in the Authority or any Subsidiary or Affiliate of the Authority; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness, other than the purchase, repurchase or other acquisition of Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case within one year of the Stated Maturity thereof and other than a payment of interest or principal at the Stated Maturity thereof; (iv) make any payment or distribution to the Tribe (or any agency, instrumentality or political subunit or Subsidiary (other than the Authority and its Subsidiaries) thereof) or make any general distribution to the members of the Tribe; or (v) make any Restricted Investment; other than, in each case, Government Service Payments (all such payments and other actions set forth in clauses (i) through (v) of this Section 10.2(a) (exclusive of Government Service Payments) are collectively referred to as “Restricted Payments”) unless, at the time of and after giving effect to such Restricted Payment:

(A) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(B) the Authority would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 10.4(a) hereof; and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Authority and its Restricted Subsidiaries after the Closing (excluding Restricted Payments permitted by Section 10.2(b) hereof), is less than the sum, without duplication, of (1) 50% of the Consolidated Net Income of the Authority for the period (taken as one accounting period) from the beginning of the Fiscal Quarter in which the Closing occurs to the end of the Authority’s most recently ended Fiscal Quarter for which internal consolidated financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (2) 100% of the aggregate net cash proceeds or fair market value (as determined in the good faith, reasonable judgment of the Management Board and evidenced by a resolution set forth in an Officer’s Certificate delivered to each Purchaser and holder of a Note) of assets or property (other than cash) received by the Authority after the Closing from capital contributions from the Tribe that bear no mandatory obligation to repay the Tribe, plus (3) to the extent that any Restricted Investment that was made after the Closing is sold, liquidated or otherwise disposed of, the lesser of (I) the cash or fair market value (as determined in the good faith, reasonable judgment of the Management Board and evidenced by a resolution set forth in an Officer’s Certificate delivered to each Purchaser and holder of a Note) of assets other than cash received with respect to such Restricted Investment (less the cost of disposition, if any) and (II) the initial amount of such Restricted Investment, plus (4) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the Closing, the lesser of (I) the fair market value of the Authority’s Investment in such Subsidiary as of the date of such redesignation and (II) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary, plus (5) $50 million.

(b) The preceding provisions will not prohibit:

(i) the defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(ii) the payment of any dividend by a Restricted Subsidiary of the Authority to the holders of its common Equity Interests on a pro rata basis;

(iii) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of any Restricted Subsidiary of the Authority held by any member of the Authority’s (or any of its Restricted Subsidiaries’) management pursuant to any management equity subscription agreement or stock option agreement in effect as of the Closing; provided, that (a) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.2 million in any 12-month period and (b) the aggregate amount of all such repurchased, redeemed, acquired or retired Equity Interests shall not in the aggregate exceed $3.6 million;

(iv) the redemption or purchase of Subordinated Indebtedness of the Authority in the event that the holder of such Subordinated Indebtedness has failed to be licensed, qualified or found suitable or otherwise be eligible by any Gaming Regulatory Authority to remain a holder of such Subordinated Indebtedness;

(v) the redemption, defeasance, repurchase or other acquisition or retirement of Subordinated Indebtedness with the net cash proceeds from a substantially concurrent capital contribution from the Tribe (provided that such capital contribution is not counted for purposes of Section 10.2(a)(C)(2) hereof);

(vi) [reserved];

(vii) the redemption, defeasance, repurchase or other acquisition or retirement of Subordinated Indebtedness in connection with any repurchase offer related to an Asset Sale or Change of Control but only if the Authority shall have complied with Sections 9.8 and 9.9 hereof, as applicable, and purchased all Notes validly tendered in connection therewith prior to the redemption of such Subordinated Indebtedness;

(viii) payments to the Tribe (or any agency, instrumentality or political subunit thereof) on account of Indebtedness of the Authority or any Restricted Subsidiary held by the Tribe (or any agency, instrumentality or political subunit thereof) at the Stated Maturity thereof;

(ix) other Restricted Payments in an aggregate amount since the Closing not to exceed $60.0 million;

(x) the purchase, redemption, defeasance or other acquisition or retirement for value of any Equity Interests in any Subsidiary or Affiliate of the Authority that does not constitute a Permitted Investment, provided, that (A) the Authority delivers to each Purchaser and holder of a Note an Officer’s Certificate as to the fairness to the Authority or such Restricted Subsidiary of the price of such repurchase, redemption or other acquisition or retirement for value, from a financial point of view, and (B) in the aggregate, all such repurchases, redemptions or other acquisitions or retirements for value do not exceed $10.0 million;

(xi) the purchase, redemption, defeasance or other acquisition or retirement for value of any Equity Interest in any Subsidiary or Affiliate of the Authority to the extent that such purchase or acquisition constitutes a Permitted Investment; and

(xii) the defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness (including any Existing Senior Subordinated Notes) in a total amount not to exceed $60.0 million;

(xiii) the defeasance, redemption, repurchase or other acquisition or retirement of additional Subordinated Indebtedness (including any Existing Senior Subordinated Notes) not otherwise permitted hereunder; provided, that the Consolidated Senior Leverage Ratio is less than 4.25 to 1.0, calculated giving pro forma effect to such defeasance, redemption, repurchase, acquisition or retirement and the incurrence of any Indebtedness in connection therewith; and

(xiv) the purchase, redemption or other acquisition or retirement of Indebtedness subordinated in right of payment to the Notes or any Note Guarantee with any Excess Proceeds remaining after all holders of the Notes have been given the opportunity to accept the Authority’s offer to prepay their Notes in accordance with this Agreement, if any such Subordinated Indebtedness is required to be repurchased pursuant to its respective term;

provided, however, that at the time of, and after giving effect to, any Restricted Payment pursuant to clause (iii), (vi), (viii) (other than in respect of Indebtedness under a bond indenture or syndicated loan agreement), (ix), (xii) or (xiii), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) Following the Closing, the Authority may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default; provided, that in no event shall any Key Project Assets or Gaming Licenses be transferred to an Unrestricted Subsidiary; provided, further that Gaming Licenses unrelated to the Resort or Pocono may be transferred to an Unrestricted Subsidiary, so long as at the time and after giving effect to such transfer (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and (ii) the Authority would, at the time of such transfer and after giving pro forma effect thereto, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 10.4(a) hereof. In the event of such designation, all outstanding Investments owned by the Authority and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under Section 10.2(a) hereof unless the Investment constitutes a Permitted Investment (in which case, such Investment will reduce the amount available for Permitted Investments, as applicable); provided, that in the event that Salishan–Mohegan LLC shall become a Subsidiary and shall be designated an Unrestricted Subsidiary in accordance with the terms of this Note Purchase Agreement, any Investments in Salishan–Mohegan LLC outstanding as of the Closing and still outstanding as of the date of such designation shall be excluded from such calculation and shall not be deemed to be an Investment or Restricted Payment and shall not reduce the amount otherwise available for Restricted Payments or Permitted Investments. Except as set forth above with respect to Salish-an–Mohegan LLC, all such outstanding Investments will be deemed to constitute Restricted Payments (or Permitted Investments, as the case may be) in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment (or Permitted Investments, as the case may be) would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Authority may redesignate an Unrestricted Subsidiary to be a Restricted Subsidiary if such redesignation would not otherwise cause a Default.

(d) The amount of all Restricted Payments (other than in the form of cash) shall be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by the Authority or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this Section 10.2 shall be determined in good faith by the Management Board whose resolution with respect thereto shall be delivered to each Purchaser and holder of a Note.

Section 10.3 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) Except as set forth in Section 10.3(b) hereof, the Authority will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to: (i) pay dividends or make any other distributions on its Capital Stock, or with respect to any other interest or participation in, or measured by, its profits, to the Authority or any of the Authority’s Restricted Subsidiaries, or pay any indebtedness owed to the Authority or any of the Authority’s Restricted Subsidiaries; (ii) make loans or advances to the Authority or any of the Authority’s Restricted Subsidiaries; or (iii) transfer any of its properties or assets to the Authority or any of the Authority’s Restricted Subsidiaries.

(b) The provisions of Section 10.3(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(i) contractual encumbrances or restrictions in effect on the Closing, including without limitation pursuant to Existing Indebtedness and the Bank Credit Facility (including any security documents relating to the Existing Indebtedness and the Bank Credit Facility) as in effect on the Closing and any amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, Replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, Replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such contractual encumbrance or restriction, as in effect on the Closing;

(ii) the Notes, this Agreement and the other Note Documents;

(iii) applicable law or any applicable rule, regulation or order;

(iv) any agreement or other instrument governing Indebtedness or Capital Stock of a Person acquired by the Authority or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(v) customary non-assignment provisions in leases, licenses or other contracts entered into in the ordinary course of business and consistent with past practices;

(vi) purchase money obligations (including, without limitation, Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in Section 10.3(a)(iii) hereof;

(vii) contracts or agreements for the sale of assets that impose restrictions on the transfer of such assets and any contract or agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

(viii) Permitted Refinancing Indebtedness; provided, that the applicable restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(ix) any provision of secured Indebtedness otherwise permitted to be incurred pursuant to Sections 10.4 and 10.9 hereof that limits the right of the Authority or any of its Restricted Subsidiaries to dispose of the assets subject to the Liens securing such Indebtedness;

(x) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(xi) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(xii) Indebtedness, Disqualified Stock or preferred stock of the Authority or any Guarantor that is incurred subsequent to the Closing pursuant to Section 10.4 hereof containing applicable encumbrances and restrictions that are not materially more restrictive than the encumbrances and restrictions in effect on the Closing pursuant to this Agreement and the Bank Credit Facility taken together; and

(xiii) documents or agreements evidencing, relating to or otherwise governing any Permitted Lease Financing to the extent such encumbrances or restrictions are applicable solely to the Income Assets with respect to such Permitted Lease Financing.

Section 10.4 Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Authority will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Indebtedness) and the Authority will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Authority may incur Indebtedness (including Acquired Indebtedness) or issue Disqualified Stock and the Authority’s Restricted Subsidiaries may incur Indebtedness or issue preferred stock if (i) the Fixed Charge Coverage Ratio for the Authority’s most recently ended four full Fiscal Quarters for which internal consolidated financial statements are available would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as applicable, at the beginning of such four-quarter period and (ii) no Default or Event of Default shall have occurred and be continuing or would result from such incurrence of Indebtedness. Notwithstanding the foregoing, the Authority will not issue any Disqualified Stock or any type of Capital Stock that would violate IGRA.

(b) Section 10.4(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness:

(i) the incurrence by the Authority or any of its Restricted Subsidiaries of (A) Indebtedness (including letters of credit) under Credit Facilities; provided, that the aggregate principal amount of all Indebtedness under Credit Facilities outstanding under this clause (i) (including any Permitted Refinancing Indebtedness incurred pursuant to clause (B) below) as of the date of any incurrence pursuant to this clause (i), after giving effect to any such incurrence and the application of the net proceeds therefrom (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Authority and its Restricted Subsidiaries thereunder) shall not exceed the greater of (1) $1,200.0 million, minus (x) the amount of Indebtedness incurred pursuant to this clause (i) since the Closing that has been (a) retired with the Net Proceeds from any Asset Sale applied to permanently reduce the outstanding amounts of such Indebtedness pursuant to Section 10.5 hereof or (b) assumed by a transferee in an Asset Sale and (y) the Lease Financing Amount, if any, outstanding at such time and (2) the maximum aggregate principal amount that could be incurred without causing the Consolidated Secured Leverage Ratio of the Authority, at the time of incurrence, to exceed 3.00 to 1.00 (after giving effect to the application of the net proceeds therefrom and to any other pro forma adjustments consistent with the provisions set forth in the definition of “Fixed Charge Coverage Ratio”) and (B) Permitted Refinancing Indebtedness to Replace any Indebtedness outstanding pursuant to this clause (i);

(ii) the incurrence by the Authority or any of its Restricted Subsidiaries of the Existing Indebtedness;

(iii) the incurrence by the Authority or any of its Restricted Subsidiaries of Indebtedness represented by the Notes (including the Guarantees) issued on the Closing;

(iv) the incurrence by the Authority or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price of real property, furniture, fixtures, equipment or similar assets used or useful in the business of the Authority or such Restricted Subsidiary not to exceed 100% of the lesser of cost and fair market value of the assets financed, together with any Permitted Refinancing Indebtedness in respect thereof, in an aggregate principal amount under this clause (iv) not to exceed $150.0 million at any time outstanding;

(v) the incurrence by the Authority or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, renew, extend, defease or Replace, Indebtedness that was permitted by this Agreement to be incurred under Section 10.4(a) hereof or clause (ii) or (iii) of this Section 10.4(b) or this clause (v);

(vi) the incurrence by the Authority or any of its Restricted Subsidiaries of Hedging and Swap Obligations that are incurred to manage interest rates or currency exchange rates or interest rate or currency exchange rate risk and not for speculative purposes;

(vii) the guarantee by the Authority or any of its Restricted Subsidiaries of any Indebtedness of the Authority or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this Section 10.4;

(viii) the incurrence by (1) a Restricted Subsidiary of Indebtedness owed to another Restricted Subsidiary or to the Authority or (2) the Authority of Indebtedness owed to a Restricted Subsidiary; provided, that, in each case, if at any time any such Restricted Subsidiary ceases to be a Restricted Subsidiary, any such Indebtedness shall be deemed to be an incurrence of Indebtedness for the purposes of this Section 10.4;

(ix) the incurrence by the Authority or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $120.0 million;

(x) to the extent that such incurrence does not result in the incurrence by the Authority or any Restricted Subsidiary of any obligation for the payment of borrowed money of others, Indebtedness incurred solely as a result of the execution by the Authority or its Restricted Subsidiaries of a Completion Guarantee and Keep-Well Agreement;

(xi) any guarantee of Indebtedness of another Person to the extent constituting a Permitted Investment incurred pursuant to clause (v) of the definition thereof; and

(xii) (A) Capital Lease Obligations owing to Downs Lodging, LLC in respect of the hotel and convention center being constructed by Downs Lodging, LLC adjacent to the casino facility at Pocono, for so long as such entity is an Unrestricted Subsidiary of the Authority and (B) Indebtedness of Downs Lodging, LLC deemed to be incurred upon its designation, if any, as a Restricted Subsidiary in accordance with this Agreement, in an aggregate principal amount not to exceed $55.0 million as of the date of such designation, provided, that in the case of this clause (B) such Indebtedness was incurred to finance (or to refinance Indebtedness incurred to finance) the hotel and convention center being constructed by Downs Lodging, LLC adjacent to the casino facility at Pocono and fees and expenses incurred in connection therewith.

provided, however, that at the time of, and after giving effect to, the incurrence of any Indebtedness pursuant to clause (ix), (x) or (xi), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such incurrence.

For purposes of determining compliance with this Section 10.4 in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (i) through (xvi) above or is entitled to be incurred pursuant to Section 10.4(a) hereof, the Authority shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness in any manner that complies with this Section 10.4; provided, that if such Indebtedness is secured by a Lien, such Lien would be permitted to be incurred to secure such reclassified Indebtedness as of the date of reclassification in accordance with Section 10.9; provided, further, that Indebtedness outstanding under the Bank Credit Facility shall be deemed to be outstanding pursuant to clause (i) above. The payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 10.4.

Section 10.5 Asset Sales.

(a) The Authority will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless: (i) the Authority (or its Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in the good faith, reasonable judgment of the Management Board, as evidenced by a resolution set forth in an Officer’s Certificate delivered to each Purchaser and holder of a Note) of the assets sold or otherwise disposed of and (ii) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Authority or such Restricted Subsidiary is in the form of cash; provided, however, that the Authority will not be permitted to make any Asset Sale of Key Project Assets. For purposes of this provision, each of the following shall be deemed to be cash: (A) any liabilities that would appear on the Authority’s or such Restricted Subsidiary’s balance sheet prepared in accordance with GAAP (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Authority or such Restricted Subsidiary from further liability; and (B) any securities, notes or other obligations received by the Authority or any such Restricted Subsidiary from such transferee that are converted by the Authority or such Restricted Subsidiary into cash (to the extent of the cash received) within 30 days of the receipt thereof.

(b) Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Authority may apply such Net Proceeds, at its option, to (i) (A) retire Indebtedness secured by the asset which was the subject of the Asset Sale, including Indebtedness under the Bank Credit Facility; provided, that in the case of a revolving loan agreement or similar arrangement, the commitment with respect thereto is permanently reduced by such amount, (B) repurchase, retire or repay the Notes or (C) retire, repay and permanently reduce other Indebtedness that is not Subordinated Indebtedness; provided, that the Notes are repurchased, retired or repaid on a pro rata basis; (ii) acquire the assets of, or a majority of the Voting Stock of, an entity engaged in the Principal Business or a Related Business; (iii) make capital expenditures or acquire other long-term assets that are used or useful in the Principal Business or a Related Business; or (iv) make an investment in the Principal Business or a Related Business or in tangible long-term assets used or useful in the Principal Business or a Related Business. Pending the final application of any Net Proceeds of any Asset Sale, the Authority may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by this Agreement. At any time during such 360-day period, the Authority may elect to treat all or any portion of such Net Proceeds as “Excess Proceeds,” and make an Asset Sale Offer to the holders of any Notes as set forth in Sections 9.8 and 10.5(c) hereof.

(c) Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraphs will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Authority will, within 15 Business Days, make an offer to prepay the Notes (the “Prepayment Offer”), together with any senior Indebtedness ranking pari passu in right of payment with the Notes and containing similar provisions requiring the Authority to make an offer to repay or purchase such pari passu senior Indebtedness with the proceeds from such Asset Sale pursuant to a cash offer (subject only to conditions required by applicable law, if any), pro rata in proportion to the respective principal amounts of such pari passu senior Indebtedness (or accreted values in the case of Indebtedness issued with an original issue discount) and the Notes (the “Asset Sale Offer”), in accordance with Section 9.8. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Authority may use such Excess Proceeds for any purpose not otherwise prohibited by this Agreement. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Section 10.6 Sale and Leaseback Transactions. The Authority will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction (other than incidental to any Permitted Lease Financing) involving the Resort or any Key Project Assets; provided, that the Authority or any of its Restricted Subsidiaries may enter into such a sale and leaseback transaction if: (i) the Authority or such Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to Section 10.4(a) or 10.4(b)(ix) hereof and (b) incurred a Lien on the Property subject to such sale and leaseback to secure such Indebtedness pursuant to Section 10.9 hereof, and thereafter for the term of the applicable lease, the Authority or such Restricted Subsidiary will be deemed to have incurred Indebtedness in the amount of the Attributable Debt secured by a Lien on such Property; (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value, as determined in the good faith, reasonable judgment of the Management Board and set forth in an Officer’s Certificate delivered to each Purchaser and holder of a Note, of the property that is the subject of such sale and leaseback transaction; and, in the case of any such transaction (or series of related transactions) involving the sale of assets with a value in excess of $25.0 million, an opinion as to the fairness to the Authority or such Restricted Subsidiary of such sale and leaseback transaction from a financial point of view is issued by an accounting, appraisal or investment banking firm of national standing; (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Authority applies the proceeds of such transaction in compliance with Section 10.5 hereof; and (iv) no Default or Event of Default shall have occurred and be continuing or would occur as a result of such transaction; provided further, that no Resort Hotel Transaction shall be subject to provisions of this Section 10.6.

Section 10.7 Limitation on Issuances and Sales of Equity Interests in Wholly Owned Restricted Subsidiaries. The Authority (i) will not, and will not permit any Restricted Subsidiary of the Authority to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary of the Authority to any Person (other than the Authority or another Wholly Owned Restricted Subsidiary of the Authority), unless (a) (1) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly Owned Restricted Subsidiary or (2) the Authority’s Investment in such formerly Wholly Owned Restricted Subsidiary remaining immediately after giving effect to such transfer, conveyance, sale, lease or other disposition would be permitted under Section 10.2 hereof, and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with Section 10.5 hereof, and (ii) will not permit any Wholly Owned Restricted Subsidiary of the Authority to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares) to any Person other than to the Authority or a Wholly Owned Restricted Subsidiary of the Authority unless upon such issuance, the Authority’s Investment in any such formerly Wholly Owned Restricted Subsidiary would be permitted under Section 10.2 hereof.

Section 10.8 Transactions with Affiliates.

(a) The Authority will not, and the Authority will not permit any of its Restricted Subsidiaries to, make any payment or distribution to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, (i) any Affiliate of the Authority or any of its Restricted Subsidiaries or (ii) any member of the Tribe or any business entity directly or indirectly controlled by any member or members of the Tribe (each of the foregoing, an “Affiliate Transaction”), unless: (i) such Affiliate Transaction is on terms that are no less favorable to the Authority or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Authority or such Restricted Subsidiary with an unrelated Person; (ii) other than with respect to transactions undertaken in the ordinary course of business, no Default or Event of Default shall have occurred and be continuing or would result from any such Affiliate Transaction; and (iii) the Authority delivers to each Purchaser and holder of a Note: (A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Management Board set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this Section 10.8 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Management Board; and (B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to the Authority or such Restricted Subsidiary of such Affiliate Transaction (or series of related Affiliate Transactions) from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b) The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 10.8(a) hereof:

(i) any employment agreement or arrangement entered into by the Authority or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Authority or such Restricted Subsidiary;

(ii) transactions between or among the Authority and/or its Restricted Subsidiaries;

(iii) payment of reasonable Management Board fees to members of the Management Board;

(iv) transactions with Persons in whom the Authority owns any Equity Interests, so long as the remaining equity holders of such Person are not Affiliates of the Tribe, the Authority or any of its Subsidiaries; provided, that no Default or Event of Default shall have occurred and be continuing or would result from entering into such transaction;

(v) Government Service Payments;

(vi) [reserved];

(vii) Restricted Payments or Permitted Investments that are made in compliance with the provisions of Section 10.2 hereof;

(viii) contractual arrangements existing on the Closing and any renewals, extensions and modifications thereof that are not materially adverse to the holders of any Notes;

(ix) the sale or other transfer of Income Assets in connection with a Permitted Lease Financing;

(x) reasonable and customary employment and bid preferences to members of the Tribe and businesses owned by members of the Tribe in accordance with Tribal law or policy (as such Tribal law or policy exists on the Closing, together with such amendments that would not reasonably be expected to be materially adverse to the interests of the holders of any Notes); and

(xi) provision by the Authority or any of its Restricted Subsidiaries of development or management services to a joint venture or an Unrestricted Subsidiary engaged in the Principal Business or a Related Business; provided, that the Authority or such Restricted Subsidiary, as the case may be, is reimbursed by the joint venture or Unrestricted Subsidiary for all incremental out-of-pocket costs and expenses (including without limitation payroll) it incurs in providing such services.

Section 10.9 Liens. The Authority will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their respective property or assets, or any proceeds therefrom, now owned or hereafter acquired, which secures either: (a) Subordinated Indebtedness, unless the Notes are (and/or each applicable Guarantee is) secured by a Lien on such property, assets or proceeds, which Lien is senior in priority to the Liens securing such Subordinated Indebtedness, or (b) other senior Indebtedness pari passu in right of payment with the Notes, unless the Notes are (and/or each applicable Guarantee is) equally and ratably secured with the Liens securing such pari passu Indebtedness.

Section 10.10 Existence of the Authority and Maintenance of the Lease.

(a) The Authority shall, and shall cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect their respective existence, in accordance with their respective organizational documents and their respective rights (contractual, charter and statutory), licenses and franchises, except to the extent permitted under Section 11.1 hereof; provided, however, that neither the Authority nor any Restricted Subsidiary shall be required to preserve, with respect to itself, any license, right or franchise and, with respect to its Restricted Subsidiaries, any such existence, license, right or franchise, if its Management Board or Board of Directors, or other governing body or officers authorized to make such determination, as the case may be, shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Authority or any Restricted Subsidiary, and that the loss thereof is not adverse in any material respect to the holders of the Notes.

(b) Subject to the provisions described in Section 24.8 hereof, the Authority shall do, or cause to be done, all things necessary to perform any material covenants set forth in the Lease in order to keep the Lease in full force and effect.

Section 10.11 Line of Business. The Authority shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than the Principal Business or a Related Business.

Section 10.12 Guarantees. As of the Closing, the Pocono Subsidiaries, the WNBA Subsidiary, Mohegan Ventures-Northwest, LLC, Mohegan Golf, LLC, Mohegan Ventures Wisconsin, LLC, Wisconsin Tribal Gaming, LLC and MTGA Gaming, LLC shall be Guarantors. If, after Closing, any Restricted Subsidiary of the Authority guarantees any other Indebtedness of the Authority or is obligated on other Indebtedness in excess of $50.0 million (as measured with respect to each such Restricted Subsidiary), then the Authority will, within 20 Business Days of the date on which it first satisfies the foregoing conditions, cause such Restricted Subsidiary to become a Guarantor and execute a Guarantee Joinder and deliver certificates satisfying the requirements of the Note Guarantee for additional Guarantors. Notwithstanding the foregoing, to the extent any Restricted Subsidiary is subject to the terms of any instrument governing Acquired Indebtedness, as in effect at the time of acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition) which instrument or restriction prohibits such Restricted Subsidiary from issuing a Guarantee, such Restricted Subsidiary shall not be required to execute such Guarantee documentation until it is permitted to issue such Guarantee pursuant to the terms of such Acquired Indebtedness.

Section 10.13 Designation of Restricted and Unrestricted Subsidiaries.

(a) The Management Board may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Authority) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Authority or any Restricted Subsidiary; provided, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would not be prohibited by Section 10.2 hereof:

(b) Any such designation by the Management Board shall be evidenced to the holders of the Notes by delivering to each holder a certified copy of a resolution of the Management Board giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions and was permitted by Section 10.2 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Authority as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under Section 10.4, the Authority shall be in default of such Section).

(c) The Authority may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Authority of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation, shall only be permitted if (1) such Indebtedness is permitted under Section 10.4 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable four-quarter reference period and (2) no Default or Event of Default would be in existence following such designation.

(d) As of the date of Closing3, each of: Mohegan Lacrosse, LLC, Downs Lodging, LLC; Mohegan Gaming & Hospitality, LLC; Mohegan Resorts, LLC; Mohegan Resorts Mass, LLC; Mohegan Gaming Advisors, LLC; MGA Holding NJ, LLC; MGA Gaming NJ, LLC; MGA Gaming MA, LLC; MGA Holding MA, LLC; Inspire Integrated Resort Co., Ltd.; New England Black Wolves, LLC; and (2) MGNV, LLC, and each Subsidiary of each such Person is an Unrestricted Subsidiary.

Section 10.14 Suspension of Covenants. Following the first date upon which the Authority’s Index Debt is rated Baa3 or better by Moody’s and BBB- or better by S&P (or, in either case, if such person ceases to rate the Index Debt for reasons outside of the control of the Authority, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” (within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act) selected by the Authority as a replacement agency) (the “Rating Event Date”) and provided no Default or Event of Default shall exist on the Rating Event Date, the covenants specifically listed under Sections 10.2, 10.3, 10.4, 10.5, 10.7, 10.8, 10.12, 10.18 and 10.19 hereof (collectively, the “Suspended Covenants”) will no longer be applicable to the Notes; provided, however, that in the event that at any time after a Rating Event Date, any Index Debt shall be rated lower than Baa3 by Moody’s or lower than BBB- by S&P, or any equivalent rating by a successor agency to Moody’s or S&P, the Suspended Covenants shall be automatically reinstated (the “Reinstated Covenants”) with respect to the Notes and all transactions by the Authority that occurred during the time that such covenants were suspended (the “Suspension Period”) and that would have violated such covenants had such covenants been in effect at the time shall be deemed not to constitute a Default or Event of Default, as the case may be, and shall be deemed to have been in compliance with such covenants for all purposes; provided further, that thereafter all transactions by the Authority occurring on or after the date on which the Suspended Covenants have been reinstated (such date, the “Reinstatement Date”) shall be required to be in compliance with the

[3]	Current as of 8/31/15; to be updated as of each applicable Closing;

Reinstated Covenants. For purposes of interpreting the definition of “Permitted Liens” during the time any Suspended Covenants are suspended, the definition should be read as if the Suspended Covenants were not so suspended. Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under Section 10.2 hereof will be made as though such covenant had been in effect from the Closing and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under Section 10.2(a) hereof to the extent provided therein.

Section 10.15 Taxes. The Authority shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes and similar assessments and governmental levies required to be paid by it or such Subsidiary except (i) such taxes as are (or will be) contested in good faith and by appropriate proceedings and as to which adequate reserves have been established and maintained in accordance with GAAP or (ii) where the failure to effect such payment would not be reasonably be expected to result in a Material Adverse Effect.

Section 10.16 Ownership Interests in the Authority. Neither the Tribe nor the Authority shall permit any Person other than the Tribe to acquire any Ownership Interest whatsoever in the Authority.

Section 10.17 [Reserved].

Section 10.18 Restrictions on Leasing and Dedication of Property.

(a) Except as provided in Section 10.18(b) hereof, the Authority will not lease, sublease, or grant a license, concession or other agreement to occupy, manage or use any material portion of the Authority’s property and assets owned or leased by the Authority and located on the Resort (each, a “Lease Transaction”).

(b) Section 10.18(a) hereof will not prohibit any of the following Lease Transactions:

(i) the Authority may enter into a Lease Transaction with any Person (including, without limitation, a lease for the purpose of developing, constructing, operating and managing hotel, retail, restaurant, cell tower and other commercial establishments within the Resort, including, if applicable, the Resort Hotel Transaction); provided that: (A) such Lease Transaction will not materially interfere with, impair or detract from the operations of the Resort; (B) such Lease Transaction contains rent and such other terms such that the Lease Transaction, taken as a whole, is commercially reasonable in light of prevailing or comparable transactions in other casinos, hotels, attractions or shopping venues; and (C) such Lease Transaction complies with all applicable law, including obtaining any consent of the BIA, if required;

(ii) the Lease and any amendments, extensions, modifications or renewals thereof which are not materially adverse to the holders of any Notes;

(iii) the Authority may enter into a management or operating agreement with respect to any of the Authority’s property and assets with any Person (a “Management Contract”); provided that: (A) the manager or operator has experience in managing or operating similar operations and, in the case of a Management Contract in respect of Gaming activities, is a Qualified Gaming Company; (B) such Management Contract is on commercially reasonable and fair terms to the Authority; and (C) to the extent required by law, such Management Contract has been submitted to and approved by the NIGC;

(iv) [reserved]; and

(v) Permitted Lease Financings.

(c) No Lease Transaction may provide that the Authority may subordinate its leasehold or fee interest to the real property interest of any financing party of any lessee, and no person other than the Authority may conduct gaming or casino operations on any property that is the subject of a Lease Transaction.

Section 10.19 Maintenance of Insurance. Until the Notes have been paid in full, the Authority shall maintain insurance with responsible carriers against such risks and in such amounts as is customarily carried by similar businesses with such deductibles, retentions, self-insured amounts and coinsurance provisions as are customarily carried by similar businesses of similar size, including, without limitation, liability, property and casualty.

Section 10.20 Gaming Licenses. The Authority will use its commercially reasonable best efforts to obtain and retain in full force and effect at all times all Gaming Licenses necessary for the operation of the Resort and Pocono; provided, that, if in the course of the exercise of its governmental or regulatory functions the Authority is required to suspend or revoke any consent, permit or license or close or suspend any operation or any part of the Resort as a result of any noncompliance with the law, the Authority will use its commercially reasonable best efforts to promptly and diligently correct such noncompliance or replace any personnel causing such non-compliance so that the Resort will be open and fully operating. The Authority shall provide the Purchasers and the holders of the Notes any Notice of Violation, Order of Temporary Closure, or Assessment of Civil Fines from the NIGC pursuant to 25 C.F.R. Part 573 or 575 or any successor provision, and any Notice of Non-Compliance issued by, or cause of action commenced by, the State of Connecticut under Section 13 of the Compact, or any successor provision.

Section 10.21 Maintenance of Properties. Subject to, and in compliance with, Section 24.8, the Authority shall cause all material properties used or useful in the conduct of its business or the business of any of the Guarantors to be maintained and kept in good operating condition, repair and working order (ordinary wear and tear and casualty loss excepted) and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereto; provided, that the Authority shall not be obligated to make or cause to be made such repairs, renewals, replacements, betterments and improvements or maintain such properties if the failure to do so would not result in a material adverse effect on the ability of the Authority and the Guarantors to satisfy their obligations under the Notes, the Guarantees and this Agreement.

Section 10.22 Defense of this Agreement. If any Person commences any action or proceeding seeking to characterize this Agreement or any interest thereunder, for any reason (i) as constituting, creating or providing a “proprietary interest” in gaming activities or gaming operations or (ii) constituting a “management contract” or a “management agreement,” in either case in violation of IGRA, the Authority will, at its own cost, object to any such characterization and support and defend this Agreement, as not creating providing or constituting any “proprietary interest” in gaming activities and not constituting a “management contract” or a “management agreement,” in either case in violation of IGRA or any other Law.

SECTION 11. SUCCESSORS.

Section 11.1 Liquidation or Dissolution.

(a) The Authority shall not consolidate or merge with or into any other Person (other than a consolidation or merger with a Wholly Owned Restricted Subsidiary of the Authority in which the Authority is the surviving entity).

(b) Subject to the foregoing subsection (a) and the provisions of Section 10.5 and the Note Guarantee, no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another corporation, Person or entity whether or not affiliated with such Guarantor unless (A) (i) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) unconditionally assumes all the obligations of such Guarantor under the Agreement and the Guarantees pursuant to documentation reasonably satisfactory to holders of a majority of the Notes (provided that such documentation shall not include provisions that conflict with the limitations in Section 24.8); and (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; provided, that any Guarantor may merge with or into another Guarantor or (B) such consolidation or merger results in such Subsidiary ceasing to be a Guarantor pursuant to a transaction otherwise permitted under the Agreement, including Section 10.5.

SECTION 12. COVENANTS OF THE TRIBE.

Section 12.1 Negative Covenants of the Tribe.

The Tribe shall not, and shall not permit any of its representatives, political subunits or councils, agencies or instrumentalities, directly or indirectly, except as required by federal or state law, to do any of the following:

(a) increase or impose any tax, fee, charge, assessment or other payment obligation on the Authority or on any patrons of, or any activity at, the Resort other than:

(i) payments that are due under any agreement in effect at Closing or payments which are not materially adverse to the economic interests of the holders of any Notes;

(ii) payments that the Authority has agreed to reimburse the holder of each Note for the economic effect thereof, if any;

(iii) payments that correspondingly reduce the Restricted Payments otherwise payable to the Tribe;

(iv) pursuant to the Tribal Tax Code; or

(v) Government Service Payments;

(b) subject to the provisions described under Section 24.8, rescind the Lease or amend the terms of the Lease in any manner that would be materially adverse to the economic interests of the holders of any Notes or which could reasonably be expected to impair, delay, hinder or interfere with, in any material manner, any right or remedy of any holder of a Note;

(c) amend the Tribal Gaming Ordinance (or accompanying gaming regulations in effect as of the Closing), the Compact, the Constitution or the Town Agreement (in each case unless any such amendment is a legitimate effort to ensure that the Authority and the Resort conduct gaming operations in a manner that is consistent with applicable laws, rules and regulations or that protects the environment, the public health and safety, or the integrity of the Authority or the Resort) to restrict or eliminate the exclusive right of the Authority to conduct gaming operations on the existing reservation of the Tribe located adjacent to Uncasville, Connecticut in a manner that would be materially adverse to the economic interests of the holders of any Notes or which could reasonably be expected to impair, delay, hinder or interfere with, in any material manner, any right or remedy of a Purchaser or any holder of any Note;

(d) permit or incur any consensual liability of the Tribe (or of any other instrumentality, enterprise or subunit of the Tribe) that is a legal obligation of the Authority or any of its Restricted Subsidiaries or for which assets of the Authority or any of its Restricted Subsidiaries may be bound, other than a liability that the Authority or its Restricted Subsidiaries are permitted or not prohibited from incurring on their own behalf under this Agreement;

(e) exercise any power of eminent domain or condemnation over the assets of the Authority or any of its Restricted Subsidiaries (other than any such exercise that would not materially adversely affect the economic rights and benefits of the Purchasers or the holders of any Notes);

(f) take any other action (including, without limitation, applying the Tribal Gaming Ordinance or gaming regulations in a discriminatory manner against the holders of any Notes), enter into any agreement, amend its constitution, the Tribal Gaming Ordinance (or accompanying gaming regulations), the UCC Ordinance, the Compact or the Town Agreement, or enact any ordinance, law, rule or regulation that would have a material adverse effect on the economic interests of the holders of any Notes, or which could reasonably be expected to impair, delay, hinder or interfere with, in any material manner, any right or remedy of the Purchasers or any holder of any Note;

(g) other than through the Authority, a Subsidiary of the Authority or a joint venture of the Authority (with any one or more entities that are not Affiliates of the Tribe unless they are Subsidiaries of the Authority), develop, own, operate or manage Northeast Gaming Operations; provided, that the Tribe may continue to own its existing interests in Mohegan Gaming and its Subsidiaries which may in turn own, operate and manage casino gaming operations, provided that (A) any future investments in Mohegan Gaming or its Subsidiaries or joint ventures by the Tribe or any agency, instrumentality, political subunit or Subsidiary (other than the Authority and its Subsidiaries) of the Tribe will be made by or through the Authority or a Subsidiary of the Authority and (B) so long as the Tribe holds any equity interest in Mohegan Gaming other than through the Authority, Mohegan Gaming shall not own, operate or manage Northeast Gaming Operations other than projects publicly disclosed as of Closing;

(h) abrogate or take any action to abrogate the Tribe’s waiver of sovereign immunity and consent to jurisdiction or any waiver of sovereign immunity or consents to jurisdiction provided by the Authority or any Guarantor related to this Agreement;

(i) knowingly accept or retain a Restricted Payment (which, for the avoidance of doubt does not include any Government Service Payments) from the Authority in violation of this Agreement;

(j) dissolve, liquidate, reorganize or restructure the Authority or any Restricted Subsidiary, other than as permitted under this Agreement, terminate gaming operations conducted by the Authority, or authorize gaming operations (other than class I gaming under IGRA) on its reservation other than through the Authority;

(k) fail to segregate Tribal assets from assets of the Authority or any Restricted Subsidiary;

(l) convey into trust with the federal government of the United States any Authority assets other than real property;

(m) directly or indirectly challenge the validity or legality of any provision of this Agreement in any court or other forum on the basis that this Agreement violates or fails to comply with IGRA or such other statutes, laws, ordinances or government rules and regulations applicable to federally-recognized Indian tribes;

(n) fail to maintain its existence as a federally recognized Indian tribe;

(o) take any action to enact any Bankruptcy Law or other Law pertaining to reorganization that would impair, limit, restrict, delay or otherwise adversely affect any of the rights and remedies of the Purchasers or the holders of any Notes provided for in this Agreement or the Notes;

(p) take any action that impairs necessary access to the lands of the Tribe for purposes of operating the Resort and conducting the business of the Resort;

(q) adopt, enact, amend or modify any law impairing (as such term is used in Article I, Section 10 of the United States Constitution) any contractual obligation of the Tribe, the Authority or the Guarantors under this Agreement or the Notes other than laws required under applicable state or federal law or reasonably adopted in good faith to ensure that the Principal Business and any Related Business are conducted in a manner consistent with applicable laws to protect the environment or the public health and safety relating to the conduct of the Principal Business or such Related Business;

(r) initiate or join in the prosecution of any proceeding to have the interests of the Purchasers or any the holder of any Note under this Agreement declared invalid or unenforceable on the basis that this Agreement (a) provides any Person with a proprietary interest in any gaming activity in contravention of the requirements under IGRA, including 25 U.S.C. Section 2710(b)(2)(A), or under the Tribe’s Constitution and any tribal law, ordinance or resolution including, without limitation, the Tribal Gaming Ordinance, or (b) constitutes, individually or as a whole, a “management contract” or a “management agreement” under IGRA, including 25 U.S.C. Section 2711, and its implementing regulations, or as otherwise provided under the Tribe’s Constitution and any tribal law ordinance or resolution, including, without limitation, the Tribal Gaming Ordinance; or

(s) except as required by federal or state law, directly or indirectly impose, tax or otherwise make a charge on the Purchasers or the holders of any Notes in their capacities as such, the Notes, this Agreement or any payments or deposits to be made thereunder;

provided, that except as set forth in the previous clauses (c) and (g) nothing in the foregoing shall restrict the ability of the Tribe, directly or indirectly, to engage in any business, including a gaming enterprise, outside of the Authority.

Section 12.2 Affirmative Covenants of the Tribe.

(a) Any action taken by the Tribe to comply with federal or state law that would otherwise violate Section 12.1 hereof shall be taken only after prior written notice to the Purchasers and the holders of the Notes, accompanied with an Officer’s Certificate and Opinion of Counsel that such action is required by federal or state law. To the extent possible under the federal or state law, the Tribe shall provide at least 30 days prior written notice of any such action.

(b) In the event that the Tribe or any agency, instrumentality, political subunit or Subsidiary (other than the Authority and its Subsidiaries) of the Tribe receives, directly or indirectly, any payment, distribution or transfer from the Authority or any Restricted Subsidiary at a time when such payment, distribution or transfer is prohibited by the terms of this Agreement, such payment shall be held by the Tribe in trust for the benefit of, and shall be paid forthwith over and delivered promptly to the Authority.

(c) The Tribe agrees that, at all times, the Authority shall have sole and exclusive right to operate the Resort; provided, the Authority may delegate its right to operate the Resort to one or more employees, agents, independent contractors, managers, operators or other Persons in accordance with the terms of this Agreement, and any such delegation shall not constitute a breach of this clause (c).

Section 12.3 Additional Agreements and Acknowledgments of the Tribe.

(a) Any action taken in violation of this Section 12 shall be deemed in contravention of Article XIV (“Non-Impairment of Contracts”) of the Constitution of the Tribe.

(b) Upon any payment or distribution of assets upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings of the Authority or the Resort, the holders of the Notes shall be entitled to receive payment in full in respect of all principal, premium, interest and other amounts owing in respect of the Notes before any payment or any distribution to the Tribe.

SECTION 13. EVENTS OF DEFAULT.

Section 13.1 Events of Default. An “Event of Default” occurs if:

(a) the Authority or any Guarantor defaults for 30 days in the payment when due of interest, if any, on the Notes or any other amount (other than an amount referred to in clause (b) below) owing under any Note Document when it becomes due and payable;

(b) the Authority or any Guarantor defaults in payment when due at maturity, upon acceleration, required prepayment or otherwise of the principal of or premium (including Applicable Premium), if any, on the Notes;

(c) the Authority or any its Restricted Subsidiaries defaults in the performance of or compliance with any of the provisions of Section 10.5 or 11.1 hereof;

(d) the Authority or any Guarantor defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 13.1(a), (b) and (c)) or in any other Note Document and such default is not remedied within 30 days after the Authority receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 13.1(d));

(e) (i) any representation or warranty made by or on behalf of the Tribe or the Authority in this Agreement proves to have been false or incorrect in any material respect on the date as of which made, or (ii) any representation or warranty made in writing by or on behalf of any Guarantor in any Note Document proves to have been false or incorrect in any material respect on the date as of which made;

(f) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Authority or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Authority or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Closing, if that default (i) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or (ii) results in the acceleration of such Indebtedness prior to its express maturity; and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates to $50.0 million or more;

(g) the Authority or any of its Restricted Subsidiaries fails to pay final judgments in amounts not covered by insurance or not adequately reserved for in accordance with GAAP aggregating in excess of $50.0 million, which judgments are not paid, discharged or stayed (by reason of pending appeal or otherwise) for a period of 60 days;

(h) the Authority or any of the Authority’s Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of the Bankruptcy Law or any other Law or policy relating to reorganization activities:

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in an involuntary case;

(iii) consents to the appointment of a custodian of it or for all or substantially all of its property;

(iv) makes a general assignment for the benefit of its creditors; or

(v) generally is not paying its debts as they become due; or

(i) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law or any other Law or policy relating to reorganization activities that:

(i) is for relief against the Authority or any of the Authority’s Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in an involuntary case;

(ii) appoints a custodian of the Authority or any of the Authority’s Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, for all or substantially all of the property of the Authority, any Guarantor or any of the Authority’s Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

(iii) orders the liquidation of the Authority or any of the Authority’s Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days;

(j) revocation, termination, suspension or other cessation of effectiveness of any Gaming License which results in the cessation or suspension of gaming operations for a period of more than 90 consecutive days at the Resort or Pocono;

(k) cessation of gaming operations for a period of more than 90 consecutive days at the Resort or Pocono (other than as a result of a casualty loss);

(l) the Lease ceases to be in full force and effect in any material respect;

(m) failure by the Tribe to comply with the provisions of Section 12 hereof for 30 days after the Authority and the Tribe receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 13.1(m)); provided, that such 30-day period shall not apply to any failure by the Tribe to comply with clauses (h), (j), (m) and (o) of Section 12.01; and

(n) except as permitted by this Agreement, the Note Guarantee or any Guarantee Joinder is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, any Guarantor or any Person acting on behalf of any Guarantor shall contest in any manner the validity, binding nature or enforceability of the Note Guarantee or any Guarantee Joinder.

SECTION 14. REMEDIES ON DEFAULT, ETC.

Section 14.1 Acceleration.

(a) If an Event of Default with respect to the Authority described in Section 13.1(h) or (i) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, any holder or holders of more than 25% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Authority, declare all the Notes then outstanding to be immediately due and payable.

(c) [Reserved].

(d) Upon any Notes becoming due and payable under this Section 14.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) an amount (not less than zero) equal to the sum of (i) [Breakage Costs,] (ii) the Make-Whole Amount, if any, and, (iii) if applicable, the Applicable Premium, in each case determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Authority acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Authority (except as herein specifically provided for) and that the provision for payment of [Breakage Costs,] a Make-Whole Amount and Applicable Premium by the Authority in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 14.2 Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 14.1, the holder or holders of not less than 25% in face amount of the Notes at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or Note Guarantee, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 14.3 Rescission. At any time after any Notes have been declared due and payable pursuant to Section 14.1(b), the holders of not less than 50.1% in principal amount of the Notes then outstanding, by written notice to the Authority, may rescind and annul any such declaration and its consequences if (a) the Authority has paid all overdue interest on the Notes, all principal of and [Breakage Costs,] Make-Whole Amount and Applicable Premium, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and [Breakage Costs,] Make-Whole Amount and Applicable Premium, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Authority nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than nonpayment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 19, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 14.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 14.4 No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any Note Guarantee or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Authority under Section 18, the Authority will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 14, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

SECTION 15. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 15.1 Registration of Notes. The Authority shall keep at its principal executive office a register for the registration and registration of transfers of Notes, including the principal amounts and stated interest thereon. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person(s) in whose name any Note(s) shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Authority shall not be affected by any notice or knowledge to the contrary. The Authority shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 15.2 Transfer and Exchange of Notes. The written consent of the Authority (not to be unreasonably withheld, conditioned or delayed) shall be required for any transfer of a Note, except (a) when an Event of Default has occurred and is continuing; (b) to any Purchaser or an Affiliate or Approved Fund of any Purchaser (or, (x) in the case of any Note held by UBS AG, London Branch or one of its Affiliates, to GIFS Capital Company LLC and (y) in the case of any Note held by GIFS Capital Company LLC, to UBS AG, London Branch or any of its Affiliates);

(c) to any Person who has provided the holder of the Note to be transferred with a credit default swap, in respect of such Note and/or other indebtedness of the Authority, or to any person in a credit event auction relating to indebtedness of the Authority, in each case in connection with settling such a credit default swap following the occurrence of a “Credit Event” thereunder, or (d) by a holder who obtained the Note to be transferred as a result of a transfer in reliance on the preceding subclause (c) or this subclause (d). Upon surrender of any Note to the Authority at the address and to the attention of the designated officer (all as specified in Section 20(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Authority shall execute and deliver, at the Authority’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1. Each such new Note shall be dated and bear interest from the most recent date on which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Authority may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer or exchange of Notes prior to effecting such transfer or exchange. Notes shall not be transferred in denominations of less than $1,000,000, provided, that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $1,000,000.

Section 15.3 Replacement of Notes. Upon receipt by the Authority at the address and to the attention of the designated officer (all as specified in Section 20(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Authority at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the most recent date on which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 16. PAYMENTS ON NOTES.

Section 16.1 Place of Payment. Subject to Section 16.2, payments of principal, [Breakage Costs,] Make-Whole Amount and Applicable Premium, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of [                    ] in such jurisdiction. The Authority may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Authority in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 16.2 Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 16.1 or in such Note to the contrary, the Authority will pay all sums becoming due on such Note for principal, [Breakage Costs,] Make-Whole Amount and Applicable Premium, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in Schedule B, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Authority in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Authority made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Authority at its principal executive office or at the place of payment most recently designated by the Authority pursuant to Section 16.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Authority in exchange for a new Note or Notes pursuant to Section 15.2. The Authority will afford the benefits of this Section 16.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 16.2.

Section 16.3 Withholding. Notwithstanding anything herein to the contrary, the Authority shall have the right to deduct and withhold from any payment required to be made with respect to any Note, such amounts as are required to be deducted and withheld with respect to the making of such payment under any applicable tax Law. To the extent amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement and such Note as having been paid to the Person in respect of which such deduction or withholding was made.

SECTION 17. EXPENSES, ETC.

Section 17.1 Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Authority will pay all reasonable, out-of-pocket costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with the development, preparation, negotiation and execution of this Agreement, any Note Guarantee, the Notes or the other Note Documents (provided, the Authority will not be required to reimburse any such expense of counsel to any holder that is not a Purchaser unless it has approved the incurrence of such expense in advance, such approval not to be unreasonably withheld or delayed) or any amendments, waivers or consents thereunder (whether or not such amendment, waiver or consent becomes effective). The Authority will pay all reasonable, out-of-pocket costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with: (a) enforcing or defending any rights under this Agreement, any Note Guarantee or the Notes, and (b) the insolvency or bankruptcy of the Authority or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and any Note Guarantee. The Authority will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes) and (ii) any and all wire transfer fees that any bank deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note.

Section 17.2 Survival. The obligations of the Authority under this Section 17 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any Note Guarantee or the Notes, and the termination of this Agreement.

SECTION 18. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes and the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. Subject to the preceding sentence, this Agreement, the Notes and any Note Guarantees embody the entire agreement and understanding between each Purchaser and the Authority and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 19. AMENDMENT AND WAIVER.

Section 19.1 Requirements. This Agreement, the Notes any Note Guarantee, or the other Note Documents may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Authority and the Required Holders, except that:

(a) no amendment or waiver of any of Sections 1, 2, 3, 4, 7 or 23 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing; and

(b) no amendment or waiver may, (i) without the written consent of each affected Purchaser and affected holder of a Note, subject to Section 14 relating to acceleration or rescission, change the amount or time of any payment of principal (excluding, for the avoidance of doubt, prepayments pursuant to Sections 9.8 or 9.9) of, or reduce the rate or change the time of payment or method of computation of interest on the Notes or [Breakage Costs,] Make-Whole Amount or Applicable Premium or waive a Default or Event of Default under Section 13(a) or 13(b) or make any Note payable in money other than that stated in such Note, release any Guarantor that taken together with each other Guarantor being released from its obligations under its Guarantee or this Note Purchase Agreement in one transaction or a series of related transactions, would constitute a Significant Subsidiary, except in accordance with the terms of this Agreement or the Guarantee or make any change to the sovereign immunity waiver, governing law and consent to jurisdiction provisions of this Agreement or the Notes, (ii) without the written consent of each Purchaser and the holder of each Note change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver, or amend any of Sections 13.1(a), 13.1(b), 14, 19 or 22 or (iii) without the consent of holders of at least 66 2/3% of the aggregate principal amount of the Notes then outstanding, the Authority may not amend, alter or waive the provisions set forth in Section 9.9 in a manner that adversely affects the rights of the holders [or (iv) without the consent of GIFS Capital Company, LLC, amend, alter or waive any of the provisions of Sections 24.10 or 24.11]4.

Section 19.2 Solicitation of Holders of Notes.

(a) Solicitation. The Authority will provide each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or any Note Guarantee. The Authority will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 19 or any Note Guarantee to each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes. In connection with any amendment, waiver or consent made or granted in accordance with this Agreement, the Required Holders may agree that the requirements of the first sentence of this Section 19.2(a) have been satisfied, which conclusion shall be binding on all holders.

(b) Payment. The Authority will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of a Note as consideration for or as an inducement to the entering into by such holder of any waiver or amendment of any of the terms and provisions hereof or of any Note Guarantee or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of a Note that consents to such waiver or amendment.

Section 19.3 Binding Effect, etc. Any amendment or waiver consented to as provided in this Section 19 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Authority without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Authority and any holder of a Note and no delay in exercising any rights hereunder or under any Note or Note Guarantee shall operate as a waiver of any rights of any holder of such Note.

Section 19.4 Notes Held by the Authority, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this

[4]	To be included for the initial NPA and any subsequent NPA for which GIFS is the designated purchaser.

Agreement, any Note Guarantee or the Notes, or have directed the taking of any action provided herein or in any Note Guarantee or the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Authority or any of its Affiliates shall be deemed not to be outstanding.

SECTION 20. NOTICES.

Except to the extent otherwise provided in Section 8.3, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by an internationally recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule B, or at such other address as such Purchaser or nominee shall have specified to the Authority in writing;

(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Authority in writing; or

(iii) if to the Authority, to the Authority at its address set forth at the beginning hereof to the attention of Chief Executive Officer, or at such other address as the Authority shall have specified to the holder of each Note in writing.

Notices under this Section 20 will be deemed given only when actually received.

SECTION 21. REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes and Note Guarantees themselves) and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Authority agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 21 shall not prohibit the Authority or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 22. CONFIDENTIAL INFORMATION.

For the purposes of this Section 22, “Confidential Information” means information delivered to any Purchaser or holder of a Note by or on behalf of the Tribe, the Authority or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser or holder prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or holder or any Person acting on such Purchaser’s or holder’s behalf, (c) otherwise becomes known to such Purchaser or holder other than through disclosure by the Authority or any Subsidiary but not by means known to such Purchaser or holder to be in violation of an obligation of confidentiality, or (d) constitutes financial statements delivered to such Purchaser under Section 8.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information, provided that such Purchaser or holder may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 22, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein or any counterparty to a derivative transaction in respect of such Note (in each case if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 22), (v) any federal or state regulatory authority having jurisdiction over such Purchaser, (vi) any rating agency then rating the debt of such Purchaser or any of its Affiliates, or (vii) any other Person to which such delivery or disclosure may be necessary or appropriate (x) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (y) in response to any subpoena or other legal process or litigation, or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or any Note Guarantee. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 22 as though it were a party to this Agreement. On reasonable request by the Authority in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Authority embodying this Section 22.

In the event that as a condition to receiving access to information relating to the Authority or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 22, this Section 22 shall not be amended thereby and, as between such Purchaser or such holder and the Authority, this Section 22 shall supersede any such other confidentiality undertaking.

SECTION 23. SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates (or, if the Purchaser is (x) UBS AG, London Branch or one of its Affiliates, to substitute GIFS Capital Company LLC, or (y) GIFS Capital Company LLC, to substitute UBS AG, London Branch or any of its Affiliates) (in each case, a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Authority, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 7. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 23), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Authority of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 23), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

SECTION 24. MISCELLANEOUS.

Section 24.1 Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Section 24.2 Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement (including, without limitation, Section 10, Section 11, Section 12 and the definition of “Indebtedness”), any election by the Authority to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

Section 24.3 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 24.4 Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Section 24.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 24.6 Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to conflict of law principles that would result in the application of any Law other than the Laws of the State of New York. Authority and each other party hereto each hereby consents to the application of New York civil law to the construction, interpretation and enforcement of this Agreement, and to the application of New York civil law to the procedural aspects of any suit, action or proceeding relating thereto, including but not limited to legal process, execution of judgments and other legal remedies. This

Agreement is a “Contract of the Tribal Gaming Authority” within the meaning of Section 1 of Article XIII (entitled “Tribal Gaming Authority Amendment”) of the Constitution.

Section 24.7 Jurisdiction; Dispute Resolution; Limited Waiver of Sovereign Immunity; Process; Waiver of Jury Trial. (a) Each of the parties hereto agrees that any legal suit, action or proceeding arising out of or in connection with or based upon this Agreement or any Note, including any action for the entry of judgment on and/or enforcement of an arbitration award or court order or judgment, shall be in accordance with subsection 24.7(b) hereof.

(b) (1) The Tribe does not consent to the enforcement, levy, or other execution of any judgment for money or other damages against any assets, real or personal, of the Tribe, except that the Tribe and the Authority consent to the enforcement, levy and other execution of any judgment for money or other damages, whether obtained as a result of a judicial, administrative, or arbitral proceeding, against any assets, real or personal (other than any property held in trust or subject to a restriction on alienation by the United States and property of which the encumbrance or transfer is not permitted under any applicable federal or state law or regulation (the “Excluded Property”)) of the Authority, but only to the extent set forth in the remainder of this paragraph. Subject to the foregoing, the Tribe and the Authority expressly and irrevocably waive their respective sovereign immunity (and any defenses based thereon) from unconsented suit, whether such suit be brought in law or in equity, or in administrative proceedings or proceedings in arbitration, to permit the commencement, maintenance, and enforcement of any action, by a Purchaser (or any of its successors or permitted assigns), subject to any limitations contained in this Agreement, to interpret or enforce the terms of this Agreement and the Notes and to enforce and execute any judgment resulting therefrom against the Authority or the assets of the Authority (other than the Excluded Property). Without limiting the generality of the foregoing, the Tribe and the Authority each waives its immunity from unconsented suit to permit the maintenance of the following actions in respect of this Agreement or the Notes.

(i) Courts. The Tribe and the Authority each waives its immunity from unconsented suit to permit any court of competent jurisdiction to (A) enforce and interpret the terms of this Agreement and the Notes and award and enforce the award of damages against the Authority owing as a consequence of a breach thereof, whether such award is the product of litigation, administrative proceedings or arbitration; (B) determine whether any consent or approval of the Tribe or the Authority has been improperly granted or unreasonably withheld; (C) enforce any judgment prohibiting the Tribe or the Authority from taking any action, or mandating or obligating the Tribe or the Authority to take any action, including a judgment compelling the Tribe or the Authority to submit to binding arbitration; and (D) adjudicate any claim under the Indian Civil Rights Act of 1968, 25 U.S.C. § 1302 (or any successor statute).

(ii) Arbitration. The Tribe and the Authority each waive its immunity from unconsented suit to permit arbitrators, appointed and acting under the commercial arbitration rules of the American Arbitration Association, to (1) enforce and interpret the terms of this Agreement and the Notes and to award and enforce the award of any damages against the Authority owing as a consequence thereof; (2) determine whether any consent or approval of the Tribe or the Authority has been improperly granted or unreasonably withheld; and (3) enforce any judgment prohibiting the Tribe or the Authority from taking any action, or mandating or obligating the Tribe or the Authority to take any action, including a judgment compelling the Tribe or the Authority to submit to binding arbitration.

(2) Each of the Tribe and the Authority hereby irrevocably and unconditionally submits, for itself and, as to the Authority, its property, to the following courts, jurisdictions and venues (i) for any action or proceeding arising out of or relating to this Agreement or the Notes: (A) the United States District Court for the Southern District of New York, and all courts to which any appeal therefrom may be available; (B) or if those courts lack or decline jurisdiction over the action, then the courts of the State of New York sitting in the City of New York, County of New York, and all courts to which any appeal therefrom may be available; (C) or if none of the foregoing courts shall have or accept jurisdiction, then the Mohegan Gaming Disputes Court; and (D) or if none of the foregoing courts shall have or accept jurisdiction, then to arbitration under the commercial arbitration rules of the American Arbitration Association or (ii) for recognition or enforcement of any judgment: (A) the courts identified in clause (i) above, (B) courts of the State of Connecticut, and any appellate court from which any appeals therefrom are available, as necessary to recognize or enforce such judgments as it applies to any assets of the Authority, real or personal, located in the State of Connecticut. Each of the parties hereto agrees that a final judgment in any such action or proceeding may be enforced by any court of competent jurisdiction.

(3) Each of the Tribe and the Authority hereby unconditionally and irrevocably waives the jurisdiction of any court of the Tribe now or hereafter existing or created with respect to any claim, except as otherwise specifically provided in this Agreement or the Notes. Each of the Tribe and the Authority unconditionally and irrevocably waives, to the fullest extent it may legally and effectively do so, the application of any rule or doctrine relating to exhaustion of tribal remedies or comity or abstention that might otherwise require a claim be heard in a court of the Tribe. Each of the Tribe and the Authority expressly and irrevocably agrees that it shall not institute any action in its own Tribal Court system in respect of any claim under this Agreement or the Notes, but shall instead resort to the courts set forth, and in the order set forth in Subsection (2) hereof.

(4) Each of the Tribe and the Authority hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any court referred to in Subsection (2) hereof. Each of the Tribe and the Authority hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(5) Each party hereto irrevocably consents to service of process in the manner provided for notices in Subsection (c) below. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(c) The Authority consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 24.7(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 20 or at such other address of which such holder shall then have been notified pursuant to said Section. The Authority agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d) Nothing in this Section 24.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Authority in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e) Each Purchaser, the Tribe and the Authority hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory). Each party hereto (1) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (2) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 24.7(e).

Section 24.8 No Personal Liability.

Neither the Tribe nor any director, officer, office holder, employee, agent, representative or member of the Authority, any Guarantor or the Tribe, as such, shall have any liability for, nor be subject to suit in respect of, any obligations of the Authority or any Guarantor under the Notes or this Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 24.9 Limitation of Management Activities. (a) Notwithstanding any provision in this Agreement or any Note Documents, no Purchaser shall engage in any of the following: planning, organizing, directing, coordinating, controlling or managing all or any portion of the Tribe’s or the Authority’s gaming operations that are regulated by Indian Gaming Regulatory Act of 1988 (collectively, “Management Activities”), including (but not limited to) with respect to the following:

(i) the training, supervision, direction, hiring, firing, retention, or compensation (including benefits) of any employee (whether or not a management employee) or contractor;

(ii) any employment policies or practices;

(iii) the hours or days of operation;

(iv) any accounting systems or procedures;

(v) any advertising, promotions or other marketing activities;

(vi) the purchase, lease, or substitution of any gaming device or related equipment or software, including player tracking equipment;

(vii) the vendor, type, theme, percentage of payout, display or placement of any gaming device or equipment; or

(viii) budgeting, allocating, or conditioning payments of the Authority’s operating expenses;

provided, however, that no Purchaser will be in violation of the foregoing restriction solely because it enforces compliance with any term in any Note Document that does not require the gaming operation to be subject to any third party decision-making as to any Management Activities.

Section 24.10 Non-Petition.5

Each of the parties hereto hereby agrees that prior to the date that is one year and one day after the payment of all outstanding indebtedness of GIFS Capital Company LLC (as used in this Section 24.10 and the following Section 24.11, “GIFS”), it shall not institute against or join any other person or entity in instituting against GIFS any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceedings under the laws of the United States or any state of the United States. This paragraph shall survive termination of this Agreement.

[5]	To be included for the initial NPA and any subsequent NPA for which GIFS is the designated purchaser.

Section 24.11 Limited Recourse.6

Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto hereby agrees that all transactions with GIFS hereunder shall be without recourse of any kind to GIFS except as provided in this paragraph. GIFS shall have no obligation to pay any amounts owing under this Agreement other than to the extent of payments received on the Notes. In addition, each of the parties hereto agrees that no amount owing by GIFS under this Agreement shall constitute a claim (as defined in Section 101 of Title 11 of the United States Bankruptcy Code), including fees, reimbursement for expenses or indemnities (collectively, as used in this Section 24.11, “Expense Claims”) against GIFS unless or until GIFS has received amounts from the Notes sufficient to pay such Expense Claims and such amounts are not required to pay the outstanding indebtedness of GIFS. This paragraph shall survive termination of this Agreement.

Section 24.12 Section 81 Limitation.

For the avoidance of any doubt, it is acknowledged that none of the Note Documents is intended to grant a lien or created an encumbrance on any real property owned by the Tribe or the Authority. Notwithstanding any other provision herein or in the Notes, any requirement or restriction imposed on the Authority, the Tribe or their respective assets, and any right of UBS, a Purchaser or a successor or assign of either that is set forth in or arises out of this Agreement, and which “encumbers Indian land” within the meaning of 25 U.S.C. § 81, shall not be effective for longer than six years, 364 days.

*    *    *    *    *

[6]	To be included for the initial NPA and any subsequent NPA for which GIFS is the designated purchaser.

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Authority, whereupon this Agreement shall become a binding agreement between you and the Authority.

Very truly yours, MOHEGAN TRIBAL GAMING AUTHORITY

By
[Title]

For purposes of Sections 6 and 12 only: THE MOHEGAN TRIBE OF INDIANS OF CONNECTICUT

By
[Title]

This Agreement is hereby

accepted and agreed to as

of the date hereof.

[Add Purchaser Signature Blocks]

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acquired Indebtedness” means, with respect to any specified Person: (i) Indebtedness of any other Person existing at the time such other Person is consolidated or merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person consolidating or merging with or into or becoming a Restricted Subsidiary of such specified Person; and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Authority.

“Affiliate Transaction” is defined in Section 10.8(a).

“Agreement” means this Agreement, including all Schedules attached to this Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Anti-Money Laundering Laws” shall mean any Law of the United States or any other jurisdictions that is applicable to or binding upon the Authority, any of its Restricted Subsidiaries, or any of their respective property, or to which the Authority, any of its Restricted Subsidiaries or any of their respective property is subject, related to money laundering, including 18 U.S.C. §§ 1956 and 1957 and the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56), and its implementing regulations.

“Anti-Terrorism Laws” shall mean any Law related to terrorism financing and economic sanctions, including the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended), the International Emergency Economic Powers Act (50 U.S.C. §1701 et seq., as amended) and Executive Order 13224 (effective September 24, 2001), and their implementing regulations.

“Applicable Premium” shall mean, in relation to any Make-Whole Event with respect to a Note, an amount equal to (a) if such Make-Whole Event occurs at any time from and including the date of the Closing to and including the first anniversary of the Closing, 0.25% of the principal amount of such Note that is to be prepaid in connection with such Make-Whole Event, (b) if such Make-Whole Event occurs at any time after the first anniversary of the Closing, zero.

SCHEDULE A

(to Note Purchase Agreement)

“Approved Fund” means, with respect to any Purchaser, any Fund that is administered or managed by (a) such Purchaser, (b) an Affiliate of such Purchaser or (c) an entity or an Affiliate of an entity that administers or manages such Purchaser.

“Asset Sale” means: (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices; provided, that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Authority and its Restricted Subsidiaries taken as a whole will be governed by Section 11.1 and not by Section 10.5 hereof; and (ii) the issuance by any of the Authority’s Restricted Subsidiaries of Equity Interests or the sale by the Authority or any of its Restricted Subsidiaries of Equity Interests in any of their respective Subsidiaries. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (i) any single transaction or series of related transactions that: (a) involves assets having a fair market value of less than $10.0 million; or (b) results in net proceeds to the Authority and its Restricted Subsidiaries of less than $10.0 million; (ii) a transfer of assets between or among the Authority and its Wholly Owned Restricted Subsidiaries; (iii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Authority or to another Wholly Owned Restricted Subsidiary; (iv) a Restricted Payment or Permitted Investment that is permitted by Section 10.2 hereof; (v) any Event of Loss; (vi) transfers of assets as a result of foreclosure of a Permitted Lien; (vii) any lease or sublease permitted by Section 10.18 hereof; (viii) the sale or other transfer of Income Assets in connection with a Permitted Lease Financing; and (ix) any Resort Hotel Transaction.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended (or may, at the option of the lessor, be extended). Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated balance sheet of the Authority and its Subsidiaries for the Fiscal Year ended September 30, 2014, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year of the Authority and its Subsidiaries, including the notes thereto.

“Authority” means the Mohegan Tribal Gaming Authority, together with any subdivision, agency or subunit that has no separate legal existence from the Mohegan Tribal Gaming Authority, and any successor and assignee thereto.

“Bank Credit Facility” means Loan Agreement, dated as of November 19, 2013 (as amended by that certain Increase Joinder and Amendment Agreement, dated as of August 11, 2015), including any related notes, guarantees, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, Replaced or refinanced from time to time.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

2

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state, tribal or foreign law for the relief of debtors or insolvency.

“BIA” means the Bureau of Indian Affairs.

[“Breakage Costs” is defined in Section 9.6(b).]

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means: (i) in the case of a corporation, corporate stock; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Change of Control” means the occurrence of any of the following: (i) the Authority ceases to be a wholly owned unit, instrumentality or subdivision of the Tribe; (ii) the Authority (including any employees, agents, independent contractors, managers, operators or other Persons to which the Authority has delegated its right to operate the Resort in compliance with this Agreement) ceases to have the exclusive legal right to operate the Resort; (iii) the Authority fails to retain in full force and effect at all times all material governmental consents, permits or legal rights necessary for the operation of the Resort and such failure continues for a period of 90 consecutive days; or (iv) the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Authority and its Restricted Subsidiaries taken as a whole, or the consolidation or merger of the Authority with or into, any other Person (other than a consolidation or merger with a Restricted Subsidiary of the Authority in which the Authority is the surviving entity).

“Change of Control Offer” is defined in Section 9.9(a).

“Change of Control Payment Date” is defined in Section 9.9(a).

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Compact” means the tribal-state Compact entered into between the Tribe and the State of Connecticut pursuant to IGRA, dated May 17, 1994, together with that certain Memorandum of Understanding dated May 17, 1994, as such may be amended.

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“Completion Guarantee and Keep-Well Agreement” means (i) the guarantee by the Authority or a Restricted Subsidiary of the completion of the development, construction and opening of a new gaming facility by an Affiliate of the Authority, (ii) the agreement by the Authority or a Restricted Subsidiary to advance funds, property or services on behalf of an Affiliate of the Authority in order to maintain the financial condition of such Affiliate in connection with the development, construction and opening of a new gaming facility and/or related amenities and facilities by such Affiliate and (iii) performance bonds incurred in the ordinary course of business; provided, that, in the case of clauses (i) and (ii) above, such guarantee or agreement is entered into in connection with obtaining financing for such gaming facility and/or related amenities and facilities or is required by a Gaming Board.

“Confidential Information” is defined in Section 22.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus: (i) an amount equal to (a) any extraordinary loss, plus (b) any net loss realized in connection with an Asset Sale, in each case to the extent such losses were deducted in computing such Consolidated Net Income; plus (ii) provision for taxes based on the income or profits, gross receipts or revenue of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income; plus (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, noncash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Hedging and Swap Obligations), to the extent that such consolidated interest expense was deducted in computing such Consolidated Net Income; plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles, but excluding amortization of prepaid cash expenses that were paid in a prior period), noncash charges associated with equity option plans and other noncash expenses (excluding any such noncash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other noncash expenses were deducted in computing such Consolidated Net Income; minus (v) noncash items increasing such Consolidated Net Income for such period; plus (vi) preopening costs and expenses, to the extent such charges or expenses were deducted in computing such Consolidated Net Income, plus (vii) all cash charges and expenses incurred in connection with the suspension of the “Project Horizon” expansion, to the extent such charges or expenses were deducted in computing such Consolidated Net Income; provided, that the aggregate amount of cash charges or expenses that may increase Consolidated Cash Flow pursuant to this clause (vii) will not exceed $250,000 per Fiscal Year, all determined on a consolidated basis and in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that without duplication: (i) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary

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thereof; (ii) the Net Income of any Restricted Subsidiary (other than a Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; (iii) the Net Income of any Person acquired after Closing in a business combination for any period prior to the date of such acquisition shall be excluded; (iv) the cumulative effect of a change in accounting principles shall be excluded; (v) Net Income for such period shall exclude the amount of any gains, charges or losses or other items arising from adjustments relating to the Relinquishment Agreement; (vi) any impairment charge or asset write-off or write-down, in each case pursuant to GAAP, shall be excluded; (vii) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, shall be excluded; provided that to the extent not otherwise included in calculating Consolidated Net Income, the Consolidated Net Income of the specified Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash to the specified Person or a Restricted Subsidiary thereof in respect of such period; and (viii) all noncash charges and expenses incurred in connection with the suspension of the “Project Horizon” expansion shall be excluded.

“Consolidated Net Tangible Assets” of any Person as of any date means the total assets of such Person and its Restricted Subsidiaries as of the most recent Fiscal Quarter end for which a consolidated balance sheet of such Person and its Restricted Subsidiaries is available, minus all current liabilities of such Person and its Restricted Subsidiaries reflected on such balance sheet other than the current portion of long-term debt minus total goodwill and other intangible assets of such Person and its Restricted Subsidiaries reflected on such balance sheet, all calculated on a consolidated basis in accordance with GAAP and after giving pro forma effect to the acquisition or disposition of any property, assets, entity or business by such Person or any Restricted Subsidiary since such most recent Fiscal Quarter end, including any acquisition or disposition which will be consummated as of such date. Notwithstanding the foregoing, Consolidated Net Tangible Assets shall be reduced by the current portion of any long-term debt that is past due or that has been reclassified as a current liability in accordance with GAAP as a result of an Event of Default.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of total consolidated secured Indebtedness (other than Indebtedness in respect of undrawn letters of credit and Hedging and Swap Obligations) of the Authority and its Restricted Subsidiaries as of such date to Consolidated Cash Flow of the Authority and its Restricted Subsidiaries for the most recently ended four full Fiscal Quarters for which internal financial statements are available immediately preceding the date of determination, with such adjustments as are consistent with the adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.” Notwithstanding the foregoing, with respect to any determination of the Consolidated Secured Leverage Ratio for purposes of Section 10.4(b)(i)(A)(2) hereof, any unsecured Indebtedness outstanding pursuant to Section 10.4(b)(i) hereof shall be deemed to be secured.

“Consolidated Senior Leverage Ratio” means, as of any date of determination, the ratio of total consolidated Indebtedness (other than Indebtedness in respect of undrawn letters of credit and Hedging and Swap Obligations) of the Authority and its Restricted Subsidiaries as of such

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date that is not Subordinated Indebtedness to Consolidated Cash Flow of the Authority and its Restricted Subsidiaries for the most recently ended four full Fiscal Quarters for which internal financial statements are available immediately preceding the date of determination, with such adjustments as are consistent with the adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Constitution” means the Constitution of the Tribe adopted by the Tribe and ratified by the Tribe’s members by Tribal Referendum dated April 12, 1996, as amended August 10, 2002, as amended September 6, 2003, as amended May 2, 2004, as amended November 30, 2007, as amended June 16, 2010, as amended February 23, 2014, and as it may be further amended from time to time.

“Consumer Price Index” means the Consumer Price Index for All Urban Consumers (“CPIU”) published by the United States Bureau of Labor Statistics, specified for “All Items” (base year 1982-1984 = 100), or any successor index thereof as such successor index may be appropriately adjusted to establish substantial equivalence with the Consumer Price Index. If the Consumer Price Index ceases to be published and there is no successor thereto, Consumer Price Index shall mean such other index as the Authority shall determine.

“Contractual Obligation” means, as to any Person, any provision of any outstanding security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Event Determination” means an announcement by ISDA that the relevant Credit Derivatives Determination Committee has determined that any of the following Credit Events has occurred with respect to the Authority: a Failure to Pay (with a Payment Requirement of $50.0 million), a Restructuring or a Bankruptcy. “Credit Derivatives Determination Committee”, “Failure to Pay”, “Restructuring”, “Bankruptcy” and “Payment Requirement” each have the meaning assigned under the ISDA Credit Derivatives Definitions.

“Credit Facility” means (i) the Bank Credit Facility, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, Replaced or refunded in whole or in part from time to time, and (ii) whether or not the Credit Facility referred to in clause (i) remain outstanding, one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing, financing of Income Assets or letters of credit, (B) debt securities, indentures or other forms of debt financing, or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, Replaced or refunded in whole or in part from time to time.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Default Rate” means a rate equal to 1% in excess of the then applicable interest rate on the Notes to the extent lawful.

“Disposition Prepayment Date” is defined in Section 9.8.

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“Disqualified Stock” of a Person means any Capital Stock of that Person that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Authority to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Authority may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 10.2 hereof.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.

“Embargoed Person” means any Person that (a) is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), or resides, is organized or chartered, or has a place of business in a country or territory that is prohibited pursuant to the OFAC sanctions programs or (b) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act or any other Law.

“Environmental Laws” means any and all Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Authority within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“Event of Default” is defined in Section 13.1.

“Event of Loss” means, with respect to any property or asset (tangible or intangible, real or personal), any of the following: (i) any loss, destruction or damage of such property or asset; (ii) any institution of any proceedings for the condemnation or seizure of such property or asset or for the exercise of any right of eminent domain; (iii) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or (iv) any settlement in lieu of clause (ii) or (iii) above.

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“Excess Proceeds” is defined in Section 10.5(c).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Exchange Act Reports” has the meaning given to such term in Section 5.3(a).

“Existing Indebtedness” means Indebtedness of the Authority and the Restricted Subsidiaries in existence as of Closing (other than Indebtedness under the Bank Credit Facility), including, for the avoidance of doubt, the Existing Senior Notes and Existing Senior Subordinated Notes outstanding as of Closing.

“Existing Senior Notes” means the Authority’s 9.75% Senior Notes due 2021, to the extent outstanding as of Closing.

“Existing Senior Subordinated Notes” means the Authority’s 11.0% Senior Subordinated Notes due 2018, to the extent outstanding as of Closing.

“Expense Claims” is defined in Section 24.11.

“Fiscal Quarter” means the fiscal quarter of the Authority consisting of a three month fiscal period ending on each March 31, June 30, September 30 and December 31.

“Fiscal Year” means the fiscal year of the Authority consisting of a twelve month fiscal period ending on each September 30.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, redeems, repurchases or retires any Indebtedness (other than revolving credit borrowings, except to the extent the commitments with respect to such borrowings are permanently reduced therewith) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect (including a pro forma application of the net proceeds therefrom) to such incurrence, assumption, guarantee, repayment, redemption, repurchase or retirement of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

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In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(i) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of “Consolidated Net Income”;

(ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations, businesses or Income Assets disposed of prior to the Calculation Date, shall be excluded; and

(iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, noncash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Hedging and Swap Obligations in respect of interest rates; plus

(ii) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon or enforcement action with respect thereto is taken (provided, that solely for the purpose of calculating the Fixed Charge Coverage Ratio pursuant to Section 10.2(a)(B), any such interest expense will only be included in this definition of “Fixed Charges” if such guarantee or Lien is called upon or enforcement action with respect thereto is taken); plus

(iv) the product of (a) all cash dividend payments or other distributions (and noncash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of preferred equity of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then-current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Form 10-K” is defined in Section 8.1(a)(i).

“Form 10-Q” is defined in Section 8.1(a)(i).

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“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in notes or commercial loans and/or similar extensions of credit or debt securities in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Closing. For the avoidance of doubt, lease obligations not capitalized under GAAP as in effect as of Closing shall not be deemed to constitute Indebtedness under this Note Purchase Agreement as a result of any change in GAAP after the Closing.

“Gaming” means any and all activities defined as Class II or Class III Gaming under IGRA or authorized under the Compact.

“Gaming Authority Ordinance” means Chapter 2, Article II of the Mohegan Tribe Code, also known as Ordinance No. 952 of the Tribe, as enacted on July 15, 1995.

“Gaming Board” means, collectively, (a) the Mohegan Tribal Gaming Commission, (b) the Connecticut Department of Consumer Protection Gaming Division, (c) the NIGC and (d) any other Governmental Authority that holds licensing or permit authority over gambling, gaming or casino activities conducted by the Authority or any Restricted Subsidiary within its jurisdiction.

“Gaming Laws” means IGRA, the Tribal Gaming Ordinance, the Gaming Authority Ordinance and all other Laws pursuant to which any Gaming Board possesses licensing or permit authority over gambling, gaming or casino activities conducted by the Tribe, the Authority or any Restricted Subsidiary within its jurisdiction.

“Gaming License” means every license, franchise or other authorization required to own, lease, operate or otherwise conduct gaming activities of the Tribe or the Authority, including, without limitation, all such licenses granted under the Tribal Gaming Ordinance, and the regulations promulgated pursuant thereto, and other applicable federal, state, foreign or local laws.

“Governmental Authority” means the government of the United States, the Tribe or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

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“Government Service Payments” means: (i) Priority Distributions; (ii) amounts equal to those reflected on each annual audited income statement of the Authority as prepared in accordance with GAAP relating to payment for governmental goods and services (including charges for utilities, police and fire department services, health and emergency medical services, the pro rata portion of Tribal Council costs and salaries attributable to the operations of the Authority , and similar pro rata costs of other tribal departments, in each case, only to the extent that the costs of such departments are attributable to the operations of the Authority) by the Authority and its Restricted Subsidiaries to the Tribe or any of its representatives, political subunits, councils, agencies or instrumentalities; provided, that goods and services purchased pursuant to this clause (ii) shall be priced on a pass-through basis, consistent with past practice for services heretofore provided, and made only in respect of goods and services reasonably required by, and reasonably attributable to the operations of, the Authority or its Subsidiaries, (iii) payments to the Tribe pursuant to the Lease, (iv) payments to the Tribe or any agency, instrumentality or political subunit or Affiliate thereof (other than Restricted Investments) pursuant to the terms of transactions entered into in compliance with the applicable requirements of Section 10.8 hereof and for the purpose of (a) developing gaming and ancillary facilities to be owned, leased, licensed or managed by the Authority and its Restricted Subsidiaries (including, without limitation, pursuant to the terms of a Resort Hotel Transaction) or (b) acquiring goods and services with respect to which the Authority reasonably determines that the Tribe (or the applicable agency, instrumentality or political subunit or Affiliate thereof) is the best available supplier (but excluding, in any event, transactions in the nature of consulting, advisory or like arrangements) and (v) payments to the Tribe for taxes permitted under Section 12.1(a)(iv).

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee Joinder” is defined in the Note Guarantee.

“Guarantors” means any Subsidiary of the Authority that gives a Note Guarantee (including without limitation pursuant to a Guarantee Joinder) in accordance with the provisions of this Agreement, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hazardous Materials Laws” means all federal, tribal, state or local laws, ordinances, rules or regulations governing the disposal of Hazardous Materials, to the extent applicable.

“Hedging and Swap Obligations” means, with respect to any Person: (i) the obligations of such Person under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) the obligations of such Person under other agreements or arrangements relating to, or the value of which is dependent upon, interest rates, or currency exchange rates or indices.

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“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Authority pursuant to Section 15.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 8, 14, 19.2 and 20 and any related definitions in this Schedule B, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.

“IGRA” means the federal Indian Gaming Regulatory Act of 1988, as amended, codified at 25 U.S.C. § 2701, et seq.

“ISDA” means the International Swaps and Derivatives Association, Inc.

“ISDA Credit Derivatives Definitions” means the 2014 ISDA Credit Derivatives Definitions, as published by ISDA.

“Income Assets” means income streams, including income and profits and other contractual rights, created under leases or other agreements for the use or occupancy of the whole or part of real property, lessor rights under any lease and ancillary assets or property related thereto, from time to time held, acquired or otherwise owned by the Authority or any Restricted Subsidiary of the Authority; provided that such interests, and related assets or property, shall relate to the retail, food and beverage, cell tower or other nongaming operations of the Authority or its Subsidiaries.

“Indebtedness” means with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of: (i) borrowed money; (ii) bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof); (iii) bankers’ acceptances; (iv) Capital Lease Obligations and Attributable Debt; (v) the balance, deferred and unpaid, of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; (vi) any Hedging and Swap Obligations; or (vii) Obligations in respect of the Relinquishment Agreement, if and to the extent any of the preceding items (other than letters of credit and Hedging and Swap Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by such specified Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date shall be: (i) in the case of Hedging and Swap Obligations, the net amount payable by the applicable Person in the event of termination of the agreements governing such Hedging and Swap Obligations; (ii) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and (iii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

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“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Authority that is not guaranteed by any other Person other than the Guarantors or subject to any other credit enhancement.

“Insolvency or Liquidation Proceeding” means:

(i) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to the Authority or any Restricted Subsidiary;

(ii) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, with respect to the Authority or any Restricted Subsidiary or with respect to a material portion of the Authority’s or any Restricted Subsidiary’s assets;

(iii) any case or proceeding for the liquidation, dissolution, reorganization or winding up of the Authority or any Restricted Subsidiary whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(iv) any case or proceeding relating to the assignment for the benefit of creditors or any other marshaling of assets and liabilities of the Authority or any Restricted Subsidiary.

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its Affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note that otherwise qualifies as an Institutional Investor.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Interest Period” is defined in the Note.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Authority’s internal controls over financial reporting, in each case as described in the Securities Laws.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Authority or any Restricted Subsidiary of the Authority sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted

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Subsidiary of the Authority such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Authority, the Authority shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in Section 10.2(d) hereof.

“Key Project Assets” means: (i) the Lease and any real property or interest in real property comprising the Resort held in trust for the Tribe by the United States; (ii) any improvements (including, without limitation, the Resort) by the Authority to the leasehold estate under the Lease or such real property comprising the Resort (but excluding any obsolete personal property or real property improvements determined by the Authority to be no longer useful to the operations of the Resort); and (iii) any business records of the Authority relating to the operation of the Resort.

“Laws” means, collectively, (a) all international, foreign, Federal, tribal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, in each case to the extent binding upon any relevant Person, (b) any interpretation or administration of the items described in clause (a) by any Governmental Authority which has the binding force of law, and (c) all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority which any relevant Person is obligated to conform to as a matter of law.

“Lease” means the Land Lease between the Tribe and the Authority dated September 29, 1995, as the same has been amended or hereafter may be amended in accordance with the terms thereof and of this Agreement.

“Lease Financing Amount” means, with respect to any Permitted Lease Financing, as of the date of any incurrence of Indebtedness pursuant to Section 10.4(b)(i), the aggregate net cash proceeds to any Special Purpose Financing Subsidiary under any Permitted Lease Financing in connection with the sale of, or the obtaining of loans secured by, Income Assets by such Special Purpose Financing Subsidiary, as the same may be reduced from time to time by collections with respect to such Income Assets or otherwise in accordance with the terms of the documents or agreements evidencing, relating to, or otherwise governing such Permitted Lease Financing (but excluding any such collections used to make payment of interest).

“Lease Transaction” is defined in Section 10.18(a).

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

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“Make-Whole Amount” means, in relation to any Make-Whole Event with respect to the Notes, for each holder thereof or any Affiliates of such holder (or, in the case of GIFS Capital Company LLC as holder, for UBS AG, London Branch or any of its Affiliates), an amount equal to the aggregate amount of losses or costs (net of any gains, provided that the Make-Whole Amount shall in no event be less than zero other than to the extent offset against any Breakage Costs or Applicable Premium in connection with such Make-Whole Event) as a result of its terminating, liquidating, or obtaining or re-establishing any offsetting hedge or related trading position relating to such Notes in connection with such Make-Whole Event, as such amount may be calculated by the applicable holder or Affiliate thereof (or by UBS AG, London Branch or any of its Affiliates, as applicable) and notified in writing to the Authority (and such calculation shall be conclusive absent manifest error). Notwithstanding the foregoing, the Make-Whole Amount shall not exceed the Make-Whole Amount that would arise from the hedging and related arrangements entered into on or about the date hereof by the Purchasers (or, in the case of GIFS Capital Company LLC as holder, by UBS AG, London Branch or any of its Affiliates).

“Make-Whole Event” means any event (including any prepayment of Notes pursuant to Section 9 or any acceleration of the Notes in accordance with Section 14.1, and including in the course of a proceeding under Bankruptcy Law) which results in a holder receiving any amount on account of the principal of its Note prior to the scheduled payment date therefor.

“Management Activities” is defined in Section 24.8(b).

“Management Board” means the Management Board of the Authority, as established pursuant to the Gaming Authority Ordinance.

“Management Contract” is defined in Section 10.18(b)(iii).

“Material Adverse Effect” means a material adverse effect on (i) the business, property, operations or financial condition of the Authority and its Subsidiaries, taken as a whole, (ii) the validity or enforceability of any of the Note Documents or the rights and remedies of the holders or (iii) the ability of the Tribe or the Authority and the other Note Parties, taken as a whole, to perform their Obligations.

“Maturity Date” is defined in the first paragraph of each Note.

“Mohegan Gaming” means Mohegan Gaming & Hospitality, LLC, a Delaware limited liability company.

“Mohegan Sun” means the casino property and related transportation, retail, dining and entertainment facilities and Sky Hotel Tower (including any future expansions thereof) owned by the Authority commonly known as “Mohegan Sun” and located in Uncasville, Connecticut.

“Moody’s” means Moody’s Investors Service, Inc.

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“Net Income” means, with respect to any Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of dividends on preferred interests, excluding, however:

(i) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (A) any Asset Sale (including, without limitation, dispositions pursuant to sale leaseback transactions), (B) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries or (C) any sale, transfer or other disposition of Income Assets in connection with Permitted Lease Financings or otherwise;

(ii) (A) any extraordinary or nonrecurring item, together with any related provision for taxes on such extraordinary or nonrecurring item and (B) any severance expenses or charges pertaining to workforce reductions;

(iii) any fees, expenses or charges related to any incurrence, refinancing, Replacement or repurchase of or tender for any Indebtedness that was permitted to be incurred under this Agreement (including without limitation the incurrence of the Notes issued as of Closing); and

(iv) in the case of any Person that is a partnership or a limited liability company, the amount of withholding for tax purposes of such Person for such period.

“Net Proceeds” means the aggregate cash proceeds received by the Authority or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale including, without limitation, legal, accounting and investment banking fees, and sales commissions and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, secured by a Lien on the asset or assets that were the subject of such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“NIGC” means the National Indian Gaming Commission.

“Northeast Gaming Operations” means casino gaming operations, projects or developments in the states of New York, Pennsylvania, Connecticut, Rhode Island, Massachusetts, New Hampshire, Vermont or Maine.

“Note Documents” means, collectively, this Agreement, the Notes, and each Note Guarantee (including each Guarantee Joinder as defined in the Note Guarantee).

“Note Guarantee” means the Guarantee Agreement, substantially in the form of Schedule A-1, executed and delivered to each Purchaser and holder of the Notes by each Guarantor, including through any Guarantee Joinder.

“Note Parties” means, collectively, the Authority and each Guarantor.

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“Notes” is defined in Section 1.

“Obligations” means any principal, interest, default interest, penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing the Notes (including, without limitation, interest accruing thereon after the commencement of any Insolvency or Liquidation Proceeding).

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice President of such Person and, in the case of the Authority, shall include members of the Management Board.

“Officer’s Certificate” means a certificate signed on behalf of the Authority by an Officer of the Authority, who is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Authority.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the holders of the Notes. The counsel may be an employee of or counsel to the Authority, the Tribe or any Restricted Subsidiary of the Authority.

“Organization Documents” means, (a) with respect to the Tribe, the Constitution, (b) with respect to the Authority, the Gaming Authority Ordinance, (c) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U. S. jurisdiction), (d) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (e) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Ownership Interest” means, with respect to any Person, Capital Stock of such Person or any interest which carries the right to elect or appoint any members of the Management Board or the Board of Directors or other executive office of such Person.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Asset Swap” means the exchange by the Authority or any Restricted Subsidiary of any assets for other assets from a Person; provided, that the assets received in such exchange are believed by the Authority in good faith to be of substantially equivalent value and substantially all of which are either (i) long term assets that are used or useful in the Principal Business, (ii) cash or (iii) any combination of the foregoing clauses (i) and (ii).

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“Permitted Encumbrances” means:

(i) inchoate Liens incident to construction or maintenance of real property, and Liens incident to construction or maintenance of real property now or hereafter filed of record for which adequate accounting reserves have been set aside and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment; provided, that, no such real property is subject to a material risk of loss or forfeiture by reason of nonpayment of the obligations secured by such Liens;

(ii) Liens for taxes and assessments on Property which are not yet past due and Liens for taxes and assessments on Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment; provided, that no such Property is subject to a material risk of loss or forfeiture by reason of nonpayment of the obligations secured by such Liens;

(iii) minor defects and irregularities in title to any real property which in the aggregate do not materially impair the fair market value or use of the real property for the purposes for which it is or may reasonably be expected to be held;

(iv) easements, exceptions, reservations, or other agreements granted or entered into after Closing for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal or other minerals, and other like purposes affecting real property which in the aggregate do not materially burden or impair the fair market value or use of such real property for the purposes for which it is or may reasonably be expected to be held;

(v) rights reserved to or vested in any Governmental Authority by Law to control or regulate, or obligations or duties under Law to any Governmental Authority with respect to, the use of any real property;

(vi) rights reserved to or vested in any Governmental Authority by Law to control or regulate, or obligations or duties under Law to any Governmental Authority with respect to, any right, power, franchise, grant, license or permit;

(vii) present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use or enjoyment of real property;

(viii) statutory Liens, other than those described in clauses (i) or (ii) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith by appropriate proceedings; provided, that, if delinquent, adequate reserves have been set aside with respect thereto and no Property is subject to a material risk of loss or forfeiture by reason of nonpayment;

(ix) Liens consisting of pledges or deposits made in connection with obligations under workers’ compensation laws, unemployment insurance or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

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(x) Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which the Authority or any Restricted Subsidiary is a party as lessee; provided, the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 10% of the annual fixed rentals payable under such lease;

(xi) Liens consisting of deposits of Property to secure statutory obligations of the Authority or any Restricted Subsidiary in the ordinary course of its business;

(xii) Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which the Authority or any Restricted Subsidiary is a party in the ordinary course of its business;

(xiii) Liens created by or resulting from any litigation or legal proceeding involving the Authority or a Restricted Subsidiary which is currently being contested in good faith by appropriate proceedings; provided, that adequate reserves have been set aside with respect thereto, and such Liens are discharged or stayed within 60 days of creation and no Property is subject to a material risk of loss or forfeiture; and

(xiv) encumbrances consisting of the rights of tenants under retail, restaurant or other commercial leases at the Resort, Pocono or any other property owned by the Authority or any Restricted Subsidiary and associated rights of such tenants under subordination, non-disturbance and attornment agreements.

“Permitted Investments” means:

(i) any Investment in the Authority or in a Restricted Subsidiary of the Authority that is engaged in a Principal Business or a Related Business;

(ii) any Investment in cash or Cash Equivalents;

(iii) any Investment by the Authority or any Restricted Subsidiary of the Authority in a Person engaged in the Principal Business or a Related Business, if as a result of such Investment such Person (a) becomes a Restricted Subsidiary of the Authority and a Guarantor or (b) is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, a Restricted Subsidiary of the Authority;

(iv) any Investment made as a result of the receipt of noncash consideration from an Asset Sale that was made pursuant to and in compliance with Section 10.5 hereof;

(v) any Investment in any Persons engaged in the Principal Business or a Related Business having an aggregate fair market value (as reasonably determined in good faith by the Management Board and measured as of the date of such Investment, without giving effect to any subsequent increases or decreases in value) not to exceed at any one time outstanding the greater of (A) $100.0 million and (B) 5% of Consolidated Net Tangible Assets;

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(vi) payroll advances to employees of the Authority or its Restricted Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount not to exceed $1.0 million at any one time outstanding;

(vii) accounts and notes receivable if created or acquired in the ordinary course of business and which are payable or dischargeable in accordance with customary trade terms;

(viii) Investments related to Hedging and Swap Obligations, so long as such Hedging and Swap Obligations are not used for speculative purposes;

(ix) Investments in entities conducting Northeast Gaming Operations with the proceeds of equity contributions from the Tribe, provided, that such equity contributions shall not increase the amount available for Restricted Payments pursuant to Section 10.02(a)(C);

(x) Investments consisting of or pursuant to Completion Guarantee and Keep-Well Agreements;

(xi) Investments existing as of the Closing; and

(xii) Investments in a Special Purpose Financing Subsidiary to the extent such Investments are made in connection with Permitted Lease Financings.

“Permitted Lease Financings” means one or more financings, securitizations or similar transactions or series of transactions pursuant to which the Authority or any of its Restricted Subsidiaries sells, assigns, contributes, grants an interest in or otherwise transfers Income Assets (and/or grants a Lien on such Income Assets transferred or purported to be transferred) to one or more Special Purpose Financing Subsidiaries for consideration (which may include debt or equity received as consideration for or as a portion of the purchase price of the Income Assets transferred, or any other instrument through which the Authority or any of its Restricted Subsidiaries has rights to or receives distributions in respect of any excess or residual interest in the Income Assets) in an amount not less than the fair market value, at the time of transfer of such Income Assets, that would be attributed to such Income Assets by an unaffiliated third party purchasing the Income Assets in an arms-length sale transaction, as determined in good faith by the Management Board; provided, however, that “Permitted Lease Financings” will not include any such transaction, unless, as of the date of any increase in the Lease Financing Amount with respect to such transaction, the Authority could incur secured Indebtedness under Section 10.04(b)(i) in an aggregate principal amount equal to the amount of such increase in the Lease Financing Amount (as determined after giving effect to any repayment of Indebtedness in connection therewith but without giving effect to Section 10.04(b)(i)(A)(1)(y)).

“Permitted Liens” means:

(i) Liens securing Indebtedness that was permitted by the terms of this Agreement to be incurred under clauses (iv) (provided, that such Liens do not extend to any property owned by the Authority or a Restricted Subsidiary other than the property being financed), (vi) and (x) of Section 10.4(b) hereof;

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(ii) Liens securing Indebtedness incurred pursuant to Section 10.4(b)(i) hereof (other than Permitted Refinancing Indebtedness incurred in reliance on Section 10.4(b)(i)(B) hereof to the extent such Permitted Refinancing Indebtedness is a Replacement of unsecured Indebtedness outstanding pursuant to Section 10.4(b)(i) hereof), any guarantees thereof and any Obligations relating thereto;

(iii) Liens in favor of the Authority or a Restricted Subsidiary;

(iv) Liens existing as of Closing (other than Liens permitted by clauses (i) and (ii) of this definition of “Permitted Liens”);

(v) Permitted Encumbrances and Permitted Rights of Others;

(vi) Liens in favor of the Tribe representing the ground lessor’s interest under the Lease;

(vii) Liens on property existing at the time of acquisition thereof by the Authority or a Restricted Subsidiary; provided, that such Liens were in existence prior to the contemplation of such acquisition; provided, further, that such Liens do not extend to any other property owned by the Authority or a Restricted Subsidiary;

(viii) Liens incurred in the ordinary course of business of the Authority or a Restricted Subsidiary with respect to obligations that do not exceed $500,000 at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Authority; provided, however, it is acknowledged that Permitted Liens will not include any Lien on the land held in trust for the Tribe by the United States or any real property interest therein, including the buildings, improvements and fixtures, other than the leasehold interest pursuant to the Lease, or which will give the holder thereof a proprietary interest in any gaming activity as prohibited by Section 11(b)(2)(A) of IGRA;

(ix) Liens created by or resulting from any legal proceeding with respect to which the Authority or a Restricted Subsidiary is prosecuting an appeal proceeding for review; provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor and such legal proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(x) Liens securing Indebtedness permitted under Section 10.4 hereof; provided, that the aggregate principal amount of all such Indebtedness secured by Liens pursuant to this clause (x) shall not exceed $35.0 million in the aggregate at any one time outstanding;

(xi) Liens in respect of assets of the WNBA Subsidiary in favor of WNBA, LLC or its designees to secure obligations of the WNBA Subsidiary under the WNBA Agreements;

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(xii) Rights of Others granted pursuant to the WNBA Agreements consisting of the right to use the Mohegan Sun Arena for scheduled home games of the Connecticut Sun and related basketball activities;

(xiii) Liens to secure the Notes or any Guarantee;

(xiv) Liens to secure Permitted Refinancing Indebtedness incurred pursuant to Section 10.4(b)(v) and any guarantees thereof; provided, however, that (i) the original Indebtedness being extended, refinanced, renewed, Replaced, defeased or refunded by such Permitted Refinancing Indebtedness was secured by a Lien permitted to be incurred under this Agreement and (ii) the new Lien incurred pursuant to this clause (xv) is limited to all or part of the same property and assets (or type of property and assets) that secured or, under the written agreements pursuant to which the original Lien was created, could secure, the original Lien;

(xv) Liens on the assets of Downs Lodging, LLC securing Indebtedness permitted under Section 10.4(b)(xii)(B) hereof; and

(xvi) Liens encumbering Income Assets purported to be sold or otherwise transferred in connection with Permitted Lease Financings.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Authority or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to acquire, repurchase, retire, extend, refinance, renew, Replace, defease or refund, other Indebtedness of the Authority or any of its Restricted Subsidiaries; provided, that:

(i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest with respect to the Indebtedness so acquired, repurchased, retired, extended, refinanced, renewed, Replaced, defeased or refunded (plus the amount of prepayment premiums, consent fees and reasonable expenses incurred in connection therewith);

(ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being acquired, repurchased, retired, extended, refinanced, renewed, Replaced, defeased or refunded; provided, that if the original maturity date of such Indebtedness is after the Stated Maturity of the Notes, then such Permitted Refinancing Indebtedness shall have a maturity at least 91 days after the Stated Maturity of the Notes;

(iii) if the Indebtedness being acquired, repurchased, retired, extended, refinanced, renewed, Replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the holders of the Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, Replaced, defeased or refunded; and

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(iv) such Indebtedness is incurred either by the Authority or by the Restricted Subsidiary who is the obligor on the Indebtedness being acquired, repurchased, retired, extended, refinanced, renewed, Replaced, defeased or refunded.

“Permitted Right of Others” means a Right of Others consisting of (a) an interest (other than a legal or equitable coownership interest, an option or right to acquire a legal or equitable coownership interest and any interest of a ground lessor under a ground lease) that does not materially impair the value or use of property for the purposes for which it is or may reasonably be expected to be held, (b) an option or right to acquire a Lien that would be a Permitted Encumbrance, and (c) the reversionary interest of a landlord under a lease of Property.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision, instrumentality or subunit thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Authority or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pocono” means the harness racetrack and casino known as Mohegan Sun Pocono located in Plains Township, Pennsylvania, and related assets.

“Pocono Subsidiaries” means, collectively, (a) Downs Racing, L.P., a Pennsylvania limited partnership, Backside, L.P., a Pennsylvania limited partnership, Mill Creek Land, L.P., a Pennsylvania limited partnership, Northeast Concessions, L.P., a Pennsylvania limited partnership, and Mohegan Commercial Ventures PA, LLC, a Pennsylvania limited liability company, and their respective successors, and (b) any other Persons formed as Restricted Subsidiaries of the Authority for the purpose of owning or operating Pocono and the businesses related thereto.

“Preferred Stock” means any class of Capital Stock of a Person that is preferred over any other class of Capital Stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Prepayment Offer” is defined in Section 10.5(c).

“Principal Business” means (i) (a) Gaming and (b) hotel and resort businesses and any activity or business incidental, directly or indirectly related, or similar thereto, or any business or activity that is a reasonable extension, development or expansion thereof or ancillary thereto, including, without limitation, any golf, entertainment, transportation, recreation or other activity or business designed to promote, market, support, develop, construct or enhance Gaming and other businesses, in either case operated by the Authority at the Resort, and (ii) casino gaming and related businesses (including, without limitation, those described in clause (i)(b) above) located outside the Tribe’s reservation.

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“Priority Distributions” means distributions to the Tribe by the Authority in an aggregate amount not to exceed $54.1 million in fiscal year 2015, and, in each fiscal year beginning with fiscal year 2016, the initial amount available for Priority Distributions in the prior fiscal year increased by the percentage by which the Consumer Price Index increased in the prior calendar year (subject to a floor of 2.00% per annum and a cap of 4.00% per annum); provided, that, subject to the next succeeding proviso, not more than $15 million of the Priority Distributions permissible in any fiscal year shall be made in any fiscal quarter; provided, further, that the amount of Priority Distributions permitted to be made in any fiscal quarter shall be increased by the unused amount of Priority Distributions (without the accrual of interest thereon) allocated for any prior fiscal quarter.

“Proceeding” is defined in Section 24.7(a).

“Property,” “property” or “properties” means, unless otherwise specifically limited, real, personal property of any kind, tangible or intangible, choate or inchoate.

“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Authority and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 15.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 15.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“Qualified Gaming Company” means a Person that, together with its Subsidiaries, has a minimum of five years’ experience in operating casinos, gaming facilities or gaming enterprises and which has derived at least $150.0 million of revenue for its last four fiscal quarters from activities relating to the gaming business, other than internet gaming.

“Qualified Institutional Buyer” means a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Real Property” means, collectively, (a) the real property and improvements underlying Mohegan Sun, (b) the real property and improvements underlying Pocono and Authority’s other real property and improvements.

“Regulation T,” “Regulation U” and “Regulation X” mean Regulation T, Regulation U, and Regulation X, respectively, of the Board of Governors of the Federal Reserve System of the United States as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reinstated Covenants” is defined in Section 10.14.

“Related Business” means any business related to the Principal Business.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

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“Relinquishment Agreement” means the Relinquishment Agreement dated February 7, 1998 between the Authority and Trading Cove Associates, as amended, restated, supplemented or otherwise modified from time to time.

“Replacement” means, in respect of any Indebtedness, to refinance or replace, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness in whole or in part. “Replace,” “Replaced” and “Replacement” shall have correlative meanings.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Holders” means at any time on or after the Closing, the holders of at least 50.1% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Authority or any of its Affiliates).

“Requirement of Law” means, as to any Person, the Organization Documents of such Person and any Law or judgment, award, decree, writ or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Resort” means the multi-amenity gaming and entertainment resort located on the existing reservation of the Tribe located adjacent to Uncasville, Connecticut and the convention center, retail facilities, arena, hotel and improvements constructed or proposed to be constructed on the existing reservation by the Authority, but excluding (i) any obsolete personal property or real property improvement reasonably determined by the Authority in good faith to be no longer useful or necessary to the operations or support of the Resort and (ii) any equipment leased from a third party in the ordinary course of business.

“Resort Hotel Transaction” means, to the extent in compliance with the applicable requirements of Section 10.8, (i) the sale, sublease or other disposition of a portion of the Lease and reasonably related interests and rights to the extent the related real property is not then otherwise developed for use in gaming at Mohegan Sun to the Tribe or any other Person for the purpose of permitting the Tribe or such Person to construct a hotel on the Authority’s Property and (ii) if applicable, the lease, license or other contract for use by the Authority or any Restricted Subsidiary of such hotel.

“Responsible Officer” means (a) as to the Tribe, the Chairman, Vice-Chairman and Treasurer of the Tribal Council of the Tribe, the Chief Operating Officer of the Tribe, the Chief Financial Officer of the Tribe and the Attorney General of the Tribe, (b) as to the Authority, the Chairman, Vice-Chairman and Treasurer of the Management Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer and the Vice President of Finance, and (c) as to each other Note Party, the chief executive officer, president, chief financial officer and manager of such Note Party (or such Note Party’s manager, sole member or general partner as applicable).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” is defined in Section 10.2(a).

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“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Right of Others” means, as to any Property in which a Person has an interest, (a) any legal or equitable right, title or other interest (other than a Lien) held by any other Person in or with respect to that Property, and (b) any option or right held by any other Person to acquire any right, title or other interest in or with respect to that Property, including any option or right to acquire a Lien.

“S&P” means Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies, Inc.

“SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.

“Securities” or “Security” means any Capital Stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, membership interests, limited partnership interests, or any warrant, option or other right to purchase or acquire any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 102 of Regulation S-X, as such regulation is in effect as of the Closing.

“Special Purpose Financing Subsidiary” means an Unrestricted Subsidiary of the Authority established in connection with, and in order to effectuate, a Permitted Lease Financing which Unrestricted Subsidiary meets the following criteria: (a) the business activities of such Unrestricted Subsidiary consists solely of engaging in one or more Permitted Lease Financings and any activities reasonably related or ancillary thereto (including the purchase and financing of Income Assets), (b) no portion of the Indebtedness (including any Permitted Lease Financing) of such Unrestricted Subsidiary or any other obligations (contingent or otherwise) of such Unrestricted Subsidiary is guaranteed by or otherwise recourse to the Authority or any of its Restricted Subsidiaries, other than reasonable and customary undertakings in respect of the Income Assets transferred to such Special Purpose Financing Subsidiary, (c) such Unrestricted Subsidiary is not party to any contracts, agreements, arrangements or understanding with the Authority or its Restricted Subsidiaries other than on terms that are no less favorable to the Authority or such Restricted Subsidiary than those that might be obtained by the Authority or such Restricted Subsidiary from a Person that is not an Affiliate of the Authority and (d) neither the Authority nor any Restricted Subsidiary has any obligation to maintain or preserve such Unrestricted Subsidiary’s financial condition or cause such Unrestricted Subsidiary to achieve certain levels of operating results.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid including as a result of any mandatory sinking fund payment or mandatory redemption in

26

the documentation governing such Indebtedness in effect on the date hereof or, if such Indebtedness is incurred after Closing, in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means any Indebtedness that by its terms is expressly subordinated in right of payment to the Obligations under this Agreement.

“Subsidiary” means: (i) any instrumentality or subdivision or sub-unit of the Authority that has a separate legal existence or status or whose property and assets would not otherwise be bound to the terms of this Agreement; or (ii) with respect to any other Person, any corporation, association or other business entity of which more than 50% of the total voting power of the shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof. The Tribe and any other instrumentality of the Tribe that is not also an instrumentality or subdivision or subunit of the Authority shall not be a Subsidiary of the Authority.

“Substitute Purchaser” is defined in Section 23.

“Succession Event Determination” means an announcement by ISDA that the relevant Credit Derivatives Determination Committee has identified a Successor in respect of the Authority as the Reference Entity in respect of Credit Derivative Transactions referencing the Authority and the occurrence of the Succession Date in respect thereof. “Credit Derivatives Determination Committee”, “Successor”, “Reference Entity”, “Credit Derivative Transaction” and “Succession Date” each have the meaning assigned under the ISDA Credit Derivatives Definitions.

“Suspended Covenants” is defined in Section 10.14.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Town Agreement” means the Agreement dated as of June 16, 1994 between the Tribe and the Town of Montville, Connecticut, as amended up to the Closing.

“Tribal Council” means the Tribal Council of the Tribe elected in accordance with the Constitution.

“Tribal Court” means any tribal court of the Tribe.

“Tribal Gaming Authority Amendment” is defined in Section 24.6.

“Tribal Gaming Ordinance” means the ordinance and any amendments thereto, and all related or implementing ordinances, including, without limitation, the Mohegan Tribal Gaming Ordinance, enacted on July 28, 1994 as Ordinance 941, and which are enacted by the Tribe or authorize and regulate gaming on the existing reservation of the Tribe located adjacent to Uncasville, Connecticut pursuant to IGRA.

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“Tribal Tax Code” means any sales, use, room occupancy and related excise taxes, including admissions and cabaret taxes and any other tax (other than income tax) that may be imposed by the State of Connecticut that the Tribe may impose on the Authority, its patrons or operations; provided, however, that the rate and scope of such taxes shall not be more onerous than those imposed by the State of Connecticut.

“Tribe” has the meaning specified in the introductory paragraph hereto.

“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§77aaa-77bbbb) as in effect on the date of this Agreement.

“UCC Ordinance” means Chapter 7, Article III of the Mohegan Tribe Code, also known as Ordinance Number 987 of the Tribe.

“Unrestricted Subsidiary” means (i) each Subsidiary specified as such in Section 10.13, (ii) any Subsidiary of the Authority which at the time of determination shall be an Unrestricted Subsidiary (as designated by the Management Board pursuant to Section 10.13) and (iii) any Subsidiary of an Unrestricted Subsidiary.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Management Board or Board of Directors, as the case may be, of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other Ownership Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

“WNBA Agreements” means, collectively, the WNBA Membership Agreement between WNBA, LLC, a Delaware limited liability company, and the WNBA Subsidiary and the related guarantee executed by the Authority in favor of WNBA, LLC, in each case, as amended, restated, supplemented or otherwise modified from time to time.

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“WNBA Subsidiary” means Mohegan Basketball Club, LLC, a limited liability company formed under the Laws of the Tribe and a wholly owned Subsidiary of the Authority, which is the owner and operator of the Women’s National Basketball Association franchise known as the Connecticut Sun.

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Schedule A-1

[FORM OF] GUARANTEE AGREEMENT

[See attached.]

SCHEDULE A-1

(to Note Purchase Agreement)

SCHEDULE A-1

[FORM OF] GUARANTEE AGREEMENT

[___________, 20__]

This GUARANTEE AGREEMENT, dated as of [                    ], 20[ ] (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, this “Guarantee”), by [Downs Racing, L.P., Backside, L.P., Mill Creek Land, L.P., Northeast Concessions, L.P., Mohegan Commercial Ventures PA, LLC, Mohegan Basketball Club, LLC, Mohegan Ventures-Northwest, LLC, Mohegan Golf, LLC, Mohegan Ventures Wisconsin, LLC, Wisconsin Tribal Gaming, LLC and MTGA Gaming, LLC]1 (together with their respective successors and assigns, and together with any other entity that may become a party hereto by executing a Guarantee Joinder, the “Guarantors”) is in favor of each of the Noteholders (as such term is hereinafter defined).

SECTION 1. PRELIMINARY STATEMENT

The Mohegan Tribal Gaming Authority (the “Authority”), a governmental instrumentality of The Mohegan Tribe of Indians of Connecticut, a sovereign tribe recognized by the United States of America pursuant to 25 C.F.R. § 83 (the “Tribe”), has authorized the issuance of its [__]% Senior Notes due [_______, 20__] (as may be amended, restated, supplemented or otherwise modified from time to time, the “Notes”), pursuant to a Note Purchase Agreement, [of even date herewith] (as may be amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), between the Authority, the Tribe (for purposes of the specific sections detailed therein), and the Purchasers party thereto.

In order to induce the Purchasers to enter into the Note Purchase Agreement and to purchase the Notes from the Authority, the Authority has agreed that it will cause each Guarantor to guarantee the Obligations of the Authority under the terms of the Notes and the Note Purchase Agreement pursuant to the terms and provisions hereof.

Each Guarantor will receive direct and indirect economic, financial and other benefits from the indebtedness incurred under the Note Purchase Agreement and the Notes by the Authority, and the incurrence of such indebtedness is in the best interests of each Guarantor. The Authority and each Guarantor have induced the Purchasers to purchase the Notes based on the consolidated financial condition of each Guarantor and the Authority.

All acts and proceedings required by law and by the certificate of incorporation and bylaws (or other applicable constitutive documents) of each Guarantor necessary to constitute this Guarantee a valid and binding agreement for the uses and purposes set forth herein in accordance with its terms have been done and taken, and the execution and delivery hereof has been in all respects duly authorized.

[1]	To be updated, as applicable.

SECTION 2. GUARANTEE AND OTHER RIGHTS AND UNDERTAKINGS.

Section 2.1 Guaranteed Obligations. Each Guarantor, in consideration of the execution and delivery of the Note Purchase Agreement, the purchase of the Notes by the Purchasers and other consideration, hereby irrevocably, unconditionally, absolutely, jointly and severally guarantees, on a continuing basis, to each holder of Notes (each such holder being referred to herein as a “Noteholder” and, collectively, as the “Noteholders”), as a primary obligor and not merely as a surety, until final and indefeasible payment has been made in cash:

(a) the due and punctual payment of Obligations, including, without limitation, overdue interest, indemnification payments and all reasonable, out-of-pocket costs and expenses incurred by the Noteholders in connection with enforcing any obligations of the Authority under the Note Purchase Agreement and the Notes; it being the intent of each Guarantor that the guaranty set forth herein shall be a continuing guaranty of payment and not a guaranty of collection; and

(b) the prompt and complete payment, on demand, of any and all reasonable, out-of-pocket costs and expenses incurred by the Noteholders in connection with enforcing the obligations of such Guarantor hereunder, including, without limitation, the reasonable fees and disbursements of the Noteholders’ counsel.

All of the obligations set forth in clauses (a) and (b) of this Section 2.1 are referred to herein as the “Guaranteed Obligations” and the guaranty thereof contained herein is referred to herein as the “Unconditional Guarantee.” The Unconditional Guarantee is an absolute, unconditional, continuing and irrevocable guaranty of payment and performance and shall remain in full force and effect until the full, final and indefeasible payment in cash of the Guaranteed Obligations.

Section 2.2 Performance under the Note Purchase Agreement. In the event the Authority fails to pay, perform. keep, observe, or fulfill any Guaranteed Obligation specified in clause (a) of Section 2.1 in the manner provided in the Notes or in the Note Purchase Agreement, each Guarantor shall cause forthwith to be paid the moneys in respect of which such failure has occurred in accordance with the terms and provisions of the Note Purchase Agreement and the Notes. In furtherance of the foregoing, if an Event of Default shall exist, the Guaranteed Obligations shall, in the manner and subject to the limitations provided in the Note Purchase Agreement for the acceleration of the Notes, forthwith become due and payable without notice, regardless of whether the acceleration of the Notes shall be stayed, enjoined, delayed or otherwise prevented.

Section 2.3 Releases. Each Guarantor consents and agrees that, without notice to or by any Guarantor and without impairing, releasing, abating, deferring, suspending, reducing, terminating or otherwise affecting the obligations of each Guarantor hereunder, each Noteholder, in the manner provided herein, by action or inaction, may:

(a) compromise or settle, renew or extend the period of duration or the time for the payment, or discharge the performance of, or may refuse to, or otherwise not, enforce, or may, by action or inaction, release all or any one or more parties to, any one or more of the Notes, the Note Purchase Agreement, any other guaranty thereof or agreement or instrument related thereto or hereto;

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(b) assign, sell or transfer, or otherwise dispose of, any one or more of the Notes;

(c) grant waivers, extensions, consents and other indulgences to the Authority or any Guarantor or guarantors in respect of any one or more of the Notes, the Note Purchase Agreement, any other guaranty thereof or any agreement or instrument related thereto or hereto;

(d) amend, modify or supplement in any manner and at any time (or from time to time) any one or more of the Notes, the Note Purchase Agreement, any other guaranty thereof or any agreement or instrument related hereto; and

(e) release or substitute any one or more of the endorsers or guarantors of the Guaranteed Obligations whether parties hereto or not.

Section 2.4 Waivers. To the fullest extent permitted by law, each Guarantor does hereby waive:

(a) any notice of:

(i) acceptance of the Unconditional Guarantee;

(ii) any purchase of the Notes under the Note Purchase Agreement, or the creation, existence or acquisition of any of the Guaranteed Obligations, or the amount of the Guaranteed Obligations, subject to each Guarantor’ rights to make inquiry of each Noteholder to ascertain the amount of the Guaranteed Obligations owing to such Noteholder at any reasonable time;

(iii) any adverse change in the financial condition of the Authority or any other fact that might increase, expand or affect each Guarantor’s risk hereunder;

(iv) presentment for payment, demand, protest, and notice thereof as to the Notes;

(v) any Default or Event of Default; and

(vi) any notice or demand of any kind or nature whatsoever to which each Guarantor might otherwise be entitled (except if such notice or demand is specifically otherwise required to be given to such Guarantor pursuant to the terms of this Guarantee).

(b) any right, by statute or otherwise, to require any Noteholder to institute suit against the Authority or any other guarantor or to exhaust the rights and remedies of any Note-holder against the Authority or any other guarantor;

(c) the benefit of any stay or extension law or other usury law or other law now or at any time hereafter in force which, but for this waiver, would prohibit or forgive such Guarantor from performing the Guarantee as contemplated herein;

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(d) any defense (other than defense of payment or performance) or objection to the absolute, primary, continuing nature, or the validity, enforceability or amount of the Unconditional Guarantee, including, without limitation:

(i) any change of law;

(ii) any invalidity or irregularity with respect to the issuance or assumption of any Obligations;

(iii) the genuineness, validity, regularity or enforceability of any of the Guaranteed Obligations;

(iv) any default, failure or delay, willful or otherwise, in the performance of any obligations by the Authority or any Guarantor;

(v) any creditors’ rights, bankruptcy, receivership or other insolvency proceeding of the Authority or any Guarantor, or sequestration or seizure of any property of the Authority or any Guarantor, or any merger, consolidation, reorganization, dissolution, liquidation or winding up or change in corporate constitution or corporate identity or loss of corporate identity of the Authority or any Guarantor;

(vi) any disability or other defense of the Authority or any Guarantor to payment and performance of all Guaranteed Obligations other than the defense that the Guaranteed Obligations shall have been fully and finally performed and indefeasibly paid in cash;

(vii) the cessation from any cause whatsoever of the liability of the Authority or any Guarantor in respect of the Guaranteed Obligations (other than as provided herein);

(viii) impossibility or illegality of performance on the part of the Authority or any Guarantor under the Note Purchase Agreement, the Notes or this Guarantee;

(ix) any change of the circumstances of the Authority or any Guarantor, whether or not foreseen or foreseeable, including, without limitation, impossibility of performance through fire, explosion, accident, labor disturbance, floods, droughts, embargoes, wars (whether or not declared), civil commotions, acts of God or the public enemy, delays or failure of suppliers or carriers, inability to obtain materials, economic or political conditions, or any other causes affecting performance, or any other force majeure, whether or not beyond the control of the Authority or any Guarantor and whether or not of the kind hereinbefore specified;

(x) any attachment, claim, demand, charge, Lien, order, process or encumbrance, or any withholding or diminution, by reason of any taxes, assessments, expenses, indebtedness, obligations or liabilities of any character, foreseen or unforeseen, and whether or not valid, incurred by or against any Person, or against any sums payable under the Note Purchase Agreement or the Notes or any agreement or instrument related hereto so that such sums would be rendered inadequate or would be unavailable to make the payment as herein provided;

(xi) any change in the ownership of the equity securities of the Authority, any Guarantor or any other Person liable in respect of the Notes; or

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(xii) any other action, happening, event or reason whatsoever that shall delay, interfere with, hinder or prevent, or in any way adversely affect, the performance by the Authority or any Guarantor of any of their obligations under the Note Purchase Agreement, the Notes or this Guarantee.

Section 2.5 Certain Waivers of Subrogation, Reimbursement and Indemnity. Until payment in full is made on the Notes, each Guarantor hereby acknowledges and agrees that:

(a) no Guarantor shall have any right of subrogation, contribution, reimbursement, or indemnity whatsoever in respect of the Guaranteed Obligations, and no right of recourse to or with respect to any assets or property of the Authority on account of such Guaranteed Obligations;

(b) [reserved]; and

(c) each holder of Notes may specifically enforce the provisions of this Section 2.5.

Section 2.6 [Reserved].

Section 2.7 Invalid Payments. Each Guarantor further agrees that, to the extent the Authority makes a payment or payments to any Noteholder, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required, for any of the foregoing reasons or for any other reason, to be repaid or paid over to a custodian, trustee, receiver or any other party or officer under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, state or federal law, or any common law or equitable cause, then to the extent of such payment or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

Section 2.8 [Reserved].

Section 2.9 [Reserved].

Section 2.10 [Reserved].

Section 2.11 [Reserved].

Section 2.12 Election by Guarantors to Perform Obligations. Any election by any Guarantor to pay or otherwise perform any of the obligations of the Authority under the Notes, the Note Purchase Agreement or any agreement or instrument related thereto shall not release the Authority, such Guarantor or any other guarantor from such obligations or any of such Person’s other obligations under the Notes, the Note Purchase Agreement or any agreement or instrument related thereto.

Section 2.13 No Election of Remedies by Noteholders. Each Noteholder shall, individually or collectively, have the right to seek recourse against any Guarantor to the fullest extent provided for herein for such Guarantor’s obligations under this Guarantee in respect of the Guaranteed Obligations. No election to proceed in one form of action or proceeding, or against any party, or

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on any obligation, shall constitute a waiver of such Noteholder’s right to proceed in any other form of action or proceeding or against other parties unless such Noteholder has expressly waived such right in writing. Specifically, but without limiting the generality of the foregoing, no action or proceeding by any Noteholder against the Authority or any Guarantor under any document or instrument evidencing obligations of the Authority or any Guarantor to such Noteholder shall serve to diminish the liability of any Guarantor under this Guarantee, except to the extent that such Noteholder finally and unconditionally shall have realized payment of the Guaranteed Obligations by such action or proceeding.

Section 2.14 Separate Action; Other Enforcement Rights. Subject to the terms of the Note Purchase Agreement, each of the rights and remedies granted under this Guarantee to each Note-holder in respect of the Notes held by such Noteholder may be exercised by such Noteholder with notice by such Noteholder to, but without the consent of or any other action by, any other Noteholder; provided, however, that the maturity of the Notes may only be accelerated in accordance with the provisions of the Note Purchase Agreement or operation of law. Each Note-holder may proceed to protect and enforce the Unconditional Guarantee by suit or suits or proceedings in equity, at law or in bankruptcy, and whether for the specific performance of any covenant or agreement contained herein or in execution or aid of any power herein granted or for the recovery of judgment for the obligations hereby guarantied or for the enforcement of any other proper, legal or equitable remedy available under applicable law.

Section 2.15 Noteholder Set-off. Each Noteholder shall have, to the fullest extent permitted by law and this Guarantee, a right of set-off against any and all credits and any and all other property of any or all of the Guarantors, now or at any time whatsoever, with or in the possession of, such Noteholder, or anyone acting for such Noteholder, to ensure the full performance of any and all obligations of each Guarantor hereunder following and during the continuance of an Event of Default.

Section 2.16 Delay or Omission; No Waiver. No course of dealing on the part of any Note-holder and no delay or failure on the part of any such Person to exercise any right hereunder shall impair such right or operate as a waiver of such right or otherwise prejudice such Person’s rights, powers and remedies hereunder.

Section 2.17 [Reserved].

Section 2.18 Cumulative Remedies. No remedy under this Guarantee, the Note Purchase Agreement or the Notes is intended to be exclusive of any other remedy, but each and every remedy shall be cumulative and in addition to any and every other remedy given pursuant to this Guarantee, the Note Purchase Agreement or the Notes.

Section 2.19 [Reserved].

Section 2.20 Limitation on Guaranteed Obligation. Notwithstanding anything in Section 2.1 or elsewhere in this Guarantee, the Note Purchase Agreement or the Notes to the contrary, the obligations of each Guarantor hereunder shall at each point in time be limited to an aggregate amount equal to the greatest amount that would not result in such obligations being subject to avoidance, or otherwise result in such obligations being unenforceable, at such time under applicable

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federal or state law (including, without limitation, to the extent, and only to the extent, applicable to each Guarantor, Section 548 of the Bankruptcy Code of the United States of America and any comparable provisions of the law of any other jurisdiction, any capital preservation law of any jurisdiction and any other law of any jurisdiction that at such time limits the enforceability of the obligations of such Guarantor hereunder).

Section 2.21 [Reserved].

Section 2.22 Release of Guarantor. A Guarantor will be automatically and unconditionally released from its Unconditional Guarantee upon the occurrence of any of the following:

(i) the sale, exchange, transfer or other disposition (other than to any other Guarantor or the Authority) to any Person that is not required to become a Guarantor of all of the Capital Stock of (including by way of merger or consolidation), or all or substantially all the assets of, such Guarantor, which sale, exchange or transfer is made in accordance with the provisions of the Note Purchase Agreement;

(ii) such Guarantor otherwise ceases to be a Subsidiary of the Authority in a transaction permitted by the Note Purchase Agreement;

(iii) such Guarantor ceases to guarantee any other Indebtedness of the Authority or ceases to be obligated on other Indebtedness in excess of $50.0 million; or

(iv) the designation of such Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Note Purchase Agreement;

provided, in each such case, the Authority has delivered to the Noteholders an Officer’s Certificate certifying (i) as to the satisfaction of the relevant requirements of this Section 2.22 and (ii) stating that all conditions precedent provided for in the Note Purchase Agreement relating to the applicable transactions have been complied with. At the request of the Authority or the relevant Guarantor, the Noteholders shall execute and deliver an appropriate instrument, in the form provided by the Authority or such Guarantor, evidencing the release of any Guarantor pursuant to this Section 2.22.

SECTION 3. INTERPRETATION OF THIS GUARANTEE

Section 3.1 Defined Terms. For purposes of this Guarantee, the following terms have the meanings specified below or provided for in the Section of this Guarantee referred to immediately following such term (such definitions to be equally applicable to both the singular and plural forms of the terms defined). Capitalized terms used herein and not otherwise defined herein have the meaning specified in the Note Purchase Agreement.

(a) Authority — Section 1.

(b) Guaranteed Obligations — Section 2.1.

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(c) Guarantors — has the meaning assigned to such term in the introductory paragraph hereof.

(d) Guarantee Joinder – a Guarantee Joinder in the form of Annex 1 hereto.

(e) Note Purchase Agreement — Section 1.

(f) Noteholder — Section 2.1.

(g) Notes — Section 1.

(h) Unconditional Guarantee — Section 2.1.

SECTION 4. REPRESENTATIONS AND WARRANTIES.

Each Guarantor represents and warrants, as to itself as of the date hereof, that each of the representations and warranties made by the Authority in Section 5 of the Note Purchase Agreement and pertaining to such Guarantor is true and correct with respect to each Guarantor on the date hereof in all material respects.

SECTION 5. [RESERVED].

SECTION 6. MISCELLANEOUS.

Section 6.1 Successors and Assigns.

All covenants and other agreements contained in this Guarantee by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns whether so expressed or not.

Section 6.2 Severability. Any provision of this Guarantee that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 6.3 Communications. All notices and communications provided for hereunder shall be in writing, shall be delivered in the manner required by the Note Purchase Agreement, and shall be addressed, if to any Guarantor, to it care of the Authority at the address set forth in the Note Purchase Agreement, and if to any of the Noteholders:

(a) if such Noteholder is a Purchaser, at the address for such Purchaser set forth on Schedule B to the Note Purchase Agreement, and further including any parties referred to on such schedules (which are required to receive notices in addition to such Noteholder), and

(b) if such Noteholder is not a Purchaser, at the address for such Noteholder as such Noteholder shall have specified to the Authority in writing, or to any such party at such other address as such party may designate by notice duly given in accordance with this Section 6.3. Notices shall be deemed given only when actually received.

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Section 6.4 Applicable Law. This Guarantee shall be governed by and construed in accordance with the law of the State of New York, without regard to conflict of law principles that would result in the application of any Law other than the Laws of the State of New York. Each party hereto each hereby consents to the application of New York civil law to the construction, interpretation and enforcement of this Guarantee, and to the application of New York civil law to the procedural aspects of any suit, action or proceeding relating thereto, including but not limited to legal process, execution of judgments and other legal remedies.

Section 6.5 Benefits of Guarantee Restricted to Noteholders. Nothing express or implied in this Guarantee is intended or shall be construed to give to any Person other than each Guarantor and the Noteholders any legal or equitable right, remedy or claim under or in respect hereof or any covenant, condition or provision herein contained; and all such covenants, conditions and provisions are and shall be held to be for the sole and exclusive benefit of each Guarantor and the Noteholders.

Section 6.6 Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein shall survive the execution and delivery of this Guarantee and the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. Subject to the preceding sentence, this Guarantee, the Note Purchase Agreement and the Notes embody the entire agreement and understanding between each Purchaser and the Guarantors and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 6.7 Additional Guarantors. Each Restricted Subsidiary of the Authority that is required to become a party to this Guarantee pursuant to Section 10.12 of the Note Purchase Agreement shall, within 20 Business Days of the date on which it first satisfies the conditions set forth in Section 10.12 of the Note Purchase Agreement, become a Guarantor for all purposes of this Guarantee by executing and delivering a Guarantee Joinder. Upon execution and delivery by the Guarantor of a Guarantee Joinder in the form of Annex 1 hereto, such Restricted Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any other Guarantor, Purchaser or Noteholder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guarantee.

Section 6.9 Amendment. Subject to Section 19 of the Note Purchase Agreement, this Guarantee may be amended only in a writing executed by the Authority, each Guarantor and the Required Holders.

Section 6.10 Survival. So long as the Guaranteed Obligations and all payment obligations of each Guarantor hereunder shall not have been fully and finally performed and indefeasibly paid, the obligations of each Guarantor hereunder will survive.

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Section 6.11 Counterparts. This Guarantee may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 6.12 Waiver of Jury Trial; Consent to Jurisdiction; Limited Waiver of Sovereign Immunity, Etc.

(a) Each of the Guarantors hereby irrevocably and unconditionally submits, for itself and its property, to the following courts, jurisdictions and venues (i) for any action or proceeding arising out of or relating to this Guarantee: (A) the United States District Court for the Southern District of New York, and all courts to which any appeal therefrom may be available; (B) or if those courts lack or decline jurisdiction over the action, then the courts of the State of New York sitting in the City of New York, County of New York, and all courts to which any appeal therefrom may be available; (C) or if none of the foregoing courts shall have or accept jurisdiction, then the Mohegan Gaming Disputes Court; and (D) or if none of the foregoing courts shall have or accept jurisdiction, then to arbitration under the commercial arbitration rules of the American Arbitration Association or (ii) for recognition or enforcement of any judgment: (A) the courts identified in clause (i) above, (B) courts of the State of Connecticut, and any appellate court from which any appeals therefrom are available, as necessary to recognize or enforce such judgments as it applies to any assets of the Authority, real or personal, located in the State of Connecticut. Each of the parties hereto agrees that a final judgment in any such action or proceeding may be enforced by any court of competent jurisdiction.

(b) Each of the Guarantors hereby unconditionally and irrevocably waives the jurisdiction of any court of the Tribe now or hereafter existing or created with respect to any claim, except as otherwise specifically provided in this Guarantee. Each of the Guarantors unconditionally and irrevocably waives, to the fullest extent it may legally and effectively do so, the application of any rule or doctrine relating to exhaustion of tribal remedies or comity or abstention that might otherwise require a claim be heard in a court of the Tribe. Each of the Guarantors agrees that it shall not institute any action in its own Tribal Court system in respect of any claim under this Guarantee, but shall instead resort to the courts set forth, and in the order set forth in Section 6.12(a) hereof.

(c) Each of the Guarantors hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guarantee in any court referred to in Section 6.12(a) hereof. Each of the Guarantors hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each of the Guarantors irrevocably consents to service of process in the manner provided for notices in Section 6.12(e) below. Nothing in this Guarantee will affect the right of any party to this Guarantee to serve process in any other manner permitted by law.

A-1-10

(e) Each of the Guarantors consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 20 of the Note Purchase Agreement or at such other address of which such holder shall then have been notified pursuant to said Section. Each of the Guarantors agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(f) Nothing in this Section 6.12 shall limit any right that the Noteholders may have to bring proceedings against the Guarantors in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(g) Each of the Guarantors hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Guarantee or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory). Each party hereto (1) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (2) acknowledges that it and the other parties hereto have been induced to enter into this Guarantee by, among other things, the mutual waivers and certifications in this Section 6.12(i).

(h) The provisions of Section 24.7(b)(1) of the Note Purchase Agreement are hereby irrevocably incorporated by reference, mutatis mutandis, with references therein to the Authority deemed to include references to each Guarantor, and with references to any Note or Notes therein deemed to reference to this Guarantee.

Section 6.13 No Personal Liability. Neither the Tribe nor any director, officer, office holder, employee, agent, representative or member of the Authority, any Guarantor or the Tribe, as such, shall have any liability for, nor be subject to suit in respect of, any obligations of the Authority or any Guarantor under the Notes, the Note Purchase Agreement, this Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 6.14 Note Document. This Guarantee is a “Note Document” as defined in the Note Purchase Agreement.

*    *    *    *    *

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IN WITNESS WHEREOF, each of the undersigned Guarantors has caused this Guarantee to be executed on each such Guarantor’s behalf by a duly authorized officer of each such Guarantor as of the date first written above.

Very truly yours, [GUARANTORS]

By
[Name] [Title]

A-1-12

ANNEX 1

GUARANTEE JOINDER

GUARANTEE JOINDER, dated as of [                    ], made by ______________________, a _______________ (the “Additional Guarantor”), in favor of each of the Noteholders. All capitalized terms not defined herein shall have the meaning ascribed to them in the Note Purchase Agreement or the Guarantee (as defined below), as applicable.

SECTION 1. PRELIMINARY STATEMENT

The Mohegan Tribal Gaming Authority (the “Authority”), a governmental instrumentality of The Mohegan Tribe of Indians of Connecticut, a sovereign tribe recognized by the United States of America pursuant to 25 C.F.R. § 83 (the “Tribe”), has heretofore issued its [__]% Senior Notes due [_______, 20__] (as may be amended, restated, supplemented or otherwise modified from time to time, the “Notes”), pursuant to a Note Purchase Agreement, dated as of [_______, 20__] (as may be amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), between the Authority, the Tribe (for purposes of the specific sections detailed therein), and the Purchasers party thereto.

In connection with the Note Purchase Agreement, certain of the Authority’s Subsidiaries have entered into the Guarantee Agreement, dated as of [_______, 20__] (as may be amended, restated, supplemented or otherwise modified from time to time, the “Guarantee”) in favor of each of the Noteholders.

Pursuant to Section 10.12 of the Note Purchase Agreement, the Additional Guarantor is required to become a party to the Guarantee.

The Additional Guarantor will receive direct and indirect economic, financial and other benefits from the indebtedness incurred under the Note Purchase Agreement and the Notes by the Authority, and the incurrence of such indebtedness is in the best interests of the Additional Guarantor.

All acts and proceedings required by law and by the certificate of incorporation and bylaws (or other applicable constitutive documents) of the Additional Guarantor necessary to constitute this Guarantee Joinder a valid and binding agreement for the uses and purposes set forth herein in accordance with its terms have been done and taken, and the execution and delivery hereof has been in all respects duly authorized.

SECTION 2. GUARANTEE AND OTHER RIGHTS AND UNDERTAKINGS

Section 2.1 Guarantee and Other Rights and Undertakings. By executing and delivering this Guarantee Joinder, the Additional Guarantor, as provided in Section 6.7 of the Guarantee, hereby becomes a party to the Guarantee as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby agrees to all terms and provisions of the Guarantee applicable to it as a Guarantor thereunder and assumes all obligations and liabilities of a Guarantor thereunder. The Additional Guarantor hereby represents and warrants that each of the representations and warranties contained in Section 5 of the Note Purchase Agreement, insofar as such representations pertain to it, is true and correct in all material respects on and as of the date hereof (after giving effect to this Guarantee Joinder) as if made on and as of such date (except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). Each reference to a “Guarantor” in the Guarantee shall be deemed to include the Additional Guarantor. The Guarantee is hereby incorporated herein by reference. Except as expressly supplemented hereby, the Guarantee shall remain in full force and effect.

Section 2.2 Applicable Law. This Guarantee Joinder shall be governed by and construed in accordance with the law of the State of New York, without regard to conflict of law principles that would result in the application of any Law other than the Laws of the State of New York. Each party hereto each hereby consents to the application of New York civil law to the construction, interpretation and enforcement of this Agreement, and to the application of New York civil law to the procedural aspects of any suit, action or proceeding relating thereto, including but not limited to legal process, execution of judgments and other legal remedies.

Section 2.3 Counterparts. This Guarantee Joinder may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 2.4 Note Document. This Guarantee is a “Note Document” as defined in the Note Purchase Agreement.

Section 2.5 Limited Waiver of Sovereign Immunity. The provisions of Section 24.7(b)(1) of the Note Purchase Agreement are hereby irrevocably incorporated by reference, mutatis mutandis, with references to the Authority deemed to include references to each Guarantor and references to a Note or Notes deemed to include references to this Guarantee Joinder.

[signature pages follow]

IN WITNESS WHEREOF, the undersigned Additional Guarantor has caused this Guarantee Joinder to be executed on the Additional Guarantor’s behalf by a duly authorized officer of the Additional Guarantor as of the date first written above.

[ADDITIONAL GUARANTOR]

By:
Name: Title:
Address for notices and communications:

[Form of Note]

MOHEGAN TRIBAL GAMING AUTHORITY

[Floating Rate][[            ]%] Senior Note Due [__________, ____]

No. [ ]	[Date]
$[ ]	PPN[ ]

FOR VALUE RECEIVED, the undersigned, MOHEGAN TRIBAL GAMING AUTHORITY (herein called the “Authority”), a governmental instrumentality of The Mohegan Tribe of Indians of Connecticut, a federally recognized Indian Tribe and Native American sovereign nation (the “Tribe”), hereby promises to pay to [            ], or registered assigns, the principal sum of [                    ] DOLLARS (or so much thereof as shall not have been prepaid) on [_________, ____] (the “Maturity Date”), with (a) interest payable as and at the rate set forth below, and (b) Make-Whole Amount[, Breakage Costs]7 and Applicable Premium, as and to the extent required pursuant to the Note Purchase Agreement (as defined below) in connection with any payment of principal hereof.

[If Notes will accrue interest at a fixed rate:]

[Interest on the unpaid balance hereof will accrue at the rate of [    ]% per annum (and to the extent permitted by law, on any overdue payment of interest or principal and on any overdue payment of any Make-Whole Amount[, Breakage Costs] or Applicable Premium, at a rate equal to the Default Rate) and will be payable quarterly in advance on the date hereof and on each other Interest Payment Date, in each case, for the period from and including such date to, but excluding, the next succeeding Interest Payment Date; provided that interest accrued at the Default Rate shall be payable on demand. “Interest Payment Date” means the date hereof, each Quarterly Date and the Maturity Date. “Quarterly Date” means the [__]th day of each March, June, September and December in each year (or, if any such day is not a Business Day, the next succeeding Business Day).

Interest on this Note will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year for the actual number of days elapsed (including the first day but excluding the last day).

If the Maturity Date is not a Business Day at the relevant place of payment, the Authority will pay interest, if any, and principal and premium, if any, on the next day that is a Business Day at such place of payment as if payment were made on the date such payment was due.]

[If Notes will accrue interest at a floating rate:]

[7]	Breakage Cost provisions only applicable to floating rate notes.

SCHEDULE 1

(to Note Purchase Agreement)

[Interest on the unpaid balance hereof will accrue at a per annum rate (the “LIBOR Rate”) equal to the sum of (x) Three-Month LIBOR (as defined and determined below) and (y) [    ]% (and to the extent permitted by law, on any overdue payment of interest or principal and on any overdue payment of any Make-Whole Amount[, Breakage Costs] or Applicable Premium, at a rate equal to the Default Rate) and will be payable quarterly in advance on the date hereof and on each other Interest Payment Date, in each case, for the Interest Period commencing on the date hereof or such other Interest Payment Date, as applicable; provided that interest accrued at the Default Rate shall be payable on demand. “Interest Payment Date” means the date hereof, each Quarterly Date and the Maturity Date. “Quarterly Date” means the [__]th day of each March, June, September and December in each year (or, if any such day is not a Business Day, the next succeeding Business Day). “Interest Period” means the period commencing on the date hereof and ending on the first Quarterly Date thereafter (the “Initial Interest Period”), and each subsequent period commencing on such Quarterly Date and ending on the next succeeding Quarterly Date, provided that the final such Interest Period shall end on and include the Maturity Date of the Note. “Business Day” means each “Business Day” (as defined in the Note Purchase Agreement) that is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Interest on this Note will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year for the actual number of days elapsed (including the first day but excluding the last day).

If the Maturity Date is not a Business Day at the relevant place of payment, the Authority will pay interest, if any, and principal and premium, if any, on the next day that is a Business Day at such place of payment as if payment were made on the date such payment was due.

The interest rate applicable to each day of each Interest Period commencing on the related Interest Payment Date, or the date hereof in the case of the Initial Interest Period, will be the Three-Month LIBOR determined as of the applicable Interest Determination Date for such Interest Period. The “Interest Determination Date” for each Interest Period will be the second London business day immediately preceding (i) the date hereof, in the case of the Initial Interest Period, or thereafter (ii) the applicable Interest Payment Date on which such Interest Period commences, in the case of each other Interest Period.

[UBS AG, London Branch], or its successor appointed by the Authority (with the consent (a) of the Required Holders and (b) if UBS AG, London Branch or any Affiliate thereof or GIFS Capital Company LLC is at such time a holder of any of the Notes, in the case of the first appointment of a successor calculation agent hereunder, of [UBS AG, London Branch]), will act as calculation agent. “Three-Month LIBOR” will be determined by the calculation agent as of the applicable Interest Determination Date in accordance with the following provisions:

(i) With respect to an Interest Determination Date, Three-Month LIBOR will be the rate for deposits in U.S. dollars having a maturity of three months commencing on the Interest Payment Date that appears on the designated LIBOR page as of approximately 11:00 a.m., London time, on that Interest Determination Date. If no rate appears, Three-Month LIBOR, in respect of that Interest Determination Date, will be determined as follows: the calculation agent shall

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request the principal London offices of each of four major reference banks (which may include affiliates of any holder of any Note or beneficial owner) in the London interbank market, as selected and identified by the Authority to provide the calculation agent with its offered quotation for deposits in U.S. dollars for the period of three months, commencing on the Interest Payment Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then Three-Month LIBOR on that Interest Determination Date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then Three-Month LIBOR on the Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on the Interest Determination Date by three major banks (which may include affiliates of any holder of any Note or beneficial owner) in The City of New York selected and identified by the Authority for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; provided, however, that if the banks selected and identified by the Authority are not providing quotations in the manner described by this sentence, Three-Month LIBOR for such interest determination date will be Three-Month LIBOR determined with respect to the immediately preceding Interest Determination Date.

(ii) However, if any Interest Period should be less than three months, then “Three-Month LIBOR” for such Interest Period shall be determined by interpolating linearly between (x) the rate appearing on the designated LIBOR page for a term closest to, but shorter than, such Interest Period and (y) the rate appearing on the designated LIBOR page for a term closest to, but longer than, such Interest Period.

(iii) The designated LIBOR page is the Reuters screen “LIBOR01,” or any successor service for the purpose of displaying the London interbank rates of major banks for U.S. dollars. The Reuters screen “LIBOR01” is the display designated as the Reuters screen “LIBOR01,” or such other page as may replace the Reuters screen “LIBOR01” on that service or such other service or services as may be nominated for the purpose of displaying London interbank offered rates for U.S. dollar deposits by ICE Benchmark Administration Limited (“IBA”) or its successor or such other entity assuming the responsibility of IBA or its successor in calculating the London Interbank Offered Rate in the event IBA or its successor no longer does so.

All percentages resulting from any calculation of any interest rate for the Notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward. Any percentage resulting from any calculation of any interest rate for the notes less than 0.00% will be deemed to be 0.00% (or .0000).

Promptly upon such determination, the calculation agent will notify the Authority of the interest rate for the new Interest Period. Upon request of the holder of this Note, the calculation agent will provide to such holder the interest rate in effect on the date of such request and, if determined, the interest rate for the next Interest Period.

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All calculations made by the calculation agent for the purposes of calculating interest on this Note shall be conclusive and binding on the holder and the Authority, absent manifest errors.]

Upon any payment or prepayment of principal on this Note, any interest paid in advance on such principal amount and not accrued (constituting, for the avoidance of doubt, interest payable with respect to a period after the date of such payment or prepayment) shall be reimbursed to the Authority by setoff against the amount required to be paid by the Authority in respect of such principal and any [Breakage Costs,] Make-Whole Amount and Applicable Premium with respect thereto, and, to the extent not so offset at the time such payment or prepayment of principal is made, shall be payable to the Authority by the holder of this Note within 10 Business Days of written demand therefor (accompanied by calculation of such prepaid unaccrued interest in reasonable detail) by the Authority to such holder, provided that such written demand is delivered to such holder no later than 30 days after the date of such payment or prepayment of principal.

Payments of principal of, interest on and any [Breakage Costs,] Make-Whole Amount and Applicable Premium with respect to this Note are to be made in lawful money of the United States of America in New York, New York at [            ] or at such other place as the Authority shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of [            ], 20[__] (as from time to time amended, the “Note Purchase Agreement”), between the Authority and the respective Purchasers named therein and is entitled to the benefits thereof. In the event of a conflict between the terms of this Note and the Note Purchase Agreement, the Note Purchase Agreement shall control. Each holder of this Note will be deemed, by its acceptance hereof, to have agreed to the confidentiality provisions set forth in Section 22 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, subject to Section 15.2 of the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Authority may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Authority will not be affected by any notice to the contrary.

This Note is subject to optional and mandatory prepayments, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable [Breakage Costs,] Make-Whole Amount and Applicable Premium) and with the effect provided in the Note Purchase Agreement.

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This Note shall be construed and enforced in accordance with, and the rights of the Authority and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

All provisions in the Section 24.7 Note Purchase Agreement related to limited waivers of sovereign immunity, consents to jurisdiction and arbitration, waivers of rights with respect to tribal courts and other matters related to the resolutions of disputes are hereby incorporated by reference herein mutatis mutandis, with the same force and effect as though all such provisions were set forth at length herein.

MOHEGAN TRIBAL GAMING AUTHORITY

By
[Title]

5

[NAME AND ADDRESS OF AUTHORITY]

INFORMATION RELATING TO PURCHASERS

	Name and Address of Purchaser	Principal Amount of Notes to be Purchased
	[Name of Purchaser]	$
(1)	All payments by wire transfer of immediately available funds to:
with sufficient information to identify the source and application of such funds.
(2)	All notices of payments and written confirmations of such wire transfers:
(3)	E-mail address for Electronic Delivery:
(4)	All other communications:

SCHEDULE B

(to Note Purchase Agreement)

Exhibit B-1

[FORM OF]

NOTE PURCHASE PROPOSAL

UBS AG, LONDON BRANCH

1 Finsbury Avenue

EC2M 2PP London

United Kingdom

Mohegan Tribal Gaming Authority

[Address]

[                     ], 201[__]

This Note Purchase Proposal is made under the Facility Agreement dated [●], 2015, between UBS AG, London Branch (“UBS”), The Mohegan Tribe of Indians of Connecticut, a federally recognized Indian Tribe and Native American sovereign nation, (for the limited purposes set forth therein) and you (as amended prior to the date hereof, the “Facility Agreement”). Capitalized terms used but not defined herein have the meanings given to them in the Facility Agreement. The terms of the Note Purchase proposed by UBS to be made under the Facility Agreement in respect of this Note Purchase Proposal are as follows:

1.	Proposed Note Purchase Date:	[__________ __, 201__]
2.	Aggregate Principal Amount of Notes proposed to be made:	[$__________]
3.	Maturity Date of the Proposed Notes:	[__________ __, 20__]
4.	[Fixed Rate] [Margin for Floating Rate]	[____]%
5.	The Note Purchase Agreement will be in the form attached [hereto]/[as Exhibit A to the Facility Agreement]

As provided in the Facility Agreement, you may accept the terms of the Note Purchase proposed herein by providing a Note Purchase Confirmation on or before the Note Purchase Confirmation Deadline applicable to this Note Purchase Proposal, all on and subject to the terms and conditions set forth in the Facility Agreement.

Very truly yours, UBS AG, LONDON BRANCH

By:
Name: Title:

By:
Name: Title:

Exhibit B-2

[FORM OF]

NOTE PURCHASE CONFIRMATION

MOHEGAN TRIBAL GAMING AUTHORITY

[Address]

UBS AG, London Branch

1 Finsbury Avenue

EC2M 2PP London

United Kingdom

[                     ], 201[__]

Re:     Note Purchase Proposal dated [                    ], 201[    ]

Ladies and Gentlemen:

We refer to the Note Purchase Proposal dated [                     ], 201[__] (the “Relevant Note Purchase Proposal”) delivered to the Mohegan Tribal Gaming Authority (the “Issuer”) in accordance with the Facility Agreement dated [●], 2015, between UBS AG, London Branch (“UBS”), The Mohegan Tribe of Indians of Connecticut, a federally recognized Indian Tribe and Native American sovereign nation, (for the limited purposes set forth therein) and the Issuer (as amended prior to the date hereof, the “Facility Agreement”). Capitalized terms used but not defined herein have the meanings given to them in the Facility Agreement.

A copy of the Relevant Note Purchase Proposal is attached hereto as Annex 1. The Issuer hereby accepts the terms of the Note Purchase proposed in the Relevant Note Purchase Proposal, all on and subject to the terms and conditions set forth in the Facility Agreement.

Each of the representations and warranties of the Issuer and the Tribe contained in Section 4 of the Facility Agreement and in any other Facility Document related to the Relevant Note Purchase Proposal (including the Note Purchase Agreement to be entered into pursuant to the Relevant Note Purchase Proposal) is true and correct in all material respects on and as of the date hereof and as of the Note Purchase Date referenced in the Relevant Note Purchase Proposal with the same effect as if made on the date hereof and as of such Note Purchase Date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

Very truly yours, MOHEGAN TRIBAL GAMING AUTHORITY

By:
Name: Title:

Date: [                     ], 201[    ]

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